SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
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LoopNet, Inc.

(Name of Registrant as Specified In Its Charter)

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June 6, 2011

Dear Stockholder:

The Board of Directors of LoopNet, Inc. has unanimously approved a merger agreement providing for LoopNet to be acquired by CoStar Group, Inc. You are cordially invited to attend a special meeting of LoopNet stockholders to be held at 9:00 am, local time, on July 11, 2011, at 185 Berry Street, San Francisco, CA 94017.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement entered into on April 27, 2011, as amended by Amendment No. 1, dated May 20, 2011, pursuant to which LoopNet would be acquired through a merger with a wholly-owned subsidiary of CoStar. If the merger contemplated by the merger agreement is completed:

•	the holders of LoopNet common stock outstanding immediately prior to the effective time of the merger will receive a unit consisting of (i) $16.50 in cash, without interest and less applicable withholding tax, and (ii) 0.03702 shares of CoStar common stock, for each share of LoopNet common stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”); and

•	the holders of the Series A Convertible Preferred Stock outstanding immediately prior to the effective time of the merger, if any, will receive a unit consisting of (i) $2,455.36 in cash, without interest and less applicable withholding tax, and (ii) 5.5089 shares of CoStar common stock, for each share of Series A Convertible Preferred Stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. This per share consideration for Series A Convertible Preferred Stock represents the common stock equivalent consideration for each share of Series A Convertible Preferred Stock. As discussed in the accompanying proxy statement/prospectus under the heading “The Voting Agreement — Contingent Conversion of Series A Preferred Stock,” the holders of all outstanding shares of Series A Convertible Preferred Stock have delivered contingent conversion notices to LoopNet pursuant to which such shares will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger.

At the special meeting, you also will be asked to consider and vote upon a proposal to approve, by an advisory vote, the agreements and understandings of LoopNet and its named executive officers concerning compensation that is based on or otherwise relates to the merger contemplated by the merger agreement, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, as disclosed in the accompanying proxy statement/prospectus under the heading “The Merger — Interests of Executive Officers and Directors of LoopNet in the Merger; Change in Control Severance Payments” (the “change in control severance payments”).

After careful consideration, the LoopNet Board of Directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of LoopNet. THE BOARD OF DIRECTORS OF LOOPNET UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE APPROVAL, BY ADVISORY VOTE, OF THE CHANGE IN CONTROL SEVERANCE PAYMENTS AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The proxy statement/prospectus attached to this letter provides you with information about LoopNet, CoStar, the proposed merger and the special meeting of LoopNet’s stockholders. LoopNet encourages you to read the entire proxy statement/prospectus carefully. For a discussion of risk factors you should consider in evaluating the merger on which you are being asked to vote, see “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus. You may also obtain more information about LoopNet and CoStar from documents LoopNet and CoStar have filed with the Securities and Exchange Commission. Shares of LoopNet common stock are listed on the NASDAQ Global Select Market under the ticker symbol “LOOP” and shares of CoStar common stock are listed on the NASDAQ Global Select Market under the ticker symbol “CSGP.”

Your vote is important. Adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of LoopNet’s common stock and Series A Convertible Preferred Stock, voting together as a single class on an as-converted basis. The failure of any stockholder to vote will have the same effect as a vote against adopting the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly grant a proxy for your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR adoption of the merger agreement, approval, by an advisory vote, of the change in control severance payments, and adjourning the special meeting, if necessary or appropriate, to solicit additional proxies.

Granting a proxy will not prevent you from voting your shares in person if you choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Richard J. Boyle, Jr.
Chief Executive Officer and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in the accompanying proxy statement/prospectus nor have they approved or disapproved of the issuance of the CoStar common stock in connection with the merger, or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS DATED JUNE 6, 2011 AND IS FIRST BEING MAILED TO STOCKHOLDERS OF LOOPNET, INC. ON OR ABOUT JUNE 7, 2011.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of LoopNet, Inc. for its special meeting of stockholders and the prospectus of CoStar Group, Inc. for the shares of common stock of CoStar to be issued in connection with the merger. The accompanying proxy statement/prospectus incorporates important business and financial information about LoopNet and CoStar from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompany proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
CoStar Group, Inc.
Attention: Investor Relations
1331 L Street, NW
Washington, DC 20005
Telephone: (877) 285-8321

LoopNet, Inc.
Attention: Investor Relations
185 Berry Street, Suite 4000
San Francisco, CA 94107
Telephone: (415) 284-4310

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards, you may contact LoopNet’s proxy solicitation agent:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (866) 785-7395

In order to receive timely delivery of the documents in advance of the special meeting of LoopNet stockholders, you must request the information no later than July 1, 2011.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see “Where You Can Find Additional Information” beginning on page 111 of the accompanying proxy statement/prospectus.

LOOPNET, INC.
185 Berry Street, Suite 4000
San Francisco, CA 94107

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 11, 2011

To the Stockholders of LoopNet, Inc.:

A special meeting of stockholders of LoopNet, Inc. (“LoopNet”), a Delaware corporation, will be held at 9:00 am, local time, on July 11, 2011, at 185 Berry Street, San Francisco, CA 94017 for the following purposes:

1. Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of April 27, 2011 as amended by Amendment No. 1 dated May 20, 2011, among CoStar Group, Inc. (“CoStar”), Lonestar Acquisition Sub, Inc. (“merger sub”), a wholly-owned subsidiary of CoStar, and LoopNet, as it may be further amended from time to time, pursuant to which merger sub will be merged with and into LoopNet, with LoopNet surviving the merger as a wholly-owned subsidiary of CoStar;

2. Approval of Change in Control Severance Payments. To consider and vote on a proposal to approve, by an advisory vote, the agreements and understandings of LoopNet and its named executive officers concerning compensation that is based on or otherwise relates to the merger, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, as disclosed in this proxy statement/prospectus under the heading “The Merger — Interests of Executive Officers and Directors of LoopNet in the Merger; Change in Control Severance Payments”; and

3. Adjournment of the Special Meeting. To approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only stockholders of record at the close of business on June 1, 2011 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to grant a proxy for your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or by telephone or through the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders of LoopNet who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to LoopNet prior to the time the vote is taken on the merger agreement and comply with all other requirements of the DGCL. A copy of the applicable DGCL statutory provisions is included as Annex D to the accompanying proxy statement/prospectus, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement/prospectus.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of LoopNet’s common stock and Series A Convertible Preferred Stock, voting together as a single class on an as-converted basis. The failure to vote will have the same effect as a vote against the merger. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of adoption of the merger agreement, approval, by an advisory vote, of the change in control severance payments and adjourning the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against adoption of the merger agreement.

By Order of the Board of Directors,

Brent Stumme
Secretary

San Francisco, California
June 6, 2011

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ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of LoopNet, Inc. (“LoopNet”) by CoStar Group, Inc. (“CoStar”). CoStar has agreed to acquire LoopNet pursuant to an Agreement and Plan of Merger dated as of April 27, 2011, as amended by Amendment No. 1, dated May 20, 2011, among CoStar, Lonestar Acquisition Sub, Inc. and LoopNet (the “merger agreement”). Lonestar Acquisition Sub, Inc. (“merger sub”) is a wholly-owned subsidiary of CoStar. Once the merger agreement has been adopted by LoopNet’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into LoopNet. LoopNet will be the surviving corporation in the merger and will become a wholly-owned subsidiary of CoStar. The merger agreement is attached as Annex A to this proxy statement/prospectus.

Q:	What will LoopNet’s stockholders receive in the merger?

A:	If the merger contemplated by the merger agreement is completed, the holders of LoopNet common stock outstanding immediately prior to the effective time of the merger will receive a unit consisting of (i) $16.50 in cash, without interest and less applicable withholding tax, and (ii) 0.03702 shares of CoStar common stock, for each share of common stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL.

Upon completion of the merger, the holders of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) outstanding immediately prior to the effective time of the merger, if any, will receive a unit consisting of (i) $2,455.36 in cash, without interest and less applicable withholding tax, and (ii) 5.5089 shares of CoStar common stock, for each share of Series A Preferred Stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. The per share consideration for Series A Preferred Stock represents the common stock equivalent consideration for each share of Series A Preferred Stock, as provided pursuant to the terms of the Certificate of Designations of Series A Convertible Preferred Stock of LoopNet (the “Series A Certificate”). As discussed in this proxy statement/prospectus under the heading “The Voting Agreement — Contingent Conversion of Series A Preferred Stock,” the holders of all outstanding shares of Series A Preferred Stock have delivered contingent conversion notices to LoopNet pursuant to which such shares will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger.

Based on the closing price of CoStar common stock on the NASDAQ Global Select Market (“Nasdaq”) on April 26, 2011, the day prior to the Board’s approval of the proposed merger, the merger consideration represented approximately $18.73 in value for each share of LoopNet common stock. Based on the closing price of CoStar common stock on Nasdaq on June 1, 2011, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $18.76 in value for each share of LoopNet common stock. Because CoStar will issue a fixed number of shares of CoStar common stock in exchange for each share of LoopNet common stock and Series A Preferred Stock, the value of the stock portion of the merger consideration that LoopNet stockholders will receive in the merger will depend on the price per share of CoStar common stock at the time the merger is completed. That price will not be known at the time of the meeting and may be less than the current price or the price at the time of the special meeting.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by LoopNet stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of LoopNet common stock or Series A Preferred Stock in connection with the merger. Instead, LoopNet will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. If the merger agreement is terminated under specified circumstances, LoopNet may be required to pay CoStar a termination fee of

$25.8 million and if the merger is terminated under certain other circumstances, CoStar may be required to pay LoopNet a termination fee of $51.6 million as described under “The Merger Agreement — Termination Fees and Expenses.”

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 9:00 am, local time, on July 11, 2011, at 185 Berry Street, San Francisco, CA 94017.

Q:	Who is eligible to vote?

A:	Holders of LoopNet common stock and Series A Preferred Stock as of the close of business on June 1, 2011, the record date for the special meeting, are eligible to vote.

Q:	How many votes do LoopNet’s stockholders have?

A:	Holders of LoopNet common stock have one vote for each share of common stock that such holder owned at the close of business on June 1, 2011, the record date for the special meeting.

Pursuant to the terms of the Series A Certificate, holders of Series A Preferred Stock vote on an as-converted basis with the holders of LoopNet common stock as a single class. Holders of Series A Preferred Stock have 148.80952 votes per share based on the current conversion ratio. Holders of Series A Preferred Stock have unanimously consented to the merger and the transactions contemplated by the merger agreement for purposes of Section 8 of the Series A Certificate, which provides the holders of Series A Preferred Stock with a consent right over certain matters.

Q:	What vote of LoopNet’s stockholders is required to approve each proposal?

A:	The following are the vote requirements for the proposals:

•	Adoption of the merger agreement. In order to complete the merger, holders of a majority of the outstanding shares of LoopNet’s common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis, must vote FOR the adoption of the merger agreement (the “Stockholder Approval”).

•	Advisory vote approving change in control severance payments. The affirmative vote of holders of a majority of the votes cast at the special meeting and entitled to vote thereon, will be required to approve, by an advisory vote, the change in control severance payments.

•	Adjournment (if necessary). The affirmative vote of holders of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the outstanding shares of LoopNet’s common stock and Series A Preferred Stock, on an as-converted basis, entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting. If a quorum shall fail to attend the meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

Q:	How does LoopNet’s Board of Directors recommend that I vote?

A:	LoopNet’s Board of Directors (the “Board”), by unanimous vote, has determined that it is advisable and in the best interests of LoopNet and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement. The Board unanimously recommends that stockholders vote FOR the proposal to adopt the merger agreement, FOR the approval, by advisory vote, of the change in control severance payments and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The Board is soliciting stockholder votes consistent with the Board’s recommendation. You should read the section entitled “The Merger — The Recommendation of LoopNet’s Board of Directors and LoopNet’s Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend voting FOR adoption of the merger agreement.

Q:	Are any LoopNet stockholders already committed to vote in favor of the merger?

A:	Yes. LoopNet’s directors and certain of LoopNet’s executive officers and significant stockholders entered into a voting and support agreement (the “voting agreement”) with CoStar and LoopNet and have agreed, in their capacities as LoopNet stockholders, to, among other things, vote all shares of LoopNet’s capital stock beneficially owned by them in favor of adoption of the merger agreement and any related proposal in furtherance thereof and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, the directors, executive officers and significant stockholders who signed the voting agreement beneficially owned approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock but excluding shares issuable upon exercise of options held by such stockholders). The voting agreement will terminate automatically upon termination of the merger agreement. As long as the voting agreement remains in effect, approximately 32% of the total outstanding shares of LoopNet’s common stock are committed to be voted in favor of the adoption of the merger agreement. See “The Voting Agreement.”

Q:	What do I need to do now?

A:	Please read this proxy statement/prospectus carefully, including its annexes, to consider how the merger affects you. After you read this proxy statement/prospectus, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of LoopNet’s stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be cast FOR adoption of the merger agreement, FOR approval, by advisory vote, of the change in control severance payments, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	The failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger. A vote to abstain will also have the same effect as voting against the merger.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, LoopNet urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to LoopNet before the special meeting, LoopNet will vote your shares as you direct.

•	To submit your proxy over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your proxy must be received by 1:00 am, Pacific Time, on July 11, 2011 to be counted.

•	To submit your proxy on the Internet, go to www.envisionreports.com/Loop to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your proxy must be received by 1:00 am, Pacific Time, on July 11, 2011 to be counted.

If your shares of common stock are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LoopNet. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger. See “The Special Meeting of LoopNet’s Stockholders — Voting by Proxy.”

LoopNet provides Internet proxy submission to allow you to grant a proxy for your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of LoopNet stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or grant a proxy for all of your shares over the telephone or over the Internet in accordance with the instructions above in order to grant a proxy for all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s); if you grant a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you grant a proxy by telephone or via the Internet, use the control number(s) on each proxy card.

Q:	May I vote in person?

A:	If you are the stockholder of record of shares of LoopNet common stock or Series A Preferred Stock, you have the right to vote in person at the special meeting with respect to those shares. If you are the beneficial owner of shares of common stock, you are invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting as a stockholder of record, LoopNet recommends that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Under Section 262 of the DGCL, LoopNet stockholders will be entitled to seek appraisal for their shares only if certain criteria are satisfied. See “Appraisal Rights” and Annex D of this proxy statement/prospectus.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. CoStar and LoopNet are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include the adoption of the merger agreement by LoopNet’s stockholders and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The merger is not subject to a financing condition. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement — Conditions of the Merger.”

Q:	Is the merger expected to be taxable to owners of LoopNet common stock?

A:	The merger is expected to be a taxable transaction for U.S. federal income tax purposes. Accordingly, U.S. holders of LoopNet common stock would generally be subject to U.S. federal income tax as a result of the exchange of their LoopNet common stock for CoStar common stock and cash (including cash received in lieu of a fractional share of CoStar common stock) in the merger. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:	LoopNet and CoStar are working to complete the merger as quickly as possible after the special meeting, and anticipate that the merger will be completed by the end of 2011. In order to complete the merger, LoopNet must obtain the required Stockholder Approval, and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — Conditions of the Merger.”

Q:	Should I send in my stock certificates now?

A:	No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to CoStar’s exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of LoopNet common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash and stock for those shares following the completion of the merger.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus, including its annexes. If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact LoopNet’s proxy solicitation agent:

http://www.georgeson.com/
199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (866) 785-7395

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find Additional Information” on page 111 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

LoopNet, Inc.

LoopNet owns and operates an online marketplace for commercial real estate in the United States. The online marketplace, available at www.loopnet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease and submit detailed information on property listings in order to find a buyer or tenant. By connecting the sources of commercial real estate supply and demand in an efficient manner, LoopNet’s online marketplace enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means.

The principal trading market for LoopNet’s common stock (NASDAQ: LOOP) is the Nasdaq Global Select Market. LoopNet’s executive offices are located at 185 Berry Street, Suite 4000, San Francisco, CA 94107. Its telephone number is (415) 243-4200.

CoStar Group, Inc.

CoStar Group, Inc. provides information and analytic services to the commercial real estate industry in the United States (U.S.) and United Kingdom (U.K.). CoStar offers the most comprehensive commercial real estate database available, has the largest research department in the industry, and provides information and analytic services. CoStar’s integrated suite of services offers customers online access to the most comprehensive database of commercial real estate information, which has been researched and verified by its team of researchers, currently covering the U.S., as well as London and other parts of the U.K. and parts of France. Since its founding in 1987, CoStar’s strategy has been to provide commercial real estate professionals with critical knowledge to explore and complete transactions by offering the most comprehensive, timely and standardized information on U.S. commercial real estate.

The principal trading market for CoStar’s common stock (NASDAQ: CSGP) is the Nasdaq Global Select Market. CoStar’s executive offices are located at 1331 L Street, N.W., Washington, D.C. 20005. Its telephone number is (202) 346-6500.

Lonestar Acquisition Sub, Inc.

Lonestar Acquisition Sub, Inc., or merger sub, is a wholly-owned subsidiary of CoStar, whose address is 1331 L Street, N.W., Washington, D.C. 20005. Its telephone number is (202) 346-6500. Merger sub was formed solely for the purpose of facilitating CoStar’s acquisition of LoopNet and has not carried on any activities other than in connection with the merger.

The Merger (see page 67)

CoStar and LoopNet agreed to the acquisition of LoopNet by CoStar under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the terms of the merger agreement, merger sub will be merged with and into LoopNet, with LoopNet surviving the merger as a wholly-owned subsidiary of CoStar. CoStar and LoopNet have attached the merger agreement as Annex A to this proxy statement/prospectus. CoStar and LoopNet encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the merger.

Consideration to Be Received in the Merger (see page 67)

Upon completion of the merger, the holders of LoopNet common stock outstanding immediately prior to the effective time of the merger (other than treasury stock or shares of common stock owned by CoStar or merger sub) will receive a unit consisting of (i) $16.50 in cash, without interest and less applicable withholding tax, and (ii) 0.03702 shares of CoStar common stock, for each share of common stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. Upon completion of the merger, the holders of Series A Preferred Stock outstanding immediately prior to the effective time of the merger, if any, will receive a unit consisting of (i) $2,455.36 in cash, without interest and less applicable withholding tax, and (ii) 5.5089 shares of CoStar common stock, for each share of Series A Preferred Stock that they own immediately prior to the effective time of the merger, unless they exercise and perfect their appraisal rights under the DGCL. The per share consideration for Series A Preferred Stock represents the common stock equivalent consideration for each share of Series A Preferred Stock, as provided pursuant to the terms of the Series A Certificate. CoStar will not issue fractional shares of CoStar common stock in the merger. As a result, holders of LoopNet common stock and Series A Preferred Stock will receive cash for any fractional share of CoStar common stock that they would otherwise be entitled to receive in the merger. After the merger is completed, holders of LoopNet common stock and Series A Preferred Stock will have only the right to receive this consideration, and will no longer have any rights as LoopNet stockholders, including voting or other rights.

As discussed in this proxy statement/prospectus under the heading “The Voting Agreement — Contingent Conversion of Series A Preferred Stock,” the holders of all outstanding shares of Series A Preferred Stock have delivered contingent conversion notices to LoopNet pursuant to which such shares will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger.

Treatment of LoopNet Options and Restricted Stock Units; Employee Matters (see page 68)

The merger agreement contains provisions relating to the benefits that LoopNet’s employees (including executive officers) and non-employee directors will receive in connection with and following the merger. In particular, under the merger agreement:

•	At the effective time of the merger, each LoopNet stock option, whether or not vested or exercisable, will be canceled and LoopNet will pay each holder of any such option an amount of cash and/or shares of CoStar common stock as described under “The Merger Agreement — Treatment of LoopNet Options and Restricted Stock Units.”

•	At the effective time of the merger, each LoopNet restricted stock unit, whether or not vested or exercisable, will be canceled and LoopNet will pay each holder of any such restricted stock unit an amount of cash and/or shares of CoStar common stock as described under “The Merger Agreement — Treatment of LoopNet Options and Restricted Stock Units.”

•	For one year after the merger, CoStar has agreed to provide the LoopNet employees who remain in the employment of the surviving corporation with base pay and benefits (excluding equity-based compensation) which are substantially comparable, in the aggregate, to that provided by LoopNet as of the effective time;

•	CoStar has agreed to provide LoopNet’s employees with credit for their service to LoopNet for purposes of any compensation and/or benefit program, policy or arrangement maintained by CoStar or any of its subsidiaries in which LoopNet’s employees become participants; and

•	CoStar has agreed to provide LoopNet’s employees with certain minimum severance benefits should they be terminated under certain circumstances.

Voting Agreement (see page 85)

In connection with the transactions contemplated by the merger agreement, LoopNet’s directors and certain of LoopNet’s executive officers and significant stockholders entered into a voting agreement with

CoStar and LoopNet and have agreed, in their capacities as LoopNet stockholders, to vote all shares of LoopNet’s capital stock beneficially owned by them in favor of adoption of the merger agreement and any related proposal in furtherance thereof, and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, the directors, executive officers and significant stockholders who signed the voting agreement beneficially owned approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock but excluding shares issuable upon exercise of options held by such stockholders). More than 50% of the outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock) must vote for the merger for it to be approved.

Pursuant to the voting agreement, all holders of Series A Preferred Stock have delivered a contingent conversion notice to LoopNet. Under the terms of such notices, all outstanding shares of Series A Preferred Stock will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger. Based on the $6.72 conversion price of the Series A Preferred Stock, each share of Series A Preferred Stock will be converted into 148.80952 shares of LoopNet common stock. The voting agreement also provides for certain waivers and consents granted by the signing directors, executive officers and significant stockholders to LoopNet in connection with their rights under the Series A Certificate, which are described under “The Merger — Certain Terms of the LoopNet’s Series A Preferred Stock.”

The voting agreement will terminate automatically upon termination of the merger agreement in accordance with its terms. As long as the voting agreement remains in effect, approximately 32% of the total outstanding shares of LoopNet’s common stock will be voted in favor of adoption of the merger agreement. See “The Voting Agreement.”

The Special Meeting; LoopNet Stockholders Entitled to Vote; Required Vote (see page 33)

•	Place, date and time. The special meeting will be held at 9:00 am local time, on July 11, 2011, at 185 Berry Street, San Francisco, CA 94017.

•	LoopNet stockholders entitled to vote. You can vote at the special meeting all of the shares of LoopNet common stock and Series A Preferred Stock you own of record as of the close of business on June 1, 2011, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 33,207,916 shares of LoopNet common stock outstanding and 50,000 shares of Series A Preferred Stock outstanding, convertible into 7,440,476 shares of LoopNet common stock.

•	Required vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of LoopNet’s common stock and Series A Preferred Stock at the close of business on the record date, voting together as a single class on an as-converted basis (i.e., the Stockholder Approval). A failure to vote or a vote to abstain has the same effect as a vote AGAINST adoption of the merger agreement.

•	Procedure for voting. You can vote shares you hold of record by attending the special meeting and voting in person, or you can grant a proxy for your shares by mailing the enclosed proxy card, or by telephone or over the Internet. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted.

•	How to revoke your proxy. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise LoopNet’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Recommendation of the LoopNet Board of Directors (see page 41)

The Board, by unanimous vote, has determined that it is advisable and in the best interests of LoopNet and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt the merger agreement, FOR the approval, by advisory vote, of the change in control severance payments and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

LoopNet’s Reasons for the Merger (see page 41)

The Board considered a number of factors in making its determination that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of LoopNet and its stockholders, including the following:

•	the merger consideration to be received by LoopNet’s common stockholders, including the fact that this price represented a premium of approximately 31% to the closing price of LoopNet common stock on April 26, 2011, the last day prior to the Board’s approval of the proposed merger, and premiums of approximately 32% and 39.5%, respectively, to the one-month and two-month trailing average closing prices of LoopNet common stock as of April 26, 2011;

•	the market and execution risks associated with LoopNet’s recently adopted four-year strategic plan and the Board’s judgment that the premium reflected in the merger consideration reflected fair compensation for the loss of the potential stockholder benefits that could be realized if that plan were successfully executed;

•	the fact that a large portion of the merger consideration will be paid in cash, giving LoopNet stockholders an opportunity to immediately realize certain value for a significant portion of their investment;

•	the opportunity, at least to a limited extent, for LoopNet stockholders to participate in any future earnings or growth of the combined company and future appreciation in the value of CoStar common stock following the merger should they decide to retain the CoStar common stock payable in the merger;

•	the Board’s judgment that CoStar was the most probable buyer and had the substantial resources needed for a potential merger to succeed, and the benefits that LoopNet and its advisors were able to obtain as a result of extensive negotiations with CoStar, including a significant increase in CoStar’s bid from the beginning of the process to the end of the negotiations;

•	Evercore’s opinion that, as of the date of the opinion and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of LoopNet common stock entitled to receive such merger consideration. The Evercore opinion is more fully described in the subsection entitled “The Merger — Opinion of LoopNet’s Financial Advisor” The full text of the opinion is attached to this proxy statement/prospectus as Annex C;

•	the terms of the merger agreement, including the $51.6 million termination fee payable by CoStar in certain circumstances upon termination of the merger agreement if necessary antitrust approval is not obtained, and LoopNet’s ability to respond to a competing proposal that the Board determines is a superior proposal; and

•	the closing conditions included in the merger agreement, including the absence of any financing condition, and the likelihood that the merger would be completed.

The Board also identified and considered a number of countervailing factors and risks to LoopNet and its stockholders relating to the merger and the merger agreement, including the following:

•	the fact that LoopNet stockholders would not have the opportunity to continue participating in LoopNet’s potential upside as an independent company;

•	the fact that, because LoopNet’s stockholders will be receiving primarily cash for their stock, they will receive only limited compensation for any increase in the value of LoopNet or CoStar either during the pre-closing period or following the closing;

•	the fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of CoStar common stock to LoopNet common stock, LoopNet common and preferred stockholders could be adversely affected by a decrease in the trading price of CoStar common stock during the pendency of the merger, and the fact that the merger agreement does not provide LoopNet with a price-based termination right or other similar protection, such as a “collar,” with respect to CoStar’s stock price;

•	the possibility that the merger may not be completed and the potential adverse consequences to LoopNet if the merger is not completed;

•	the limitations imposed in the merger agreement on the conduct of LoopNet’s business during the pre-closing period, its ability to solicit and respond to competing proposals and the ability of the Board to change or withdraw its recommendation of the merger;

•	the fact that while the approval of the adoption of the merger agreement by LoopNet’s stockholders is required under the merger agreement and the DGCL, approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock), have committed to vote in favor of such adoption pursuant to the voting agreement;

•	the fact that the merger is expected to be a taxable transaction to LoopNet stockholders;

•	potential conflicts of interest of LoopNet’s directors and executive officers; and

•	the additional risks described in the section entitled “Risk Factors.”

Opinion of LoopNet’s Financial Advisor (see page 44 and Annex C)

The Board received an opinion, dated April 27, 2011, from Evercore, that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of LoopNet common stock entitled to receive such consideration. The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Evercore in rendering its opinion is attached as Annex C to this proxy statement/prospectus. The opinion was directed to the Board and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of shares of LoopNet common stock entitled to receive such consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the Board or to any other persons in respect of the proposed merger, including as to how any holder of shares of LoopNet common stock should vote or act in respect of the proposed merger.

Financing (see page 87)

On April 27, 2011, CoStar entered into a debt commitment letter with J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., which provides for a fully committed term loan of $415.0 million and a $50.0 million revolving credit facility, of which $37.5 million is committed, which will be available, subject to customary conditions, to fund the cash consideration for the merger and related fees and costs and the ongoing working capital needs of CoStar and its subsidiaries following the merger. CoStar has represented that, with the aggregate proceeds of this debt financing and CoStar’s available cash, it will have sufficient funds at closing to fund the payment of the cash merger consideration. The merger agreement does not contain any financing condition. For a more complete description of CoStar’s debt financing for the merger, see the section entitled “Debt Financing”.

Under the merger agreement, LoopNet has agreed to allow CoStar and its financing sources a period of 20 consecutive business days to market the debt financing. For details on this marketing period and other details related to financing, see the section entitled “The Merger Agreement — Financing.”

Stock Ownership of LoopNet Directors and Executive Officers

As of the close of business on the record date, the directors and executive officers of LoopNet were deemed to beneficially own 15,875,467 shares of LoopNet common stock, which represented 36.5% of the shares of LoopNet common stock outstanding on that date.

Interests of Executive Officers and Directors of LoopNet in the Merger (see page 55)

You should be aware that some of LoopNet’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of LoopNet’s stockholders generally. The Board was aware of these interests and considered them, among other matters, when approving the merger agreement and recommending that LoopNet stockholders vote to adopt the merger agreement.

Each of LoopNet’s executive officers and non-employee directors holds equity awards. Pursuant to the terms of the applicable LoopNet equity plan and agreements, and subject to the terms of the merger agreement, all such equity awards held by LoopNet’s executive officers and non-employee directors will become fully vested on the date of the closing of the merger and will be canceled in exchange for cash and/or shares of CoStar common stock, depending on the type of award and the exercise price of the award, if any. In addition, each of LoopNet’s executive officers has an agreement with LoopNet that provides for severance benefits, in the form of cash, health benefits and accelerated vesting of equity, if the executive’s employment is terminated in connection with this transaction under certain circumstances. CoStar has also agreed to continue certain indemnification agreements for directors and officers of LoopNet.

Listing of CoStar Common Stock and Delisting and Deregistration of LoopNet Common Stock (see page 65)

CoStar will be required to notify Nasdaq of the listing of the shares of CoStar common stock issued in the merger. If the merger is completed, LoopNet common stock will no longer be listed on Nasdaq and will be deregistered under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), and LoopNet will no longer file periodic reports with the SEC.

Appraisal Rights (see page 107)

If certain criteria are satisfied, the DGCL provides you with the right to seek an appraisal of your shares, provided that you perfect those rights in the manner provided for in the DGCL. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by a Delaware court and to receive payment based on that valuation, subject to compliance with the required procedures for exercising such rights. The amount you ultimately receive in an appraisal proceeding may be more than, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.

LoopNet’s and CoStar’s Stock Price (see page 24)

Shares of LoopNet’s common stock are listed on Nasdaq under the trading symbol “LOOP”. On April 26, 2011, the day prior to the Board’s approval of the proposed merger, LoopNet’s common stock closed at $14.31 per share. On June 1, 2011, which was the last practicable trading day before this proxy statement/prospectus was printed, LoopNet’s common stock closed at $18.35 per share.

Shares of CoStar’s common stock are listed on Nasdaq under the trading symbol “CSGP”. On June 1, 2011, which was the last practicable trading day before this proxy statement/prospectus was printed, CoStar’s common stock closed at $61.02 per share.

Conditions to Completion of the Merger (see page 79)

Mutual Conditions.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	the receipt of the Stockholder Approval;

•	the absence of any injunctions or other legal prohibitions preventing the consummation of the merger;

•	the expiration or termination of the waiting period under the HSR Act and the obtaining of any other approvals or clearances required to consummate the merger with respect to any other antitrust laws; and

•	the effectiveness of the Form S-4 in which this proxy statement/prospectus is included as a prospectus and the lack of any stop order suspending the effectiveness of the Form S-4 or pending or threatened SEC proceedings to effect a stop order.

CoStar Conditions.  CoStar’s obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:

•	the absence of any pending suit, action or proceeding by a governmental authority which seeks to make illegal, prevent or otherwise restrain the consummation of the merger, or that, individually or in the aggregate, is reasonably expected to impose a substantial detriment (as defined in the section entitled “The Merger — Regulatory Matters”);

•	the absence of injunctions or other legal prohibitions making illegal or preventing or otherwise restraining the consummation of the merger or imposing, or that, individually or in the aggregate, are reasonably expected to impose a substantial detriment;

•	the accuracy of LoopNet’s representations and warranties in the merger agreement to varying standards depending on the representation and warranty;

•	LoopNet’s performance in all material respects of its obligations under the merger agreement;

•	the delivery to CoStar of an officer’s certificate from LoopNet confirming that the conditions described in the immediately preceding two bullets have been satisfied; and

•	the lack of general banking, stock market or credit market limitations, suspensions and moratoria.

LoopNet Conditions.  LoopNet’s obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:

•	the accuracy of CoStar’s representations and warranties in the merger agreement, to varying standards depending on the representation and warranty;

•	CoStar’s and merger sub’s performance in all material respects of their obligations under the merger agreement; and

•	the delivery to LoopNet of an officer’s certificate from CoStar confirming that the conditions described in the immediately preceding two bullets have been satisfied.

Expected Timing of the Merger

LoopNet and CoStar are working to complete the merger as quickly as possible after the special meeting, and anticipate that the merger will be completed by the end of 2011. In order to complete the merger, LoopNet must obtain the required Stockholder Approval, and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — Conditions of the Merger.”

Regulatory Matters (see page 63)

Under the HSR Act, the merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by LoopNet and CoStar, and the applicable waiting period has expired or been terminated. LoopNet and CoStar filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on May 31, 2011, as a result of which the waiting period would be expected to expire by June 30, 2011, unless otherwise terminated or extended by the antitrust authorities.

LoopNet is Prohibited From Soliciting Other Offers (see page 74)

The merger agreement contains restrictions on LoopNet’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in LoopNet. Notwithstanding these restrictions, under certain limited circumstances, the Board may respond to an unsolicited competing proposal and terminate the merger agreement to enter into an acquisition agreement with respect to a “superior proposal” (as defined in the section entitled “The Merger Agreement — No Solicitation; Changes in Recommendations”).

Termination of the Merger Agreement (see page 81)

The merger agreement can be terminated under certain circumstances, including:

•	by mutual written consent of LoopNet and CoStar;

•	by either CoStar or LoopNet, if:

•	the merger has not been completed by January 31, 2012, or such later date as provided pursuant to the merger agreement (such date being the “end date”, as described in further detail in the section entitled “The Merger Agreement — Termination; Termination Fees; Expenses”), except that this right is not available to any party whose breach of the merger agreement primarily caused the failure to complete the merger by such date;

•	there is a final and nonappealable legal restraint or prohibition in effect that prevents the completion of the merger; or

•	the Stockholder Approval is not obtained at the special meeting or any postponement or adjournment thereof;

•	by CoStar, if:

•	the Board makes an adverse recommendation change (as defined in the section entitled “The Merger Agreement — Termination; Termination Fees; Expenses”);

•	after an alternative acquisition proposal has been received, the Board fails to publicly reaffirm its recommendation that the stockholders adopt the merger agreement within seven business days after a request to do so by CoStar;

•	the Board fails to publicly recommend against a publicly announced alternative acquisition proposal after a request to do so by CoStar by the later of five business days before the special stockholder meeting and five business days after CoStar’s request (or such shorter period as may exist between the date of the alternative acquisition proposal and the date of the special meeting);

•	LoopNet materially breaches its obligations under the merger agreement related to non-solicitation and other offers;

•	LoopNet breaches any of its representations or warranties or fails to perform any covenant or obligation in the merger agreement in such a way as to cause the failure of the closing conditions relating thereto, and such failure cannot be cured by the end date, provided that, at the time of notice of termination, neither CoStar nor merger sub is in material breach of its or their obligations under the merger agreement;

•	LoopNet willfully fails to perform any of its covenants or agreements set forth in the merger agreement following an alternative acquisition proposal; or

•	there is a final and nonappealable legal restraint or prohibition imposing a substantial detriment.

•	by LoopNet, if:

•	prior to obtaining the Stockholder Approval, the requirements of a superior proposal termination as described in the section “The Merger Agreement — No Solicitation; Changes in Recommendations” have been fully satisfied and LoopNet pays to CoStar the $25.8 million termination fee described below; or

•	if CoStar breaches any of its representations or warranties or fails to perform any covenant or obligation in the merger agreement in such a way as to cause the failure of the closing conditions relating thereto, and such failure cannot be cured by the end date, provided that, at the time the termination notice is delivered, LoopNet is not in material breach of its obligations under the merger agreement.

Termination Fees (see page 81)

LoopNet has agreed to pay CoStar a termination fee of $25.8 million if the merger agreement is terminated:

•	by CoStar, if (i) the Board makes an adverse recommendation change, (ii) after an alternative acquisition proposal has been received, the Board fails to publicly reaffirm its recommendation that stockholders adopt the merger agreement within seven business days after a request to do so by Costar, (iii) the Board fails to publicly recommend against a publicly announced alternative acquisition proposal after a request to do so by CoStar by the later of five business day before the special stockholder meeting and five business days after CoStar’s request (or such shorter period as may exist between the date of the alternative acquisition proposal and the date of the special meeting), or (iv) LoopNet materially breaches its obligations under the merger agreement related to non-solicitation and other offers;

•	by CoStar, if LoopNet, following an alternative acquisition proposal, willfully fails to perform any covenant or agreement set forth in the merger agreement;

•	by LoopNet, when CoStar could have terminated the merger agreement for any reason described above, unless LoopNet has the right to terminate the merger agreement as described in the next bullet;

•	by LoopNet, in connection with a superior proposal termination;

•	by CoStar or LoopNet if the merger has not been consummated by the end date and prior to such termination, an acquisition proposal was publicly announced or otherwise communicated to the Board or its stockholders and within 12 months following the date of such termination, LoopNet enters into a definitive agreement with respect to, or consummates, an alternative acquisition proposal; or

•	by CoStar or LoopNet if the special meeting has concluded (including any adjournment or postponement thereof) and the Stockholder Approval has not been obtained and (A) prior to such termination, an alternative acquisition proposal was publicly announced or otherwise communicated to the Board or its stockholders or (B) within 12 months following the date of such termination, LoopNet has entered into a definitive agreement with respect to an alternative acquisition proposal that provides for consideration to LoopNet stockholders (whether cash or otherwise) having an aggregate value that is greater than the merger consideration to be received by LoopNet stockholders under the merger agreement or (C) within 12 months following the date of such termination a tender offer or other alternative acquisition proposal is consummated as a result of which LoopNet stockholders are entitled to receive consideration (whether cash or otherwise) having an aggregate value that is greater than the merger consideration to be received by LoopNet stockholders under the merger agreement.

CoStar has agreed to pay LoopNet a termination fee of $51.6 million if the merger agreement is terminated by either party, in certain circumstances and subject to certain conditions, in the event necessary antitrust approval is not obtained.

If LoopNet fails promptly to pay any termination fee due to CoStar, LoopNet will also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by CoStar or merger sub in connection with a legal action to enforce the merger agreement that results in a judgment against LoopNet for the unpaid termination fee. If CoStar fails promptly to pay any termination fee due to LoopNet, CoStar will also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by LoopNet in connection with a legal action to enforce the merger agreement that results in a judgment against CoStar or merger sub for the unpaid termination fee. Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the cost or expense.

Specific Performance; Remedies (see page 84)

Under the merger agreement, each of CoStar and LoopNet is entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of its terms and provisions, in addition to any other remedy to which they are entitled at law or in equity.

Material United States Federal Income Tax Consequences of the Transaction (see page 61)

The merger is expected to be a taxable transaction for U.S. federal income tax purposes. Accordingly, U.S. Holders (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) would recognize gain or loss for U.S. federal income tax purposes on the exchange of their LoopNet common stock for cash and shares of CoStar common stock in an amount equal to the difference, if any, between (i) the sum of the amount of cash (including cash received in lieu of a fractional share of CoStar common stock) and the fair market value of the CoStar common stock received on the date of the exchange and (ii) the U.S. Holder’s tax basis in the LoopNet common stock surrendered in the exchange.

The U.S. federal income tax consequences described above may not apply to all holders of LoopNet common stock, including certain holders specifically referred to on page 61 of this proxy statement/prospectus. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment (see page 65)

In accordance with accounting principles generally accepted in the United States, CoStar will account for the merger using the acquisition method of accounting for business combinations.

Procedure for Receiving Merger Consideration (see page 67)

CoStar will appoint an exchange agent to coordinate the payment of the cash and stock merger consideration following the merger. If you own shares of LoopNet common stock that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash and stock for those shares. If you hold certificated shares, the exchange agent will send you written instructions for surrendering your certificates and obtaining the cash and stock merger consideration at or about the date on which LoopNet completes the merger. Do not send in your share certificates now.

Comparison of Rights of CoStar Stockholders and LoopNet Stockholders (see page 101)

LoopNet stockholders, whose rights are currently governed by the LoopNet amended and restated certificate of incorporation, the LoopNet amended and restated bylaws and Delaware law, will, upon completion of the merger, become stockholders of CoStar and their rights will be governed by the CoStar restated certificate of incorporation, the CoStar amended and restated bylaws and Delaware law. As a result, LoopNet stockholders will have different rights once they become CoStar stockholders due to differences between the governing documents of LoopNet and CoStar. These differences are described in detail in the section titled “Comparison of Stockholder Rights.”

Litigation Relating to the Merger (see page 66)

To date, LoopNet, the Board and/or CoStar are named as defendants in three purported class action lawsuits (referred to as the stockholder actions in this proxy statement/prospectus) brought by alleged LoopNet stockholders challenging LoopNet’s proposed merger with CoStar. The stockholder actions allege, among other things, that (i) each member of the Board breached his fiduciary duties to LoopNet and its stockholders in authorizing the sale of LoopNet to CoStar, (ii) the merger does not maximize value to LoopNet stockholders, (iii) LoopNet and CoStar have made incomplete or materially misleading disclosures about the proposed transaction and (iv) LoopNet (and, in one action, CoStar) aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Board. The stockholder actions seek class action certification and equitable relief, including an injunction against consummation of the merger. The parties have stipulated to the consolidation of the actions, and to permit the filing of a consolidated complaint. A consolidated complaint has not yet been filed.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement/prospectus after reading this proxy statement/prospectus, you should contact LoopNet’s proxy solicitation agent:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (866) 785-7395

SELECTED SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF COSTAR

The following tables present selected historical consolidated financial and operating data of CoStar as of the dates and for the periods provided. The selected financial data of CoStar for each of the years ended December 31, 2008, 2009 and 2010 and as of December 31, 2009 and 2010 are derived from CoStar’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of CoStar for each of the years ended December 31, 2006 and 2007 and as of December 31, 2006, 2007 and 2008 have been derived from CoStar’s audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The selected financial data of CoStar as of and for the quarterly period ended March 31, 2010 and 2011 are derived from CoStar’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which is incorporated by reference into this proxy statement/prospectus, which include, in the opinion of CoStar’s management team, all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period and dates presented.

The information in the following table is only a summary and is not necessarily indicative of the results of future operations of CoStar or the combined company. You should read the following information together with CoStar’s audited and unaudited consolidated financial statements, including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2010 and CoStar’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenues	$158,889	$192,805	$212,428	$209,659	$226,260	$55,093	$59,618
Cost of revenues	56,136	76,704	73,408	73,714	83,599	21,200	22,566

Gross margin	102,753	116,101	139,020	135,945	142,661	33,893	37,052
Operating expenses	88,672	98,249	99,232	104,110	119,886	28,791	29,956

Income from operations	14,081	17,852	39,788	31,835	22,775	5,102	7,096
Interest and other income, net	6,845	8,045	4,914	1,253	735	238	202

Income before income taxes	20,926	25,897	44,702	33,088	23,510	5,340	7,298
Income tax expense, net	8,516	9,946	20,079	14,395	10,221	2,451	2,766

Net income	$12,410	$15,951	$24,623	$18,693	$13,289	$2,889	$4,532

Net income per share — basic	$0.66	$0.84	$1.27	$0.95	$0.65	$0.14	$0.22

Net income per share — diluted	$0.65	$0.82	$1.26	$0.94	$0.64	$0.14	$0.22

Weighted average shares outstanding — basic	18,751	19,044	19,372	19,780	20,330	20,249	20,531

Weighted average shares outstanding — diluted	19,165	19,404	19,550	19,925	20,707	20,602	20,965

	As of December 31,					As of March 31,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term and long-term investments	$158,148	$187,426	$224,590	$255,698	$239,316	$218,455	$325,023
Working capital	154,606	167,441	183,347	203,660	188,279	168,920	261,919
Total assets	275,437	321,843	334,384	404,579	439,648	407,864	506,479
Total liabilities	25,327	40,038	30,963	45,573	58,146	45,505	117,081
Stockholders’ equity	250,110	281,805	303,421	359,006	381,502	362,359	389,398

	As of December 31,					As of March 31,
	2006	2007	2008	2009	2010	2010	2011

Other Operating Data (unaudited):
Number of subscription client sites	13,257	14,467	15,920	16,020	16,781	15,995	17,267
Millions of properties in database	2.1	2.7	3.2	3.6	4.0	3.7	4.0

SELECTED SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF LOOPNET

The following tables present selected historical consolidated financial and operating data of LoopNet and as of the dates and for the periods indicated. The selected financial data of LoopNet for each of the years ended December 31, 2008, 2009 and 2010 and as of December 31, 2009 and 2010 are derived from LoopNet’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of LoopNet for each of the years ended December 31, 2006 and 2007 and as of December 31, 2006, 2007 and 2008 have been derived from LoopNet audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The selected financial condition data of LoopNet as of March 31, 2011 and the selected income statement data of LoopNet for the quarterly period ended March 31, 2010 and 2011 are derived from LoopNet’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which is incorporated by reference into this proxy statement/prospectus. The selected financial condition data of LoopNet as of March 31, 2010 is derived from LoopNet’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which has not been incorporated into this proxy statement/prospectus by reference. LoopNet’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of LoopNet. You should read the following information together with LoopNet’s Annual Report on Form 10-K for the year ended December 31, 2010, LoopNet’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and the other information that LoopNet has filed with the Securities and Exchange Commission, which is referred to in this proxy statement/prospectus as the SEC, and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands, except per share data)

Consolidated Statements of Operations Data:
Revenues	$48,411	$70,729	$86,074	$76,487	$78,002	$18,822	$20,713
Cost of revenue(1)	5,599	8,033	10,858	11,060	12,562	2,846	3,157

Gross profit	42,812	62,696	75,216	65,427	65,440	15,976	17,556
Operating expenses:
Sales and marketing(1)	9,506	14,667	18,825	15,064	16,785	4,290	5,134
Technology and product development(1)	4,341	6,427	9,075	10,707	12,231	2,949	3,659
General and administrative(1)	7,697	11,997	17,773	20,677	15,693	4,371	4,924
Amortization of acquired intangible assets	106	256	966	1,191	2,083	445	641

Total operating expenses	21,650	33,347	46,639	47,639	46,792	12,055	14,358

Income from operations	21,162	29,349	28,577	17,788	18,648	3,921	3,198
Interest and other (expense) income, net	2,883	5,046	1,998	211	(2,461)	(104)	(317)

Income before tax	24,045	34,395	30,575	17,999	16,187	3,817	2,881
Income tax expense	8,550	13,268	12,297	6,246	461	1,417	1,038

Net income	15,495	21,127	18,278	11,753	15,726	2,400	1,843
Convertible preferred stock accretion of discount	—	—	—	(240)	(339)	(85)	(85)

Net income applicable to common stockholders	$15,495	$21,127	$18,278	$11,513	$15,387	$2,315	$1,758

Net income per share applicable to common stockholders
Basic	$0.42	$0.55	$0.51	$0.28	$0.38	$0.06	$0.04

Diluted	$0.40	$0.52	$0.49	$0.27	$0.36	$0.05	$0.04

(1)	Stock-based compensation is allocated as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands)

Cost of revenue	$151	$357	$570	$495	$546	$128	$130
Sales and marketing	686	1,358	2,198	894	1,786	485	585
Technology and product development	195	600	1,311	2,298	2,680	682	801
General and administrative	421	1,180	1,855	3,140	3,220	827	994

Total	$1,453	$3,495	$5,934	$6,827	$8,232	$2,122	$2,510

	Year Ended December 31,					As of March 31,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$89,028	$107,889	$64,587	$129,011	$92,285	$118,527	$97,335
Working capital	81,884	94,667	52,529	117,210	79,917	108,267	85,544
Total assets	100,205	137,359	108,210	174,249	171,990	176,743	176,825
Total liabilities	10,202	15,506	15,759	14,747	18,765	15,581	18,605
Redeemable convertible preferred stock	—	—	—	48,207	48,546	48,291	48,631
Total shareholders’ equity	90,003	121,853	92,451	111,295	104,679	112,871	109,589

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands)

Consolidated Statement of Cash Flows Data:
Cash flow provided by operating activities	$23,205	$30,301	$25,105	$18,632	$21,262	$4,001	$5,796
Depreciation and amortization	611	1,154	2,199	2,601	3,480	817	995
Capital expenditures	(665)	(1,797)	(1,319)	(1,437)	(1,197)	(153)	(900)

	Year Ended December 31,					Three Months Ended March
	2006	2007	2008	2009	2010	2010	2011

Other Operating Data (unaudited):
LoopNet registered members at end of period	1,766,508	2,567,729	3,251,260	3,925,534	4,626,973	4,121,906	4,833,200
LoopNet premium members at end of period	78,952	88,340	77,283	68,378	68,608	68,809	70,692

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table sets forth selected unaudited pro forma condensed combined financial data of CoStar as of March 31, 2011 and for the quarterly period ended March 31, 2011 and the fiscal year ended December 31, 2010. The pro forma amounts in the table below are based on the historical consolidated financial data and the notes thereto of CoStar and LoopNet after giving effect to the merger, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial data.

The selected unaudited pro forma financial data in the table below should be read in conjunction with the unaudited pro forma condensed combined financial data and the accompanying disclosures included elsewhere in this proxy statement/prospectus and with the historical financial statements and accompanying disclosures of CoStar and LoopNet, which are incorporated by reference in this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data are provided for informational purposes only and do not purport to represent what CoStar’s financial position or results of operations would actually have been had the merger occurred on those dates or to project CoStar’s results of operations or financial position for any future period. See “CoStar and LoopNet Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 89 of this proxy statement/prospectus and “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

		Three
		Months Ended
	Year Ended December 31, 2010	March 31, 2011
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenues	$304,262	$80,331
Cost of revenues	96,161	25,723

Gross margin	208,101	54,608
Operating expenses	202,916	53,253

Income from operations	5,185	1,355
Interest and other income (expense), net	(12,637)	(2,844)

Income (loss) before income taxes	(7,452)	(1,489)
Income tax benefit, net	(8,177)	(863)

Net income (loss)	$725	$(626)

Net income (loss) per share — basic	$0.03	$(0.02)

Net income (loss) per share — diluted	$0.03	$(0.02)

Weighted average shares outstanding — basic	26,628	26,829

Weighted average shares outstanding — diluted	27,005	26,829

As of March 31, 2011
(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term and long-term investments	$69,705
Working capital (deficit)	(384)
Total assets	1,089,864
Total liabilities	358,187
Stockholders’ equity	731,677

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical per share information of CoStar and LoopNet and unaudited pro forma combined per share information after giving effect to the merger under the acquisition method of accounting, assuming that 0.03702 of a share of CoStar common stock had been issued in exchange for each outstanding share of LoopNet common stock, other than excluded shares (which amount does not include the $16.50 per share cash portion of the merger consideration). The acquisition accounting is dependent upon certain valuations of LoopNet assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of LoopNet at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

In accordance with the requirements of the SEC, the pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on January 1, 2010, in the case of income from continuing operations, and March 31, 2011, in the case of book value per share data.

The unaudited CoStar pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. The historical per share information of CoStar and LoopNet is derived from audited financial statements as of and for the year ended December 31, 2010 and the unaudited condensed consolidated financial statements as of and for the quarterly period ended March 31, 2011. The unaudited pro forma LoopNet per share equivalents are calculated by multiplying the unaudited CoStar pro forma combined per share amounts by 0.03702.

Neither CoStar nor LoopNet has historically paid dividends. Under the terms of the merger agreement, LoopNet is prohibited from declaring or paying any dividends prior to completion of the merger.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of CoStar and LoopNet would have been had the companies been combined during these periods or to project the future results of operations that CoStar may achieve after the merger.

You should read this information in conjunction with the selected historical financial data included elsewhere in this proxy statement/prospectus, and the historical financial statements of CoStar and LoopNet and related notes that have been filed with the SEC, certain of which are incorporated in this proxy statement/ prospectus by reference. See “Selected Summary Historical Financial and Operating Data of CoStar”, “Selected Summary Historical Financial and Operating Data of LoopNet” and “Where You Can Find Additional Information” beginning on pages 17, 19 and 111, respectively, of this proxy statement/prospectus. The unaudited CoStar pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro form condensed combined financial statements and related notes included in this proxy statement/prospectus. See “CoStar and LoopNet Unaudited Pro Forma Condensed Combined Financial Data” beginning on page 89 of this proxy statement/prospectus.

	As of and for the
	Year Ended	Three Months Ended
	December 31, 2010	March 31, 2011

CoStar Historical
Per common share data:
Income from continuing operations — basic	$0.65	$0.22
Income from continuing operations — diluted	0.64	0.22
Book value	18.37	18.70
LoopNet Historical
Per common share data:
Income from continuing operations — basic	$0.38	$0.04
Income from continuing operations — diluted	0.36	0.04
Book value	3.25	3.37
Unaudited CoStar Pro Forma Combined
Per common share data:
Income (loss) from continuing operations — basic	$0.03	$(0.02)
Income (loss) from continuing operations — diluted	0.03	(0.02)
Book value	N/A	26.98
Unaudited Pro Forma Combined LoopNet Equivalent
Per common share data:
Income (loss) from continuing operations — basic	$0.00	$(0.00)
Income (loss) from continuing operations — diluted	0.00	(0.00)
Book value	N/A	1.00

COMPARATIVE PER SHARE MARKET PRICE DATA

CoStar common stock is listed and traded on Nasdaq under the symbol “CSGP.” LoopNet common stock is listed and traded on Nasdaq under the symbol “LOOP.” The following table sets forth, for the calendar quarters indicated, (1) the high and low daily closing price per share of CoStar common stock as reported on Nasdaq, and (2) the high and low sales prices of LoopNet common stock as reported on Nasdaq, in each case (other than with respect to the prices reported for the calendar quarters ended March 31, 2011 and thereafter) as reported in CoStar’s and LoopNet’s respective Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2009. On June 1, 2011, the last practicable trading day prior to the date of this proxy statement/prospectus, there were 25,194,615 shares of CoStar common stock outstanding and 33,207,916 shares of LoopNet common stock outstanding.

	CoStar		LoopNet
	High	Low	High	Low

For the Calendar Quarter Ended:
2009
March 31, 2009	35.93	24.23	7.59	5.04
June 30, 2009	40.09	31.10	9.20	5.93
September 30, 2009	41.57	33.97	9.27	7.27
December 31, 2009	44.43	38.35	11.47	8.29
2010
March 31, 2010	42.97	38.22	11.86	8.86
June 30, 2010	45.95	38.80	12.72	8.50
September 30, 2010	49.53	37.66	12.95	9.73
December 31, 2010	57.75	48.86	13.08	10.38
2011
March 31, 2011	62.89	55.58	14.81	9.94
June 30, 2011 (through June 1, 2011)	72.84	59.96	18.95	13.11

The following table sets forth the closing sale price per share of LoopNet common stock and CoStar common stock as of April 27, 2011, the last trading day prior to the public announcement of the proposed merger, and as of June 1, 2011, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also sets forth the implied value of the merger consideration proposed for each share of LoopNet common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of CoStar common stock on the relevant date by the exchange ratio of 0.03702 and adding the per share cash consideration, or $16.50 per share.

			Implied Value Per
			Share of LoopNet
	LoopNet Common Stock	CoStar Common Stock	Common Stock

April 27, 2011	$14.37	$61.38	$18.77

June 1, 2011	$18.35	$61.02	$18.76

The market value of the CoStar common stock to be issued in exchange for shares of LoopNet common stock upon the completion of the merger will not be known at the time of the LoopNet special meeting. The above tables show only historical comparisons. Because the market prices of CoStar common stock and LoopNet common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to LoopNet stockholders in determining whether to adopt the merger agreement. Stockholders are encouraged to obtain current market quotations for CoStar common stock and LoopNet common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

Neither CoStar nor LoopNet has historically paid dividends. Under the terms of the merger agreement, LoopNet is prohibited from declaring or paying any dividends prior to completion of the merger.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 32 of this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement.

Risk Factors Related to the Merger

Because the market price of CoStar common stock will fluctuate, LoopNet stockholders cannot be sure of the market value of CoStar common stock that they will receive in the merger.

Upon completion of the merger, in addition to the per share cash consideration, each share of LoopNet common stock, other than excluded shares, will be converted into the right to receive 0.03702 shares of CoStar common stock. Because this number of shares of CoStar common stock is fixed and will not be adjusted in the event of any increase or decrease in the price of either CoStar common stock or LoopNet common stock, the value of the CoStar common stock to be issued in the merger will depend upon the market price of CoStar common stock. This market price may vary from the closing price of CoStar common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to LoopNet stockholders and on the date of the LoopNet special meeting. Accordingly, at the time of the LoopNet special meeting, LoopNet stockholders will not necessarily know or be able to calculate the value of the consideration they would be entitled to receive upon completion of the merger. You should obtain current market quotations for shares of CoStar common stock and for shares of LoopNet common stock.

The market price of CoStar common stock after the merger may be affected by factors different from those affecting the shares of CoStar or LoopNet currently.

The businesses of CoStar and LoopNet differ and, accordingly, the results of operations of CoStar and the market price of CoStar common stock following the merger and the combination of the two businesses may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of CoStar and LoopNet. For a discussion of the businesses of CoStar and LoopNet and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find Additional Information” beginning on page 111.

The failure to successfully integrate LoopNet’s business and operations and/or fully realize synergies from the merger in the expected time frame may adversely affect CoStar’s future results.

The success of the merger will depend, in part, on CoStar’s ability to successfully integrate LoopNet’s business and operations and fully realize the anticipated benefits and synergies from combining the businesses of CoStar and LoopNet. However, to realize these anticipated benefits and synergies, the businesses of CoStar and LoopNet must be successfully combined. If CoStar is not able to achieve these objectives following the merger, the anticipated benefits and synergies of the merger may not be realized fully or at all or may take longer to realize than expected. Any failure to timely realize these anticipated benefits could have a material adverse effect on the revenues, expenses and operating results of CoStar.

CoStar and LoopNet have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, loss of key clients, decreases in revenues, increases in operating costs, as well as the disruption of each company’s ongoing businesses, any or all of which could limit CoStar’s ability to achieve the anticipated benefits and synergies of the merger and have an adverse effect on the operating results of CoStar. Integration efforts between the two companies will also divert management attention and resources, which could also adversely affect the operating results of CoStar.

CoStar and LoopNet may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on CoStar and LoopNet employees may have an adverse effect on CoStar and LoopNet and consequently the combined business. This uncertainty may impair CoStar’s and LoopNet’s ability to attract, retain and motivate key personnel until the merger is completed, or longer for the combined entity. Employee retention may be particularly challenging during the pendency of the merger, as employees of CoStar and LoopNet may experience uncertainty about their future roles with the combined business. Additionally, LoopNet’s officers and employees may own shares of LoopNet’s common stock and/or have stock option or restricted stock unit grants and, if the merger is completed, may therefore be entitled to the merger consideration, the payment of which could provide sufficient financial incentive for certain officers and employees to no longer pursue employment with the combined business. If key employees of CoStar or LoopNet depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to become employees of the combined business, CoStar may have to incur significant costs in identifying, hiring and retaining replacements for departing employees, which could reduce CoStar’s ability to realize the anticipated benefits of the merger.

The merger is subject to the receipt of consents and approvals from governmental entities that may jeopardize or delay the date of completion of the merger or impose conditions that could have an adverse effect on CoStar.

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including the expiration or termination of the applicable waiting period relating to the merger under the HSR Act. These consents and approvals may not be obtained or, if obtained, may delay the date of completion of the merger and may include conditions in the completion of the merger or require divestitures or other changes relating to the operations or assets of CoStar and LoopNet. No assurance can be given that the required clearances or approvals will be obtained and, if all required clearances and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the clearances and approvals.

Such conditions, divestitures or changes could have the effect of jeopardizing or delaying completion of the merger or reducing the anticipated benefits of the merger, any of which might have a material adverse effect on CoStar following the merger. CoStar is not obligated to complete the merger if, among other things, the governmental approvals required to be received in connection with the merger include any conditions or restrictions that, individually or in the aggregate, are reasonably expected to impose a substantial detriment on CoStar, but CoStar could choose to waive this condition. If CoStar waives this condition, the anticipated benefits of the merger may be reduced and its business and results of operations may be adversely affected after the completion of the merger.

See “The Merger Agreement — Conditions of the Merger” and “The Merger — Regulatory Matters” beginning on pages 79 and 63, respectively, of this proxy statement/prospectus.

CoStar’s and LoopNet’s business relationships, including client relationships, may be subject to disruption due to uncertainty associated with the merger.

Parties with which CoStar and LoopNet do business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with CoStar, LoopNet or the combined business. CoStar’s and LoopNet’s business relationships may be subject to disruption as clients and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than CoStar, LoopNet or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: adoption of the merger agreement by LoopNet stockholders, the receipt of necessary antitrust approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements.

In addition, both CoStar and LoopNet have rights to terminate the merger agreement under certain circumstances specified in the merger agreement. See “The Merger Agreement — Termination; Termination Fees; Expenses” beginning on page 81 for a discussion of the circumstances under which the merger agreement could be terminated.

LoopNet’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of LoopNet stockholders.

In considering the recommendation by the LoopNet board of directors to vote “FOR” adoption of the merger agreement, you should be aware that certain of LoopNet’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of LoopNet stockholders generally. The executive officers and directors of LoopNet will receive certain benefits upon completion of the merger, including accelerated vesting of stock options and restricted stock. In addition, certain executive officers may be entitled to receive severance payments in connection with the merger, and CoStar has agreed to continue certain indemnification arrangements for directors and executive officers of LoopNet. See “The Merger — Interests of Executive Officers and Directors of LoopNet in the Merger; Change in Control Severance Payments” beginning on page 55 of this proxy statement/prospectus for a discussion of these financial interests.

The indebtedness of CoStar following the completion of the merger will be substantially greater than CoStar’s indebtedness on a stand-alone basis and greater than the combined indebtedness of CoStar and LoopNet existing prior to the transaction. This increased level of indebtedness could adversely affect CoStar, including by decreasing CoStar’s business flexibility and increasing its borrowing costs.

CoStar has received a commitment letter from J.P. Morgan for a fully committed term loan of $415.0 million and a $50.0 million revolving credit facility, of which $37.5 million is committed, which will be available, subject to the conditions described below on page 87, to fund the cash consideration for the merger and related fees and costs and CoStar’s ongoing working capital needs following the transaction. CoStar expects the amount of the term loan facility that is actually borrowed on the closing date to be approximately $175.0 million.

CoStar expects the credit agreement to contain customary restrictive covenants imposing operating and financial restrictions on CoStar, including restrictions that may limit its ability to engage in acts that may be in CoStar’s long-term best interests. These covenants are likely to include, among others, limitations (and in some cases, prohibitions) that would, directly or indirectly, restrict CoStar’s ability to:

•	incur liens or additional indebtedness (including guarantees or contingent obligations);

•	engage in mergers and other fundamental changes;

•	sell or otherwise dispose of property or assets or make acquisitions;

•	pay dividends and other distributions; and

•	change the nature of its business.

Any operating restrictions and financial covenants in CoStar’s credit agreement and any future financing agreements may limit CoStar’s ability to finance future operations or capital needs or to engage in other business activities. CoStar’s ability to comply with any covenants in the credit agreement could be materially affected by events beyond its control, and there can be no assurance that it will satisfy any such requirements. If CoStar fails to comply with these covenants, CoStar may need to seek waivers or amendments of such covenants, seek alternative or additional sources of financing or reduce its expenditures. CoStar may be unable to obtain such waivers, amendments or alternative or additional financing at all, or on terms favorable to CoStar.

The credit agreement is expected to specify several events of default, including non-payment, certain cross-defaults, certain bankruptcy events, covenant or representation breaches and certain changes in control. If an event of default occurs, the lenders under the credit agreement are expected to be able to elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. CoStar may not be able to repay all amounts due under the credit agreement in the event these amounts are declared due upon an event of default.

CoStar will incur significant transaction costs as a result of the merger.

CoStar expects to incur significant one-time transaction costs related to the merger. These transaction costs include investment banking, legal and accounting fees and expenses and filing fees, printing expenses and other related charges. The companies may also incur additional unanticipated transaction costs in connection with the merger. A portion of the transaction costs related to the merger will be incurred regardless of whether the merger is completed. Additional costs will be incurred in connection with integrating the two companies’ businesses, such as severance and IT integration expenses. Costs in connection with the merger and integration may be higher than expected. These costs could adversely affect CoStar’s financial condition, results of operation or prospects of the combined business.

The fairness opinion obtained by LoopNet from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Evercore Group L.L.C. (“Evercore”), LoopNet’s financial advisor in connection with the proposed merger, has delivered to the board of directors of LoopNet its opinion dated as of April 27, 2011. The opinion of Evercore stated that as of such date, and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in the opinion, the cash consideration plus the exchange ratio was fair, from a financial point of view, to the holders of the shares of LoopNet common stock entitled to receive shares of CoStar common stock in the merger. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of CoStar or LoopNet, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of CoStar and LoopNet.

The merger agreement and the voting agreement limit LoopNet’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit LoopNet’s ability to solicit and respond to competing proposals, and the ability of the Board to change or withdraw its recommendation of the merger. Further, following an acquisition proposal or offer for a competing transaction, CoStar has the right to negotiate with LoopNet to match such proposal or offer. Although the Board is permitted to terminate the merger agreement in certain circumstances if it determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to LoopNet stockholders under Delaware law, doing so in specified situations could entitle CoStar to a termination fee of $25.8 million. See “The Merger Agreement — No Solicitation; Changes in Recommendations”, and “The Merger Agreement— Termination; Termination Fees; Expenses” beginning on pages 74 and 81, respectively, of this proxy statement/prospectus.

While LoopNet believes these provisions are reasonable and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of LoopNet from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration. In addition, the termination fee may result in a potential competing acquiror proposing to pay a lower per-share price to acquire LoopNet than it might otherwise have proposed to pay because of the potential added expense.

In addition, LoopNet’s directors and certain of LoopNet’s executive officers and significant stockholders entered into a voting agreement with CoStar and LoopNet and have agreed, in their capacities as LoopNet stockholders, to vote all shares of LoopNet’s capital stock beneficially owned by them in favor of the adoption of the merger agreement and any related proposal in furtherance thereof and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, the directors, executive officer and significant stockholders who signed the voting agreement beneficially owned approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock but excluding shares issuable upon exercise of options held by such stockholders). The voting agreement will terminate automatically upon termination of the merger agreement. As long as the voting agreement remains in effect, approximately 32% of the total outstanding shares of LoopNet’s common stock are committed to be voted in favor of the merger. See “The Voting Agreement.”

Failure to complete the merger could negatively impact the stock price and future business and financial results of LoopNet.

If the merger is not completed, the ongoing business of LoopNet may be adversely affected and LoopNet will be subject to several risks, including the following:

•	LoopNet may be required, under certain circumstances, to pay CoStar a termination fee of $25.8 million under the merger agreement;

•	LoopNet will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, LoopNet is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by LoopNet management, which could otherwise have been devoted to other opportunities that may have been beneficial to LoopNet as an independent company.

In addition, if the merger is not completed, LoopNet may experience negative reactions from the financial markets and from its customers and employees. LoopNet also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against it to perform its obligations under the merger agreement. If the merger is not completed, LoopNet cannot assure its stockholders that the risks described above will not materialize and will not materially affect its business, financial results and stock price.

The shares of CoStar common stock to be received by LoopNet stockholders as a result of the merger will have different rights from shares of LoopNet common stock.

Following completion of the merger, LoopNet stockholders will no longer be stockholders of LoopNet. LoopNet stockholders will instead be stockholders of CoStar. There will be important differences between your current rights as a LoopNet stockholder and the rights to which you will be entitled as a CoStar stockholder. See “Comparison of Stockholder Rights” beginning on page 101 for a discussion of the different rights associated with CoStar common stock and LoopNet common stock.

In addition, upon the completion of the merger, each LoopNet stockholder will become a stockholder of CoStar with a percentage ownership that is much smaller than any such stockholder’s percentage ownership of LoopNet. Because of this, LoopNet’s stockholders will have significantly less influence on the management and policies of CoStar than they now have on the management and policies of LoopNet.

An adverse judgment in a lawsuit challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

One of the conditions to the closing of the merger is that no order, injunction or decree or other legal restraint or prohibition that prevents the completion of the merger be in effect. If any plaintiff were successful in obtaining an injunction prohibiting LoopNet or CoStar from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe. See “The Merger — Litigation” on page 66.

Risk Factors Related to CoStar and LoopNet

CoStar and LoopNet are, and following completion of the merger, CoStar and LoopNet will continue to be, subject to the risks described in (i) Part I, Item 1A in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC on February 25, 2011, (ii) Part II, Item 1A in CoStar’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and filed with the SEC on April 29, 2011, (iii) Part I, Item 1A in LoopNet’s Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC on March 3, 2011 and (iv) Part II, Item 1A in LoopNet’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 and filed with the SEC on May 6, 2011, in each case, incorporated by reference into this proxy statement/prospectus. You should read and consider these additional risk factors associated with each of the businesses of CoStar and LoopNet because these risk factors may affect the operations and financial results of the combined company. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of LoopNet and CoStar, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement/prospectus, including, among others, under the headings “Summary”, “The Merger” and “Opinion of LoopNet’s Financial Advisor” and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, LoopNet and CoStar claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties.

These forward-looking statements, which reflect LoopNet’s and CoStar’s management’s beliefs, speak only as of the date on which the statements were made. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Achievement of the expressed beliefs, objectives and expectations is subject to risks and uncertainties that could cause actual results to differ materially. LoopNet and CoStar undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus.

In addition to the risks described under “Risk Factors” beginning on page 26 of this proxy statement/prospectus and those risks described in documents that are incorporated by reference into this proxy statement/prospectus, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the financial performance of each of LoopNet and CoStar through the completion of the merger;

•	volatility in the stock markets;

•	the timing of, and regulatory and other conditions associated with, the completion of the merger;

•	the possibility that the merger does not close, including, but not limited to, due to the failure to obtain approval of LoopNet’s stockholders, or the failure to obtain governmental approval;

•	the possibility that the expected synergies from the proposed merger will not be realized, or will not be realized within the anticipated time period or that the businesses will not be integrated successfully;

•	the risk that the businesses of CoStar and LoopNet may not be combined successfully or in a timely and cost-efficient manner;

•	the risk that business disruption relating to the merger may be greater than expected;

•	failure to obtain any required financing on favorable terms;

•	competitive pressures in the markets in which LoopNet or CoStar operates;

•	the loss of key employees;

•	general economic and political conditions, natural disasters, health concerns, and technological developments;

•	risks related to litigation related to the merger in which LoopNet or CoStar may become involved; and

•	other factors that are described from time to time in CoStar’s and LoopNet’s periodic filings with the Securities and Exchange Commission.

THE SPECIAL MEETING OF LOOPNET STOCKHOLDERS

Date, Time and Place

The special meeting will be held at 9:00 am local time on July 11, 2011, at 185 Berry Street, San Francisco, CA 94107.

Purpose

At the special meeting, LoopNet stockholders will be asked to:

•	consider and adopt the merger agreement;

•	approve, by an advisory vote, the change in control severance payments; and

•	approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

LoopNet does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their judgment.

LoopNet Board Recommendation

The Board, by unanimous vote, has determined that it is advisable and in the best interests of LoopNet and its stockholders to consummate the merger contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve, by an advisory vote, the change in control severance payments and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Who Can Vote at the Special Meeting

Only holders of record of LoopNet common stock and Series A Preferred Stock, as of the close of business on June 1, 2011, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 33,207,916 shares of common stock outstanding and 50,000 shares of Series A Preferred Stock outstanding, convertible into 7,440,476 shares of LoopNet common stock.

Vote Required; Quorum

The adoption of the merger agreement requires LoopNet to obtain the Stockholder Approval. The Stockholder Approval requires the affirmative vote of the holders of a majority of the outstanding shares of LoopNet’s common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis. Because the required votes of LoopNet’s stockholders are based upon the number of outstanding shares of common stock as well as the outstanding shares of Series A Preferred Stock, and not based on the number of outstanding shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST adoption of the merger agreement. A vote to abstain will have the same effect.

The affirmative vote of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve, by an advisory vote, the change in control severance payments. Because the vote is advisory in nature only, it will not be binding on LoopNet, and failure to receive the vote required for approval will not in itself change LoopNet’s obligations to make the change in control severance payments. Abstentions or broker non-votes will have no effect on this proposal.

The affirmative vote of a majority of the votes cast at the special meeting and entitled to vote thereon will be required to approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies. Abstentions or broker non-votes will have no effect on this proposal.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the adoption of the merger agreement. As a result, if you do not instruct your broker to vote your shares of common stock, your shares will not be voted.

For purposes of transacting business at the special meeting, a majority of the outstanding shares of common stock and Series A Preferred Stock, on an as-converted basis, entitled to vote being present in person or represented by proxy, will constitute a quorum.

Voting Agreement

In connection with the transactions contemplated by the merger agreement, LoopNet’s directors and certain of LoopNet’s executive officers and significant stockholders entered into the voting agreement with CoStar and LoopNet and have agreed, in their capacities as LoopNet stockholders, to, among other things, vote all shares of LoopNet’s capital stock beneficially owned by them in favor of adoption of the merger agreement and any related proposal in furtherance thereof and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, the directors, executive officer and significant stockholders who signed the voting agreement beneficially owned approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock but excluding shares issuable upon exercise of options held by such stockholders).

Pursuant to the voting agreement, all holders of Series A Preferred Stock have delivered a contingent conversion notice to LoopNet. Under the terms of such notices, all outstanding shares of Series A Preferred Stock will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger. Based on the $6.72 conversion price of the Series A Preferred Stock, each share of Series A Preferred Stock will be converted into 148.80952 shares of LoopNet common stock. The voting agreement also provides for certain waivers and consents granted by the signing directors, executive officers and significant stockholders to LoopNet in connection with their rights under the Series A Certificate, which are described under “The Merger — Certain Terms of the LoopNet’s Series A Preferred Stock.”

Voting by Proxy

This proxy statement/prospectus is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of LoopNet common stock and Series A Preferred Stock, as applicable, to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of LoopNet common stock represented at the meeting by properly executed proxy cards or by proxies submitted over the telephone or over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote FOR adoption of the merger agreement, FOR the proposal to approve, by an advisory vote, the change in control severance payments and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise LoopNet’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Householding

Certain LoopNet stockholders who share an address are being delivered only one copy of this proxy statement/prospectus unless LoopNet or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a LoopNet stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered, LoopNet will promptly deliver a separate copy of such document to the requesting LoopNet stockholder. Written requests should be made to LoopNet, Inc., Attention: Investor Relations, 185 Berry Street, Suite 4000, San Francisco, CA 94107 and oral requests may be made by calling Investor Relations of LoopNet at (415) 284-4310. In addition, LoopNet stockholders who wish to receive a separate copy of LoopNet’s proxy statements and annual reports in the future should notify LoopNet either in writing addressed to the foregoing address or by calling the foregoing telephone number.

LoopNet stockholders sharing an address who are receiving multiple copies of LoopNet’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing LoopNet at the address above or calling LoopNet at the telephone number above.

Solicitation of Proxies

LoopNet will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of LoopNet may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. LoopNet will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal and instructions for the surrender of LoopNet stock certificates will be mailed to LoopNet stockholders shortly after the completion of the merger, if approved and completed.

LoopNet has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting and will pay Georgeson, Inc. a fee of approximately $12,000, plus reimbursement of out-of-pocket expenses. The address of Georgeson Inc. is 199 Water Street, 26th Floor, New York, NY 10038. If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Georgeson Inc. at (866) 785-7395 (toll-free) or (212) 440-9800 collect.

THE MERGER

The discussion of the merger in this proxy statement/prospectus is qualified by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A. You should read the merger agreement carefully.

Effects of the Merger; Merger Consideration

Treasury Stock

At the effective time of the merger, each share of capital stock held by LoopNet as treasury stock, other than shares of LoopNet common stock in a LoopNet employee plan, or owned by CoStar or merger sub immediately prior to the effective time of the merger shall be canceled, and no payment shall be made with respect thereto.

Common Stock

Except as described above, at the effective time of the merger, by virtue of the merger and without any action on behalf of the holders of LoopNet capital stock, each share of LoopNet common stock outstanding immediately prior to the effective time of the merger (other than dissenting shares) will receive a unit consisting of (i) $16.50 in cash, without interest and less applicable withholding tax, and (ii) 0.03702 shares of CoStar common stock.

Series A Preferred Stock

At the effective time of the merger, each share of Series A Preferred Stock outstanding immediately prior to the effective time of the merger (other than dissenting shares, if any), will receive a unit consisting of (i) $2,455.36 in cash, without interest and less applicable withholding tax, and (ii) 5.5089 shares of CoStar common stock, for each share of Series A Preferred Stock. The per share consideration for Series A Preferred Stock represents the common stock equivalent consideration for each share of Series A Preferred Stock, as provided pursuant to the terms of the Series A Certificate and the merger agreement. As discussed in this proxy statement/prospectus under the heading “The Voting Agreement — Contingent Conversion of Series A Preferred Stock,” the holders of all outstanding shares of Series A Preferred Stock have delivered contingent conversion notices to LoopNet pursuant to which such shares will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger.

Fractional Shares

CoStar will not issue fractional shares of CoStar common stock in the merger. As a result, LoopNet stockholders will receive cash for any fractional share of CoStar common stock that they would otherwise be entitled to receive in the merger. For a full description of the treatment of fractional shares, see “The Merger Agreement — Fractional Shares.”

Background of the Merger

From time to time, LoopNet’s management and Board have reviewed the strategic options available to LoopNet, including organic growth of LoopNet’s online marketplace for commercial real estate through product and customer initiatives, and growth through acquisitions and other diversification efforts. As part of this review, LoopNet has from time to time considered various possible business combinations and commercial arrangements and had discussions with potential strategic partners.

From November 2007 through November 2009, LoopNet and CoStar were involved in commercial and intellectual property litigation against each other in California state court and in federal courts in New York and Maryland. In September 2008, while the parties were engaged in discussions with a view to settling the litigation, Andrew Florance, the President and Chief Executive Officer of CoStar, approached Richard Boyle, LoopNet’s Chief Executive Officer and Chairman of its Board, to suggest the companies discuss a business combination. In November 2008, CoStar proposed that the parties enter into a mutual nondisclosure agreement and engage in further discussions to that end. This discussion did not involve a proposed price or any other substantive terms.

The Board responded to this proposal by authorizing management to continue discussions with CoStar and to exchange confidential information, provided that the parties could reach a suitable confidentiality and standstill agreement. The parties exchanged drafts of a confidentiality agreement and continued discussions of the drafts through February 2009, but were unable to reach agreement. There were no substantive contacts between the two companies with respect to a possible sale of LoopNet between February 2009 and February 2010.

In November 2009, LoopNet and CoStar entered into a settlement agreement with respect to all outstanding litigation between the companies.

On February 26, 2010, CoStar’s financial advisor contacted LoopNet’s financial advisor, Evercore, to express CoStar’s continuing interest in a possible business combination transaction with LoopNet. Mr. Boyle advised the Board of this development. On March 2, Mr. Boyle received a call from Mr. Florance in which Mr. Florance reiterated CoStar’s interest in a transaction. Following this call, on March 10, CoStar delivered a preliminary written proposal for an acquisition of LoopNet at a price of $13.00 per share, in equal parts cash and CoStar common stock.

On March 15, 2010, the Board held a special meeting at which it reviewed and discussed CoStar’s proposal and potential responses with its legal and financial advisors. Following this discussion, the Board directed management and LoopNet’s advisors to respond to CoStar that the Board had determined that a sale of LoopNet to CoStar at that price was not in the best interests of LoopNet’s common stockholders, and that LoopNet remained focused on executing on its strategic plan to create value for its stockholders.

On March 19, 2010, Mr. Boyle delivered a letter to Mr. Florance conveying the Board’s determination. On March 26, CoStar delivered a letter to three members of the Board, Noel Fenton, Thomas E. Unterman and James T. Farrell, indicating that it had no interest in pursuing an unsolicited bid, but remained open to discussing a possible business combination transaction. On March 31, at a special meeting of the Board, the Board reviewed the letter and, in consultation with its advisors, determined that no further response was warranted.

There were no substantive contacts between the two companies with respect to a possible sale of LoopNet between March 2010 and February 2011.

On February 17, 2011, CoStar made an unsolicited written proposal to acquire LoopNet at a price of $16.50 per share in cash, which represented a premium of 39% to the closing price of LoopNet common stock on that day. The proposal stated that it was subject to customary conditions, including confirmatory due diligence, the negotiation of an acceptable merger agreement, and final approval by the CoStar board of directors. The proposal stated that, based on discussions with its financial advisors at J.P. Morgan Securities LLC, CoStar was “comfortable” that it would be able to arrange the necessary financing and that the merger agreement would not be subject to a financing condition.

Mr. Boyle forwarded the CoStar proposal to the Board, which held a meeting on February 19, 2011, together with financial and legal advisors, for a preliminary discussion of the proposal. The Board directed Mr. Boyle to acknowledge to CoStar that LoopNet had received the proposal and that the Board would consider it. The Board then scheduled a meeting for February 26, 2011 for a detailed review of the CoStar proposal.

At the February 26, 2011 meeting Davis Polk & Wardwell LLP, LoopNet’s counsel, reviewed with the Board its legal duties in considering the proposal, and introduced the key legal issues that would need to be addressed if the Board were to consider a transaction with CoStar. Davis Polk also reviewed with the Board the elements of a stockholder rights plan so that the Board would be prepared to adopt such a plan in the future if circumstances warranted. Evercore presented an overview of LoopNet’s defensive profile and current trends in shareholder rights plans and reviewed the CoStar proposal from a financial point of view based on a preliminary valuation analysis that it had prepared using, among other things, the four-year strategic plan that had earlier in the month been reviewed and adopted by the Board. Evercore discussed with the Board the state of the acquisition finance markets and its view of CoStar’s ability to finance the transaction at various price points. Evercore also reviewed with the Board its assessment of the potential interest and capacity of other prospective acquirors, including companies and private equity sponsors. This assessment indicated that CoStar was by a clear margin the most likely potential acquiror of LoopNet in terms both of strategic fit and purchase price capacity.

The Board discussed the CoStar proposal in the context of LoopNet’s other strategic alternatives, including remaining independent and executing on LoopNet’s growth strategy, including potential acquisitions. The Board concluded that while CoStar’s proposal in its current form was not acceptable, it did represent a substantial and credible offer and that it would be in the interests of LoopNet stockholders to attempt to engage with CoStar with a view to improving the proposal. The Board directed management and advisors to communicate this position to CoStar and to state that LoopNet was prepared to negotiate with and provide certain information to CoStar, provided that a suitable confidentiality and standstill agreement could be reached.

Evercore communicated LoopNet’s position to J.P. Morgan, and provided a form of confidentiality and standstill agreement. The financial advisors and legal counsel discussed the proposed agreement and CoStar’s advisors provided a list of requested nonpublic information concerning LoopNet. The Board reviewed the status of the process at a meeting on March 4, 2011, and agreed upon the required elements of a confidentiality and standstill agreement. The Board also agreed with management’s view that, especially in light of the history of adversarial relations between the two companies, LoopNet should provide only limited information to CoStar until and unless the parties had reached agreement as to price and key terms. The Board determined, in consultation with its advisors, that it would be inappropriate at this point to contact other potential acquirors in light of the early stage of the process, the perceived unlikelihood of others being competitive, and the risk of information leakage.

The companies and their advisors continued to negotiate with respect to the confidentiality and standstill agreement and reached agreement on March 10, 2011. Under the agreement, in exchange for LoopNet providing nonpublic information, CoStar agreed for a period of four months, subject to earlier termination in certain circumstances, not to acquire LoopNet shares, to make an unsolicited offer to acquire LoopNet, or to take certain other unilateral actions. Management and advisors updated the Board on this and other developments in a meeting on March 11, 2011.

Following execution of the confidentiality and standstill agreement, LoopNet provided nonpublic commercial and financial information to CoStar and participated in conversations and meetings with CoStar and its advisors. Davis Polk also prepared a form of merger agreement which it reviewed with the Board at a meeting on March 16, 2011. At that same meeting the Board discussed with management and advisors the response that LoopNet should provide to CoStar with respect to its initial offer. At the Board’s direction on March 16, Evercore communicated to J.P. Morgan that LoopNet believed that CoStar’s initial $16.50 offer was inadequate and that LoopNet believed that an acceptable valuation would be in excess of 10% above that level ($18.15) but not necessarily as much as 20% higher ($19.80). On March 16 Davis Polk also provided LoopNet’s proposed form of merger agreement to Simpson Thacher & Bartlett LLP, CoStar’s counsel. On March 18, 2011, senior management of the companies and their respective financial advisors participated in a due diligence meeting in San Francisco.

On April 5, 2011, J.P. Morgan indicated to Evercore that CoStar was revising its proposal from $16.50 per share to $17.35 per share, consisting of $15.46 in cash and the balance in CoStar common stock. The Board met the following day with management and advisors to consider this proposal. The Board noted that the revised proposal was not at a valuation that the Board considered acceptable and that the cash portion of the offer had been reduced from the $16.50 per share in the original proposal. The Board directed Evercore to inform J.P. Morgan that the revised offer was unacceptable and that LoopNet did not intend to continue discussions on this basis. Evercore conveyed the Board’s determination to J.P. Morgan the following day.

On April 8, 2011, J.P. Morgan informed Evercore of a revised CoStar proposal of $18.25 per share, consisting of $16.50 per share in cash and the balance in CoStar common stock. This offer represented an approximately 25% premium to the then-current price of LoopNet common stock. Simpson Thacher had also provided a markup of the merger agreement to Davis Polk on April 6. The Board considered the revised proposal at a meeting with management and advisors on April 8. The Board directed Evercore to respond to J.P. Morgan with a counterproposal at $19.25 per share, consisting of $16.50 per share and the balance in CoStar common stock. The Board decided on this mix of consideration based in part on advice from Evercore that the $16.50 per share cash component was at or near the high end of the cash level that CoStar likely would be willing to pay. Evercore communicated this proposal to J.P. Morgan the following day.

During this period, Davis Polk and Simpson Thacher continued to negotiate the merger agreement, with particular focus on the allocation of risk concerning antitrust clearance, the amount of and triggering circumstances of the termination fees, and whether the transaction would be effected through a two-step approach, with a tender offer followed by a merger, or through a one-step merger. The parties also discussed issues concerning CoStar’s financing for the transaction, including the financial information that would be required to be supplied by LoopNet and the timing implications of the marketing plan for the financing.

On April 14, 2011, members of CoStar and LoopNet senior management, along with their respective financial advisors, held a conference call in which each party discussed its preliminary financial results for the first quarter of 2011 and its financial outlook for the remainder of 2011. Subsequent to this financial due diligence discussion, on April 14, 2011, J.P. Morgan communicated to Evercore what it called CoStar’s best and final proposal for the acquisition of LoopNet, which called for a merger consideration of $18.75 per share, consisting of $16.50 in cash and the balance in CoStar common stock. The Board considered this proposal at a meeting the following day. Evercore presented a preliminary financial analysis of the revised proposal. Evercore also advised the Board that in its view CoStar’s position that it would be unwilling to increase its offer further was credible.

Davis Polk reviewed with the Board at this meeting the status of discussions with respect to the merger agreement. The two principal issues highlighted were the allocation of regulatory approval risk and the timing impact of CoStar’s need to arrange financing. On the first point, LoopNet’s initial position had been that CoStar agree to a “hell or high water” formulation whereby CoStar would agree to take any and all actions to secure approval. As is typical of acquirors in a similar situation, CoStar indicated that it was unwilling to accept such an unconditioned obligation. The Board concluded that it would consider requiring a lesser level of obligation, provided that in the event the transaction failed to occur because of antitrust issues CoStar would be obliged to pay LoopNet an appropriate termination fee. On the second point the Board concluded that, provided that the merger agreement continued to have no financing condition, it would be willing to grant CoStar the ability to delay a closing for a modest period in order to market and complete its financing on favorable terms. The Board authorized management and advisors to seek to complete negotiations with CoStar on the basis of the price reflected in its most recent proposal.

During negotiations, CoStar took the position that LoopNet should be required to pay a termination fee equal to 3.75% of the equity value of the transaction if the transaction were terminated after signing for any of several reasons. The Board viewed this proposed termination fee as unacceptably high. During negotiations over the weekend of April 16 and 17, 2011, the parties agreed that the termination fee payable by LoopNet under certain circumstances would be $25.8 million, approximately 3.0% of transaction equity value, while the termination fee payable by CoStar under certain circumstances would be $51.6 million, approximately 6.0% of transaction equity value.

Over the course of the week of April 18, 2011, LoopNet and its legal and financial advisors responded to documentary due diligence requests from CoStar, its legal and financial advisors and its potential lenders, and the parties’ respective legal advisors continued to negotiate the merger agreement and related documents.

On April 18, 2011, members of LoopNet senior management discussed the terms of the merger agreement with Davis Polk, and Davis Polk delivered a revised draft of the merger agreement and related documents to Simpson Thacher.

On the morning of April 20, 2011, members of LoopNet senior management and representatives of Evercore participated in due diligence sessions with CoStar, its legal and financial advisors and its potential lenders related to the proposed merger and acquisition financing. Diligence discussions continued during the remainder of the negotiations.

Later on April 20, 2011, Evercore and J.P. Morgan held a telephone conference to discuss status and CoStar’s supplemental due diligence requests. Simpson Thacher provided markups of the merger agreement and related documents, and a draft of a voting and support agreement pursuant to which LoopNet’s directors and certain of LoopNet’s executive officers and significant stockholders would agree, in their capacities as LoopNet stockholders, to, among other things, vote their shares of LoopNet capital stock in favor of adoption of the merger agreement.

On April 21, 2011, members of LoopNet senior management and LoopNet’s legal and financial advisors discussed CoStar’s supplemental due diligence requests, the documents delivered by Simpson Thacher and the compensation committee’s recommendation. Davis Polk and Simpson Thacher held a telephone conference to discuss the merger agreement and related documents, and narrowed the remaining open legal issues.

On the evening of April 21, 2011, Mr. Boyle and Mr. Florance discussed the status of the merger agreement, due diligence and CoStar’s financing arrangements.

On April 22, 2011, the Board met to review and discuss the status of the process. Evercore provided the Board with an update, noting the substantial due diligence undertaken by CoStar and its potential lenders during the week. Davis Polk reviewed the status of the merger agreement and related documents, noting that most major issues had been satisfactorily resolved. Mr. Boyle then summarized for the Board his recent discussions with Mr. Florance regarding the proposed merger. Evercore also reviewed with the Board its assessment of the potential risks and benefits of soliciting interest from other potential acquirors with respect to the acquisition of any or all of LoopNet’s capital stock or any business combination or other extraordinary transaction involving LoopNet. This assessment indicated that the price offered by CoStar likely was above the range that another company or private equity sponsor would be willing to pay for LoopNet. Evercore also noted the potential for information leakage in connection with such a market check, and its concern that disruptions in the trading market for either company’s stock could impair the likelihood of executing the merger agreement on the contemplated schedule. The Board determined, in consultation with its advisors, that it would not be in the interests of LoopNet’s stockholders to conduct a market check prior to signing the merger agreement.

In February and September of 2010, LoopNet granted performance-based equity awards to its executive officers that, by the terms of the award agreements, would vest partially upon a change in control. These awards were also subject to the general terms of the LoopNet equity plan, which provides for full acceleration in the event an acquiror does not assume the plan. CoStar determined that the cash required to fund the merger consideration associated with the incremental acceleration would cause the aggregate cash portion of the merger consideration to exceed what it had anticipated. As a result, CoStar and LoopNet agreed that the incremental accelerated performance-based equity awards would be canceled at the closing of the merger in exchange for a payment composed entirely of CoStar common stock based upon the per share value of the merger consideration at that time. On April 23, 2011, Davis Polk delivered a revised draft of the merger agreement and related documents, including the disclosure schedules and voting agreement, to Simpson Thacher.

On April 23 and 24, 2011, Simpson Thacher and Davis Polk held telephone conferences to discuss the remaining open issues with respect to the merger agreement and related documents.

On the afternoon of April 24, 2011, the Board held a special meeting to review and consider the proposed merger. Members of LoopNet senior management and representatives from Evercore and Davis Polk were present at the meeting. Davis Polk reviewed legal matters relating to the Board’s consideration of the proposed merger, including the directors’ fiduciary duties, and provided an overview of the proposed merger agreement. Evercore then provided an updated financial analysis of CoStar’s proposal, and reviewed the fixed exchange ratio proposed by CoStar with respect to the stock portion of the merger consideration. Evercore confirmed to the Board that Evercore was prepared to render its fairness opinion with respect to the merger consideration to be received by LoopNet’s common stockholders (other than CoStar and its affiliates) when requested by the Board. The Board authorized management and advisors to seek to complete negotiations with CoStar with a targeted announcement following the close of trading on Nasdaq on April 27, 2011.

On the evening of April 24, 2011, J.P. Morgan delivered to Evercore a draft of the debt commitment letter from JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC. Davis Polk reviewed and discussed the terms of the acquisition financing with Simpson Thacher.

Over the course of April 25, 26 and 27, 2011, Simpson Thacher and Davis Polk finalized the merger agreement and related documents, including the voting agreement. Members of LoopNet senior management held several discussions with Evercore and Davis Polk regarding the final terms of the merger agreement and related documents.

On the afternoon of April 27, 2011, the Board met to consider the final merger agreement and related documents. Davis Polk updated the Board on developments since the Board’s previous meeting on April 24, 2011. Davis Polk also reviewed the terms of the merger agreement and noted that all major issues had been satisfactorily resolved. Evercore delivered its oral opinion, which was subsequently confirmed in writing as of April 27, 2011, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of shares of LoopNet’s common stock entitled to receive such merger consideration. The Board unanimously authorized and approved the merger agreement and related documents, and the merger agreement and the voting agreement were executed by the parties following receipt of a copy of the executed debt commitment letter and Evercore’s signed fairness opinion.

On April 27, 2011, immediately after the close of trading on Nasdaq, LoopNet and CoStar issued a joint press release announcing the merger.

During the week of May 16, 2011, Simpson Thacher and Davis Polk discussed and finalized Amendment No. 1 to the merger agreement dated April 27, 2011, which Amendment was unanimously approved by the Board on May 19, 2011 and executed by LoopNet, CoStar and merger sub on May 20, 2011.

The Recommendation of the LoopNet Board of Directors and Its Reasons for the Merger

The Board, by unanimous vote, has determined that it is advisable and in the best interests of LoopNet and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote FOR the proposal to adopt the merger agreement. When you consider the Board’s recommendation, you should be aware that LoopNet’s directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “— Interests of Executive Officers and Directors of LoopNet in the Merger; Change in Control Severance Payments”.

In determining that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of LoopNet and its stockholders, the Board consulted with management and its financial and legal advisors and considered a number of factors, including the following:

•	Merger Consideration. The Board concluded that the merger consideration to be received by LoopNet common stockholders, including the implied merger consideration as of April 26, 2011 of $18.73 per share, represented an attractive valuation for LoopNet. This price represented a premium of approximately 31% to the closing price per shares of $14.31 on the last day prior to the Board’s approval of the proposed merger, and premiums of approximately 32% and 39.5%, respectively, to the one-month and two-month trailing average closing prices of LoopNet common stock as of April 26, 2011. The Board believed that this price was the highest price that CoStar would be willing to pay.

•	Market and Execution Risks. While the Board remained supportive of LoopNet’s recently adopted four-year strategic plan and optimistic about LoopNet’s prospects on a standalone basis, it also considered the risks associated with going forward as an independent company. The Board considered the potential market and execution risks associated with the plan and the attendant risk that, if LoopNet did not enter into the merger agreement with CoStar, the price that might be received by LoopNet’s stockholders selling shares in the open market, both from a short-term and long-term perspective, could be less than the merger consideration. The Board concluded that the merger consideration enabled

LoopNet stockholders to realize a substantial portion of LoopNet’s potential future value without the market or execution risks associated with continued independence.

•	Significant Portion of Merger Consideration in Cash. The Board considered that a large portion of the merger consideration will be paid in cash, giving LoopNet stockholders an opportunity to realize certain value for a significant portion of their investment.

•	Participation in Potential Upside. The Board considered the benefits to the combined company that could result from the merger, including an enhanced financial position, increased diversity and depth in its product lines and the potential to realize significant cost savings and revenue synergies, and the fact that, since a portion of the merger consideration will be paid in CoStar common stock, LoopNet stockholders would have the opportunity, at least to a limited extent, to participate in any future earnings or growth of the combined company and future appreciation in the value of CoStar common stock following the merger should they decide to retain the CoStar common stock payable in the merger.

•	Extensive Negotiations with CoStar. The Board considered that CoStar was the most probable buyer and that CoStar had the substantial resources needed to finance a transaction at this value and to make the potential merger successful. The Board also considered the benefits that LoopNet and its advisors were able to obtain as a result of extensive negotiations with CoStar, including a significant increase in CoStar’s bid from the beginning of the process to the end of the negotiations. The Board concluded that the consideration reflected in the merger agreement was the highest value that was available to LoopNet at the time, and that there was no assurance that a more favorable opportunity to sell LoopNet would arise later, especially since CoStar had earlier been identified by LoopNet’s management and financial advisor as the most probable buyer.

•	Opinion of LoopNet’s Financial Advisor. The Board considered Evercore’s opinion that, as of the date of the opinion and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of LoopNet common stock entitled to receive such merger consideration. The Evercore opinion is more fully described in the subsection entitled “— Opinion of LoopNet’s Financial Advisor”. The full text of the opinion is attached to this proxy statement/prospectus as Annex C.

•	Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and their ability to terminate the agreement. The Board noted that the termination or “break-up” fee provisions of the merger agreement could have the effect of discouraging competing third party proposals, but that such provisions are customary for transactions of this size and type. The Board considered that the $25.8 million termination fee, representing approximately 3.0% of the equity value of the proposed transaction, was reasonable. The Board noted the merger agreement permits LoopNet and the Board to respond to a competing proposal that the Board determines is a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that LoopNet pay CoStar the termination fee in the event that LoopNet terminates the merger agreement to accept a superior proposal. The Board also noted the $51.6 million termination fee payable by CoStar in certain circumstances upon termination of the merger agreement if necessary antitrust approval is not obtained.

•	Likelihood of Closing. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing condition and the likelihood that the merger will be approved by requisite regulatory authorities and LoopNet’s stockholders.

The Board also identified and considered a number of countervailing factors and risks to LoopNet and its stockholders relating to the merger and the merger agreement, including the following:

•	Lack of Ongoing Participation in LoopNet’s Potential Upside. The Board considered that LoopNet stockholders would not have the opportunity to continue participating in LoopNet’s potentially significant upside as an independent company. The Board was optimistic about LoopNet’s prospects on a standalone basis and its recently adopted four-year strategic plan, but the Board’s judgment was that the premium reflected in the merger consideration reflected fair compensation for the loss of the potential stockholder benefits that could be realized if that plan were executed successfully.

•	Smaller Ongoing Equity Participation in the Combined Company by LoopNet Stockholders. The Board understood that, because LoopNet’s stockholders will be receiving primarily cash for their stock, they will receive only limited compensation for any increase in the value of LoopNet or CoStar either during the pre-closing period or following the closing.

•	Fixed Stock Portion of Merger Consideration. The Board considered that because the stock portion of the merger consideration is a fixed exchange ratio of shares of CoStar common stock to LoopNet common stock, LoopNet common and preferred stockholders could be adversely affected by a decrease in the trading price of CoStar common stock during the pendency of the merger, and the fact that the merger agreement does not provide LoopNet with a price-based termination right or other similar protection, such as a “collar,” with respect to CoStar’s stock price. The Board determined that this structure was appropriate and the risk acceptable given that a substantial portion of the merger consideration will be paid in a fixed cash amount, reducing the impact of any decline in the trading price of CoStar common stock on the value of the merger consideration.

•	Potential Inability to Complete the Merger. The Board considered the possibility that the merger may not be completed and the potential adverse consequences to LoopNet if the merger is not completed, including the potential loss of customers, partners and employees, reduction of value offered by others to LoopNet in a future business combination, and erosion of customer, partner and employee confidence in LoopNet.

•	Interim Operating Covenants. The Board considered the limitations imposed in the merger agreement on the conduct of LoopNet’s business during the pre-closing period, its ability to solicit and respond to competing proposals and the ability of the Board to change or withdraw its recommendation of the merger.

•	Effect of Voting Agreement. The Board considered the fact that while the approval of the adoption of the merger agreement by LoopNet’s stockholders is required under the merger agreement and the DGCL, approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock) have committed to vote in favor of such adoption pursuant to the voting agreement. As a result, approximately 32% of the total outstanding shares of LoopNet’s common stock will vote to adopt the merger agreement unless the merger agreement is terminated in accordance with its terms. See “The Merger Agreement — No Solicitation; Changes in Recommendations” and “The Voting Agreement” beginning on pages 74 and 85 of this proxy statement/prospectus, respectively.

•	Taxability. The merger is expected to be a taxable transaction for U.S. federal income tax purposes, and the receipt of CoStar common stock and cash in exchange for LoopNet common stock in the merger will therefore generally be taxable to LoopNet common stockholders for U.S. federal income tax purposes. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”.

•	Interests of LoopNet’s Directors and Executive Officers. The Board considered the potential conflicts of interest of LoopNet’s directors and executive officers, as described in the section entitled “— Interests of Executive Officers and Directors of LoopNet in the Merger; Change in Control Severance Payments”.

•	Other Risks. The additional risks described in the section entitled “Risk Factors”.

The Board concluded that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected LoopNet’s stockholders would achieve as a result of the merger, including the belief of the Board that the proposed merger would maximize the immediate value of LoopNet’s common stock and eliminate the risks and uncertainty affecting the future prospects of LoopNet.

Accordingly, the Board unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, LoopNet and its stockholders.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including discussions with LoopNet’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

This explanation of LoopNet’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of LoopNet’s Financial Advisor

On April 27, 2011, at a meeting of the Board, Evercore delivered to the Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated April 27, 2011, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration was fair, from a financial point of view, to the holders of the shares of LoopNet common stock entitled to receive such merger consideration.

The full text of Evercore’s written opinion, dated April 27, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Board and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of the shares of LoopNet common stock entitled to receive such merger consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to the Board or to any other persons in respect of the proposed merger, including as to how any holder of shares of LoopNet common stock should vote or act in respect of the proposed merger. Evercore’s opinion does not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to LoopNet, nor does it address the underlying business decision of LoopNet to engage in the proposed merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to LoopNet and CoStar that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed or discussed certain non-public historical financial statements and other non-public historical financial and operating data relating to LoopNet and CoStar prepared and furnished to Evercore by the respective managements of LoopNet and CoStar;

•	reviewed certain non-public projected operating and financial data relating to LoopNet prepared and furnished to Evercore by management of LoopNet;

•	discussed the past and current operations, financial projections and current financial condition of LoopNet with management of LoopNet (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of shares of LoopNet common stock and CoStar common stock;

•	compared the financial performance of LoopNet and CoStar and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of LoopNet and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected operating and financial data relating to LoopNet referred to above, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of LoopNet as to the future financial performance of LoopNet. Evercore expressed no view as to any projected operating or financial data relating to LoopNet or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on LoopNet or CoStar or the consummation of the proposed merger or materially reduce the benefits to the holders of shares of LoopNet common stock of the merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of LoopNet or CoStar, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of LoopNet or CoStar under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore has no obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of shares of LoopNet common stock, from a financial point of view, as of the date of its opinion, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of LoopNet, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of LoopNet, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the proposed transaction would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to LoopNet, nor did it address the underlying business decision of LoopNet to engage in the proposed merger. The Board determined, after consulting with its advisors, that it would not be in the interests of LoopNet’s stockholders to solicit interest from potential acquirors other than CoStar with respect to the acquisition of any or all of LoopNet’s capital stock or any business combination or other extraordinary transaction involving LoopNet, and Evercore did not solicit such interest. Evercore’s opinion did not constitute a recommendation to the Board or to any other persons in respect of the proposed merger, including as to how any holder of shares of LoopNet common stock should vote or act in respect of the merger. Evercore expressed no opinion as to the price at which shares of LoopNet or CoStar would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore had assumed the accuracy and completeness of assessments by LoopNet and its advisors with respect to legal, regulatory, accounting and tax matters.

Except as described above, the Board imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or LoopNet management with respect to the proposed merger or the merger consideration payable in the merger. The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board on April 27, 2011 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 26, 2011 (the day prior to the Board’s approval of the proposed merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

For purposes of the analyses summarized below relating to LoopNet, the “implied per share merger consideration” refers to the $18.73 implied per share value of the merger consideration reflecting the cash portion of the consideration of $16.50 and the implied value of the stock portion of the consideration of 0.03702 shares of CoStar common stock based on the closing price of shares of CoStar common stock as of April 26, 2011.

Historical Trading Analysis

Evercore considered historical data with regard to (i) the average closing stock prices of LoopNet common stock and CoStar common stock as of April 26, 2011, the dates two years, one year, six months, three months, two months and one month prior to and including April 26, 2011 and (ii) the closing stock prices of LoopNet common stock and CoStar common stock as of April 26, 2011, the date of LoopNet’s initial public offering and the dates two years, one year, six months, three months, two months and one month prior to and including April 26, 2011, the 52-week high and 52-week low as of April 26, 2011 and the high since the LoopNet initial public offering on June 7, 2006.

The following historical LoopNet common stock price analysis was presented to the Board to provide it with background information and perspective with respect to the historical share price of LoopNet common stock relative to the implied per share merger consideration:

	Historical Average	Premium/(Discount)	Historical Closing	Premium/(Discount)
	Closing Prices of	Based on Implied	Prices of	Based on Implied
	LoopNet	Per Share Merger	LoopNet	Per Share Merger
	Common Stock	Consideration	Common Stock	Consideration

Current Price (4/26/11)	$14.31	30.9%	$14.31	30.9%
One Month	14.19	32.0%	14.00	33.8%
Two Month	13.43	39.4%	11.94	56.9%
Three Month	12.70	47.5%	10.57	77.2%
Six Month	11.84	58.2%	10.97	70.7%
One Year	11.64	61.0%	11.82	58.5%
Two Year	10.47	78.9%	9.06	106.7%
52-Week High (04/08/11)			15.10	24.0%
52-Week Low (05/06/10)			8.50	120.4%
High Since IPO (07/12/07)			26.37	(29.0)%
IPO Price (06/06/06)			12.00	56.1%

Evercore also noted that the intraday trading range for LoopNet common stock for the 26-week period prior to and including April 26, 2011 ranged from $9.94 to $15.10, and that the intraday trading range for LoopNet common stock for the 52-week period prior to and including April 26, 2011 ranged from $8.50 to $15.10.

The following historical CoStar common stock price analysis was presented to the Board to provide it with background information and perspective with respect to the historical share price of CoStar common stock relative to CoStar’s current share price as of April 26, 2011:

	Historical Average	Premium/	Historical Closing	Premium/
	Closing Prices of	(Discount)	Prices of	(Discount)
	CoStar	Based on Current	CoStar	Based on Current
	Common Stock	Share Price	Common Stock	Share Price

Current Price (4/26/11)	$60.25		$60.25
One Month	61.38	(1.8)%	60.35	(0.2)%
Two Month	59.43	1.4%	57.23	5.3%
Three Month	59.15	1.9%	58.25	3.4%
Six Month	57.03	5.6%	50.25	19.9%
One Year	50.26	19.9%	44.90	34.2%
Two Year	45.02	33.8%	35.75	68.5%
52-Week High (04/04/11)			64.06	(5.9)%
52-Week Low (07/06/10)			37.50	60.7%

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of LoopNet in order to derive implied per share equity reference ranges for LoopNet as of June 30, 2011 based on the implied present value of LoopNet’s future cash flow. In this analysis, Evercore calculated implied per share equity reference ranges for LoopNet using the LoopNet management projections adjusted as described below, based on the sum of the (i) implied present values, using discount rates ranging from 10.0% to 12.0%, of LoopNet’s projected unlevered free cash flows for the second half of calendar year 2011 and calendar years 2012 through 2016, and (ii) implied present values, using discount rates ranging from 10.0% to 12.0%, of the terminal value of LoopNet calculated based on selected perpetuity growth rates of 3.0% to 5.0%. Evercore, using its professional judgment and experience, derived the discount rate range based upon a weighted average cost of capital calculation for LoopNet, as well as for companies identified below under the caption “Analysis of Select Publicly Traded Companies.” This analysis was performed on LoopNet’s combined business and its core online commercial real estate business (excluding new products in the LoopNet management projections), as discussed in the section entitled “— Financial Projections.” In the tables below, the terms “existing business” and “consolidated business” are used to refer to analyses based on management projections of the future performance of LoopNet’s “core business” and “combined business,” respectively.

For purposes of its analysis, Evercore used the following projected unlevered free cash flows, which were provided by LoopNet’s management and were adjusted to include stock-based compensation expense:

	2H
Projected Unlevered Free Cash Flow	2011E	2012E	2013E	2014E	2015E	2016E
	(in millions)

Existing Business	$7.5	$19.2	$24.6	$31.1	$39.9	$47.8
New Products	$(1.2)	$(0.6)	$1.1	$4.2	$7.1	$9.6

Consolidated Business	$6.3	$18.6	$25.7	$35.3	$46.9	$57.5

The analysis indicated the following implied per share equity reference range for LoopNet, as compared to the implied per share merger consideration:

Implied Per Share	Implied Per Share
Equity Reference	Equity Reference
Range for Consolidated	Range for Existing	Implied Per Share
LoopNet Business	LoopNet Business	Merger Consideration

$13.26 - $20.50	$11.85 - $17.88	$18.73

Although the discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. As a result, it is not necessarily indicative of LoopNet’s actual, present or future value or results, which may be significantly more or less favorable than suggested by analysis.

Present Value of Implied Future Stock Price Analysis

Evercore calculated illustrative future stock prices of LoopNet on December 31, 2015 by applying a forward multiple range of 9.0x to 13.0x, based on a review of current and historical trading multiples of LoopNet and companies identified below under the caption “Analysis of Select Publicly Traded Companies,” to estimated calendar year 2016 earnings before interest, taxes, depreciation, amortization, stock based compensation and one-time, non-recurring expenses (which we refer to as “Adjusted EBITDA”) of LoopNet based on the LoopNet management projections, and adjusting the resulting total enterprise value (“TEV”) by the estimated net debt based on LoopNet management projections. These illustrative future stock prices were discounted back to June 30, 2011, using discount rates of 10.0% to 12.0%, taking into consideration, among other things, a cost of equity calculation. This analysis indicated the following implied per share equity reference range for LoopNet, as compared to the implied per share merger consideration:

Implied Per Share
	Equity Reference	Implied Per Share
	Range for	Equity Reference	Implied Per Share
	Consolidated	Range for Existing	Merger
	LoopNet Business	LoopNet Business	Consideration

2016E Forward Adjusted EBITDA	$14.81 - $21.52	$13.11 - $18.91	$18.73

Analysis of Select Publicly Traded Companies

In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to LoopNet to that of a group of selected companies that Evercore deemed to have certain characteristics that are similar to those of LoopNet. Evercore noted, however, that none of the selected publicly traded companies is identical or directly comparable to LoopNet. As part of its analysis, Evercore calculated and analyzed the multiple of TEV as of April 26, 2011 to estimated 2011 revenue for the below publicly-traded companies, as well as the ratio of TEV to estimated

2011 Adjusted EBITDA. Evercore calculated all multiples for the selected companies based on closing share prices as of April 26, 2011 for each respective company.

In addition to CoStar, the companies that Evercore deemed to have certain characteristics similar to those of LoopNet were the following:

Online Real Estate Information Interval Leisure Group, Inc. Stewart Information Services Corporation Move, Inc. Reis, Inc. REA Group	Network Model The Corporate Executive Board Company DealerTrack Holdings, Inc. The Advisory Board Company Verisk Analytics, Inc.
Online Search/Marketplace/Lead Generation Google Inc. Amazon.com, Inc. eBay Inc. Yahoo! Inc. IAC/InterActive Corp. MercadoLibre, Inc. Marchex, Inc.	Online Vertical Media Monster Worldwide, Inc. SEEK Limited Dice Holdings, Inc. The Knot Inc. TechTarget, Inc. QuinStreet, Inc. Ancestry.com Inc. WebMD Health Corp.
Real Estate Brokerages/Agents CB Richard Ellis Group, Inc. Jones Lang LaSalle Incorporated Grubb & Ellis Company ZipRealty, Inc.

Multiples for the selected publicly-traded companies were based on publicly available filings and financial data provided by Wall Street equity research and FactSet. LoopNet financial metrics for 2011 and 2012 financial forecasts were provided by the management of LoopNet. The range of implied 2011 multiples that Evercore calculated is summarized below:

LoopNet
	(Based on												Online
	Implied		LoopNet										Search/
	Per Share		(Based on		Online								Marketplace/				Online				Real Estate
	Merger		Current		Real Estate				Network				Lead				Vertical				Brokerages/
Metric	Consideration)		Share Price)		Information				Model				Generation				Media				Agents

					Mean		Med.		Mean		Med.		Mean		Med.		Mean		Med.		Mean		Med.
TEV/2011E Revenue	9.0	x	6.4	x	3.0	x	2.7	x	3.1	x	2.4	x	4.4	x	3.5	x	4.1	x	3.6	x	1.1	x	1.1	x
TEV/2011E Adjusted EBITDA	27.6	x	19.6	x	13.0	x	12.8	x	11.9	x	11.8	x	16.0	x	10.3	x	13.1	x	12.2	x	12.6	x	12.6	x

Evercore then applied a range of selected multiples derived from the selected publicly-traded companies of 3.0x to 6.5x in the case of calendar year 2011E revenue, and 12.0x to 20.0x in the case of calendar year 2011 Adjusted EBITDA, to the corresponding financial data of LoopNet. This analysis indicated the following implied per share equity reference ranges for LoopNet, as compared to the implied per share merger consideration:

Implied Per Share
	Equity Reference	Implied Per Share
	Ranges for LoopNet	Merger Consideration

2011E Revenue	$8.81 - $14.72	$18.73
2011E Adjusted EBITDA	$10.33 - $14.72

Analysis of Historical Premiums Paid

Evercore reviewed the premiums paid in the acquisition of U.S. public companies announced between January 1, 2006 and April 20, 2011 with transaction values between $500 million and $1 billion, excluding acquisitions of banks, bank holding companies, real estate investment trust transactions and partial acquisitions. Using information from Securities Data Corp., a data source that monitors and publishes information on merger and acquisition transactions, premiums paid were calculated as the consideration paid in each such transaction over the closing market share prices of the target companies one day, one week and 30 days prior to transaction announcements which are summarized as follows:

All Transactions- January 1, 2006 — April 20, 2011 (151 Transactions)

	1 Day Prior	1 Week Prior	1 Month Prior

Mean	30.2%	31.4%	34.9%
Median	26.6%	28.6%	29.7%

All Transactions- July 1, 2009 — April 20, 2011 (44 Transactions)

	1 Day Prior	1 Week Prior	1 Month Prior

Mean	36.6%	36.3%	41.5%
Median	30.0%	30.0%	31.1%

Evercore then applied a range of selected premiums derived from the analysis of historical premiums paid of 25.0% to 40.0% to LoopNet’s closing share price on April 26, 2011. This analysis indicated the following implied per share equity reference range for LoopNet, as compared to the implied per share merger consideration:

	Implied Per Share
	Equity Reference Range	Implied Per Share
	for LoopNet	Merger Consideration

25.0% to 40.0% Premium	$17.89 - $20.03	$18.73

Selected Precedent Transactions Analysis

Evercore reviewed implied transaction data for 57 transactions involving target companies that Evercore deemed to have certain characteristics that are similar to those of LoopNet, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the proposed merger. Of the 57 transactions that Evercore reviewed, 25 involved targets in the online media/ information industry and 32 involved targets in the information/database industry.

Evercore reviewed transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt, preferred stock and minority interests, less cash and cash equivalents, as multiples, to the extent publicly available, of the last twelve months (“LTM”) revenue and Adjusted EBITDA. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The range of implied multiples that Evercore calculated is summarized below:

	Targets in the	Targets in the
	Online Media/Information	Information/Database
	Industry	Industry

TEV/LTM Revenue
High	7.0x	6.5x
Mean	4.0x	3.5x
Median	4.2x	3.2x
Low	1.2x	1.2x
TEV/LTM Adjusted EBITDA
High	34.4x	24.4x
Mean	21.1x	14.5x
Median	19.4x	13.5x
Low	12.0x	9.3x

Evercore then applied a range of selected multiples derived from those transactions described above for the selected companies of 4.0x to 8.0x in the case of LTM revenue and 15.0x to 25.0x in the case of LTM Adjusted EBITDA to the corresponding financial data of LoopNet. This analysis indicated the following implied per share equity reference ranges for LoopNet, as compared to the implied per share merger consideration:

Implied Per Share
	Equity Reference Ranges	Implied Per Share
	for LoopNet	Merger Consideration

LTM Revenue	$10.19 - $16.64	$18.73
LTM Adjusted EBITDA	$11.96 - $17.45

Research Analyst Stock Price Targets

Evercore analyzed Wall Street equity research analyst estimates of potential future value for common stock (commonly referred to as price targets) of LoopNet based on publicly available equity research published on LoopNet. These targets reflect each analyst’s estimate of the future public market trading price of LoopNet common stock and are not discounted to reflect present values. Evercore noted that the range of undiscounted equity analyst price targets of LoopNet common stock as of April 26, 2011 ranged from $10.00 to $17.00 per share. In connection with this analysis, Evercore also noted that the $18.73 implied per share value of the merger consideration was higher than the range of undiscounted equity analyst price target range of LoopNet. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for LoopNet common stock and these estimates are subject to uncertainties, including the future financial performance of LoopNet and future market conditions.

General

In connection with the review of the proposed merger by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of LoopNet. No company used in the above analyses as a comparison is directly comparable to LoopNet or CoStar, and no transaction used is directly comparable to the proposed merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of LoopNet and CoStar.

Evercore prepared these analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of LoopNet common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The merger consideration to be received by the holders of shares of LoopNet common stock pursuant to the merger agreement was determined through arm’s-length negotiations between LoopNet and CoStar and was approved by the Board. Evercore did not recommend any specific merger consideration to LoopNet or that any given merger consideration constituted the only appropriate merger consideration.

Under the terms of Evercore’s engagement, LoopNet has agreed to pay Evercore an aggregate cash fee equal to 1.2% of the aggregate transaction value of the merger, $500,000 of which became payable upon LoopNet’s request for a fairness opinion, and the remainder of which will become payable if the proposed merger is completed. Assuming the consummation of the merger occurred on April 26, 2011, based on the closing price of the CoStar common stock on April 26, 2011 and the number of shares of LoopNet common stock, stock options and restricted stock units outstanding as of April 26, 2011, the cash fee payable upon consummation of the merger would be $10.3 million. In addition, LoopNet agreed to reimburse Evercore’s reasonable expenses and to indemnify Evercore for certain liabilities arising out of its engagement. Evercore may provide financial or other services to LoopNet or CoStar in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of LoopNet, CoStar and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. Evercore and its affiliates have not for the last two years provided investment banking services to CoStar and, other than services provided to LoopNet in connection with the merger, the Series A Preferred Stock financing and the contemplated shareholder rights plan described in the section entitled “— Background of the Merger”, are not currently and have not for the last two years provided investment banking services to LoopNet.

LoopNet engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Financial Projections

LoopNet does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the inherent unreliability of these matters. However, LoopNet provided certain non-public financial information to Evercore in its capacity as LoopNet’s financial advisor, including projections by management of LoopNet’s standalone financial performance for calendar years 2011 through 2016. These projections included forecasts of revenue and EBITDA related to (i) LoopNet’s business, including projected contributions from both LoopNet’s existing online commercial real estate marketplace business and LoopNet’s new, development stage products (the “combined business”), (ii) LoopNet’s existing online commercial real estate marketplace business, including the projected contribution from

LoopNet’s acquisitions of BizQuest and LandsofAmerica (the “core business”), and (iii) LoopNet’s new, development stage products (the “new products”). These projections were in turn used by Evercore in performing the discounted cash flow analysis and present value of implied future stock price analysis described on pages 47 through 48 of this proxy statement/prospectus. Portions of this projected financial information were also provided to CoStar. A summary of these projections is set forth below.

The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, LoopNet’s management. This projected financial information was not prepared with a view toward public disclosure and, accordingly, does not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Ernst & Young LLP, LoopNet’s outside auditors, have not examined, compiled, or performed any procedures with respect to this prospective financial information and do not express an opinion or any other form of assurance with respect thereto. The summary of these projections is not being included in this proxy statement/prospectus to influence a LoopNet stockholder’s decision whether to vote in favor of the proposal to approve the merger agreement and the principal terms of the merger, but because the projections represent an assessment by LoopNet’s management of the future cash flows that were used in Evercore’s financial analysis and on which the Board relied in making its recommendation to LoopNet’s stockholders.

The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that LoopNet or any of its affiliates, advisors, representatives, CoStar or any other recipient of this information considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of LoopNet or any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these projections. While presented with numeric specificity, the assumptions upon which the projected financial information was based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond LoopNet’s control. Important factors that may affect actual results and result in the projected results not being achieved include, but are not limited to, the risks described in LoopNet’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in this proxy statement/prospectus under the heading “Cautionary Statement Concerning Forward-Looking Information.” The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the LoopNet’s prospective financial information. Accordingly, there can be no assurance that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated.

None of LoopNet or any of its affiliates, advisors or representatives undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. LoopNet does not intend to make publicly available any update or other revision to the projections, except as required by law. None of LoopNet or any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of LoopNet compared to the information contained in the projections or that forecasted results will be achieved. LoopNet has made no representation to CoStar, in the merger agreement or otherwise, concerning the projections.

LoopNet stockholders are cautioned not to place undue reliance on the projected financial information included in this proxy statement/prospectus.

Projected Financial Information
(in millions)

Revenue	2011E	2012E	2013E	2014E	2015E	2016E

Core Business	$83.8	$102.6	$123.4	$147.5	$174.4	$204.0
New Products	$1.8	$6.0	$11.8	$20.0	$29.4	$39.2

Combined Business	$85.6	$108.6	$135.2	$167.4	$203.8	$243.3

Adjusted EBITDA(1)	2011E	2012E	2013E	2014E	2015E	2016E

Core Business	$31.8	$40.1	$50.6	$62.2	$75.2	$89.0
New Products	$(4.0)	$(1.3)	$1.4	$6.2	$10.6	$14.5

Combined Business	$27.8	$38.8	$52.0	$68.5	$85.8	$103.5

(1)	The estimate of Adjusted EBITDA represents an estimate of net income plus provision for income tax expense, interest and other (expense) income, net, depreciation and amortization and non-cash stock compensation.

Projected Unlevered Free Cash Flow (In millions)	2011E	2012E	2013E	2014E	2015E	2016E

Core Business	$23.9	$28.8	$34.8	$41.9	$51.5	$60.3
New Products	$(2.3)	$(0.6)	$1.1	$4.2	$7.1	$9.6

Combined Business	$21.6	$28.2	$35.9	$46.1	$58.6	$69.9

LOOPNET DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE LOOPNET PROJECTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE LOOPNET PROJECTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

CoStar’s Reasons for the Merger

CoStar’s reasons for entering into the merger agreement include to:

•	increase scale, offer complementary services capabilities and diversify CoStar’s client and geographic footprint;

•	double the size of CoStar’s paid subscriber base;

•	unite CoStar’s strength in researching and analyzing commercial real estate with LoopNet’s complementary strength in marketing commercial real estate properties;

•	offer widespread market coverage for customers ranging from large, national brokerage and institutional market players to small, local brokers and owners;

•	provide CoStar’s clients with expanded access to active database listings; and

•	increase CoStar’s stockholder value through enhanced revenue opportunities and cost saving strategies.

The board of directors of CoStar approved the merger agreement after discussing with CoStar’s senior management a number of factors, including those described above and the business, results of operations, financial performance and condition, strategic direction and prospects of LoopNet. The CoStar board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the CoStar board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the CoStar board of directors conducted an overall analysis of the factors described above, including discussions with CoStar’s management and its financial and legal advisors. In considering the factors described above, individual CoStar directors may have given different weights to different information and factors.

Interests of Executive Officers and Directors of LoopNet in the Merger; Change in Control Severance Payments.

In considering the recommendation of the Board with respect to the merger, LoopNet stockholders should be aware that certain executive officers and directors of LoopNet have interests in the merger that may be different from, or in addition to, the interests of LoopNet stockholders generally. The Board was aware of the interests described below and considered them, among other matters, when approving the merger agreement and recommending that LoopNet stockholders vote to adopt the merger agreement.

Each of LoopNet’s executive officers and non-employee directors holds equity awards. Pursuant to the terms of the applicable LoopNet equity plan and agreements, and subject to the terms of the merger agreement, all such equity awards held by LoopNet’s executive officers and non-employee directors will become fully vested on the date of the closing of the merger and will be canceled in exchange for cash and/or shares of CoStar common stock, depending on the type of award and the exercise price of the award, if any. In general, such awards will be treated the same as equity awards held by all other LoopNet’s employees, as described in the section titled “The Merger Agreement — Treatment of Options and Restricted Stock Units”. In addition, each of LoopNet’s executive officers has an agreement with LoopNet that provides for severance benefits, in the form of cash, health benefits and accelerated vesting of equity, if the executive’s employment is terminated in connection with this transaction under the circumstances described below.

Change in Control Severance Agreements with Executive Officers

LoopNet entered into a change in control severance agreement with each of its executive officers; in December 2008 with respect to Messrs. Boyle, Byrne, Stumme, Greenman and Warthen, and in September 2010 with respect to Messrs. Handelsman, Saint and Smith, each as amended in February 2011. The change in control severance agreements provide that in the event that an executive officer is terminated without “cause” or such executive terminates employment for “good reason” (each as defined below) at any time during the period commencing two months prior to a change in control of LoopNet and ending twelve months following a change in control of LoopNet, which, as defined in the agreements, would include the consummation of the merger, the executives are entitled to certain severance benefits from LoopNet or any successor to LoopNet. The benefits are conditioned upon the execution of a release and the executive’s agreement to continue to be bound by the proprietary information and inventions agreement previously executed by the executive which, together, include the executive’s agreement (i) to continue to maintain the confidentiality of all of LoopNet’s confidential and proprietary information, (ii) not to make any statement that disparages LoopNet or any of its affiliates or its or their products, services, policies, business practices, employees, executives, officers or directors, and (iii) not to solicit any employees or customers of LoopNet for a period of twelve months following termination.

Under the change in control severance agreements, “cause” means (i) any act of personal dishonesty taken by the executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the executive and is reasonably likely to result in material harm to LoopNet, (ii) the executive’s conviction of a felony, (iii) a willful act by the executive which constitutes misconduct and is materially injurious to LoopNet, or (iv) continued willful violations by the executive of the executive’s obligations to LoopNet after the executive has received a written demand for performance from LoopNet which describes the basis for the LoopNet’s belief that the executive has not substantially performed his duties; and “good reason” means the occurrence of any of the following: (i) without the executive’s express written consent, a material reduction of the executive’s duties, title, authority or responsibilities relative to the executive’s duties, title, authority or responsibilities in effect immediately prior to the change in control; (ii) a reduction by LoopNet of the executive’s base salary or bonus opportunity as in effect immediately prior to such reduction; (iii) a material reduction by LoopNet in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefits package is materially reduced; (iv) without the executive’s express written consent, the relocation of the executive to a facility or a location more than five (5) miles from his current facility and more than fifty

(50) miles from the executive’s current residence; or (v) the failure of LoopNet to obtain the assumption of the change in control severance agreement by a successor.

The severance benefits include (1) a lump sum amount payable in cash equal to one times the sum of (a) the executive’s annual base salary in effect at the time of the termination and (b) the average of the annual bonuses paid to such executive over the two most recently completed fiscal years prior to the termination; (2) payment of the premiums for any continuation of health benefits for the executive and the executive’s spouse and dependents for twelve months following the date of the executive’s termination such that the executive will continue to pay the same cost for health benefits as the executive paid immediately prior to termination or, if LoopNet cannot provide such health benefits for any reason, a lump sum amount sufficient to enable the executive to purchase such health benefits from a third party as the same cost to the executive for such health benefits on an after-tax basis as the executive paid immediately prior to termination; (3) full acceleration of any unvested equity awards upon termination, excluding equity awards with performance-based vesting conditions; and (4) if necessary, the extension of the post-termination exercise period of any outstanding option to provide that the executive will have eighteen months following the termination date to exercise the options. The vesting acceleration of equity awards subject to performance-based vesting is subject to the terms of the respective performance-based equity awards agreements, which provide the following: one-third (1/3) of the underlying shares shall accelerate and vest if a change in control occurs prior to February 11, 2011, two-thirds (2/3) of the underlying shares shall accelerate and vest if a change in control occurs prior to February 11, 2012, and 100% of the underlying shares shall accelerate and vest if a change in control occurs prior to February 11, 2013. Notwithstanding the foregoing, as discussed above, pursuant to the terms of the applicable LoopNet equity plan and agreements, and subject to the terms of the merger agreement, all outstanding equity awards, including equity awards subject to performance-based vesting, will become fully vested on the date of the closing of the merger.

If the benefits under each change in control severance agreement, including but not limited to accelerated vesting of equity awards, would trigger a federal excise tax based on Internal Revenue Code Section 280G, then the total benefits paid to the executive under the agreement will be reduced if, and to the extent, such reduction would result in the executive retaining a larger amount on an after-tax basis (taking into account Internal Revenue Code Sections 280G and 4999) than if the executive had received the total benefit. LoopNet currently estimates that no such reduction would be made to the benefits receivable by any of its executive officers upon termination in connection with this transaction.

Change in Control Severance Payments

The following table sets forth the value of the benefits under the change in control severance agreements that would be received by each individual who has a change in control severance agreement and who has served as an executive officer at any time since the beginning of the last fiscal year, assuming the merger closes and the executive’s employment is terminated on May 27, 2011. While this table includes all executive officers, LoopNet stockholders are only being asked to cast an advisory vote to approve the agreements and understandings of LoopNet and its named executive officers involving change in control severance payments. LoopNet’s named executive officers are Richard J. Boyle, Jr., Thomas P. Byrne, Brent Stumme, Frederick G. Saint and Bryan D. Smith.

					Pension/		Tax
	Cash		Equity		NQDC	Perquisites/	Reimbursement	Other	Total
Name	($)(1)		($)(10)		($)	Benefits($)(19)	($)	($)	($)

Richard J. Boyle, Jr.	542,500	(2)	8,058,534	(11)	—	26,763	—	—	8,627,797
Brent Stumme	417,500	(3)	4,972,849	(12)	—	26,763	—	—	5,417,112
Thomas P. Byrne	472,500	(4)	8,725,483	(13)	—	26,763	—	—	9,224,746
Jason Greenman	362,500	(5)	4,661,923	(14)	—	26,763	—	—	5,051,186
Wayne Warthen	350,500	(6)	4,661,923	(15)	—	26,763	—	—	5,039,186
Michael J. Handelsman	272,500	(7)	4,214,044	(16)	—	11,599	—	—	4,498,143
Frederick G. Saint	304,750	(8)	4,424,188	(17)	—	19,418	—	—	4,748,356
Bryan D. Smith	266,250	(9)	4,328,894	(18)	—	17,984	—	—	4,613,128

(1)	The payments set forth in this column would be received upon the executive’s “double-trigger” termination without cause or resignation for good reason that occurs during the period beginning two months prior to the closing of the merger and ending twelve months following the closing of the merger. These payments are equal to (x) the executive officer’s annual base salary in effect as of May 27, 2011 plus (y) the average of the annual bonuses paid to such executive over LoopNet’s last two fiscal years that ended prior to May 27, 2011.

(2)	Represents Mr. Boyle’s annual base salary of $350,000 plus the average of the annual bonuses paid to Mr. Boyle over LoopNet’s last two fiscal years of $192,500.

(3)	Represents Mr. Stumme’s annual base salary of $270,000 plus the average of the annual bonuses paid to Mr. Stumme over LoopNet’s last two fiscal years of $147,500.

(4)	Represents Mr. Byrne’s annual base salary of $285,000 plus the average of the annual bonuses paid to Mr. Byrne over LoopNet’s last two fiscal years of $187,500.

(5)	Represents Mr. Greenman’s annual base salary of $245,000 plus the average of the annual bonuses paid to Mr. Greenman over LoopNet’s last two fiscal years of $117,500.

(6)	Represents Mr. Warthen’s annual base salary of $240,000 plus the average of the annual bonuses paid to Mr. Warthen over LoopNet’s last two fiscal years of $110,500.

(7)	Represents Mr. Handelsman’s annual base salary of $205,000 plus the average of the annual bonuses paid to Mr. Handelsman over LoopNet’s last two fiscal years of $67,500.

(8)	Represents Mr. Saint’s annual base salary of $231,000 plus the average of the annual bonuses paid to Mr. Saint over LoopNet’s last two fiscal years of $73,750.

(9)	Represents Mr. Smith’s annual base salary of $215,000 plus the average of the annual bonuses paid to Mr. Smith over LoopNet’s last two fiscal years of $51,250.

(10)	The payments set forth in this column would be received upon a closing of the merger (i.e., they are “single-trigger” benefits). The value of the portion of outstanding stock options and restricted stock units, or RSUs, that would receive accelerated vesting based on a closing date of May 27, 2011 is based on a per share value of the merger consideration of $19.00, equal to the sum of $16.50 plus $2.50, which is the value of 0.03702 shares of CoStar common stock based on the $67.46 average closing price of CoStar common stock on Nasdaq for the five days ending on May 4, 2011, less the applicable per share exercise price in the case of accelerated stock options.

(11)	Represents $5,208,534 attributable to the value of accelerated stock options and $2,850,000 attributable to the value of accelerated RSUs held by Mr. Boyle.

(12)	Represents $2,906,599 attributable to the value of accelerated stock options and $2,066,250 attributable to the value of accelerated RSUs held by Mr. Stumme.

(13)	Represents $4,996,733 attributable to the value of accelerated stock options and $3,728,750 attributable to the value of accelerated RSUs held by Mr. Byrne.

(14)	Represents $2,643,173 attributable to the value of accelerated stock options and $2,018,750 attributable to the value of accelerated RSUs held by Mr. Greenman.

(15)	Represents $2,643,173 attributable to the value of accelerated stock options and $2,018,750 attributable to the value of accelerated RSUs held by Mr. Warthen.

(16)	Represents $1,744,044 attributable to the value of accelerated stock options and $2,470,000 attributable to the value of accelerated RSUs held by Mr. Handelsman.

(17)	Represents $1,776,063 attributable to the value of accelerated stock options and $2,648,125 attributable to the value of accelerated RSUs held by Mr. Saint.

(18)	Represents $1,763,894 attributable to the value of accelerated stock options and $2,565,000 attributable to the value of accelerated RSUs held by Mr. Smith.

(19)	The benefits set forth in this column would be received upon the executive’s “double-trigger” termination without cause or resignation for good reason that occurs during the period beginning two months prior to the closing of the merger and ending twelve months following the closing of the merger. The value of these benefits is equal to the estimated twelve month continuation of health benefits for the executive officer and his dependents following May 27, 2011.

Payment for Outstanding Equity Awards for Executive Officers and Directors; Other Equity Holdings

Executive Officers’ Equity Holdings.  Each of LoopNet’s executive officers holds equity awards in the form of stock options and restricted stock units (“RSUs”), including performance-based equity awards. As with stock options held by all other employees, under the terms of LoopNet’s applicable equity plan and the stock option and RSU agreements with the executive officers, all stock options and RSUs held by the executive officers will become fully vested on the date of the closing of the merger. Pursuant to the merger agreement, each share subject to all such equity awards, other than one-third (1/3) of the unvested performance-based stock options and one-third (1/3) of the unvested performance-based RSUs held by each executive, will be canceled in exchange for (i) $16.50 in cash, without interest, and (ii) 0.03702 shares of CoStar common stock, less the exercise price per share in the case of stock options. Each share subject to the remaining one-third (1/3) of the unvested performance-based stock options and one-third (1/3) of the unvested performance-based RSUs will be canceled in exchange for that number of shares of CoStar common stock equal to the per share consideration they would have otherwise received for those equity awards, less the exercise price per share in the case of stock options, based on the market price of CoStar common stock at closing, subject to CoStar’s right to instead pay cash in the event the number of shares required to be issued pursuant to the foregoing would require CoStar to issue an aggregate number of shares of CoStar common stock that exceeds 2.25 million shares. The following table sets forth the intrinsic value of the acceleration of unvested stock options and RSUs held by LoopNet’s executive officers, as well as the intrinsic value of any vested stock options and other shares held by such executive.

			Value of
			Accelerated	Value of
	Value of		Vesting of	Accelerated
	Accelerated	Value of	Unvested	Vesting of	Value of	Value of
	Vesting of	Accelerated	Performance	Unvested	Vested	Other
	Unvested Stock	Vesting of	Stock	Performance	Stock	Shares	Total
	Options	Unvested RSUs	Options	RSUs	Options	Owned	Value
Name	$(1)	$(1)	$(1)	$(1)	$(1)	$(1)	$

Richard J. Boyle, Jr.	2,634,984	570,000	2,573,550	2,280,000	7,320,266	16,687,586	32,066,386
Brent Stumme	1,552,099	641,250	1,354,500	1,425,000	2,961,518	3,544,982	11,479,349
Thomas P. Byrne	2,694,083	1,448,750	2,302,650	2,280,000	5,916,499	3,392,260	18,034,242
Jason Greenman	1,288,673	593,750	1,354,500	1,425,000	2,557,290	6,376,172	13,595,385
Wayne Warthen	1,288,673	593,750	1,354,500	1,425,000	2,457,007	6,038,105	13,157,035
Michael J. Handelsman	563,544	1,045,000	1,180,500	1,425,000	947,226	—	5,161,270
Frederick G. Saint	595,563	1,223,125	1,180,500	1,425,000	—	—	4,424,188
Bryan D. Smith	583,394	1,140,000	1,180,500	1,425,000	1,331,804	227,829	5,888,528

(1)	Based on a per share value of the merger consideration of $19.00, equal to the sum of $16.50 plus $2.50, which is the value of 0.03702 shares of CoStar common stock based on the $67.46 average closing price of CoStar common stock on Nasdaq for the five days ending on May 4, 2011, less the applicable per share exercise price for stock options.

Non-Employee Director Equity Holdings.  Under the terms of LoopNet’s director compensation plan, LoopNet’s applicable equity plan and the stock option agreements with directors, each share subject to stock options held by non-employee directors will become fully vested on the date of the closing of the merger and, pursuant to the merger agreement, will be canceled in exchange for (i) $16.50 in cash, without interest, and (ii) 0.03702 shares of CoStar common stock, less the exercise price per share. Stock options with an exercise price higher than the total per share value of the merger consideration will be cancelled at the effective time of the merger for no consideration. The following table sets forth the intrinsic value of the acceleration of the unvested stock options held by LoopNet’s non-employee directors, as well as the intrinsic value of any vested stock options and other shares held by such director.

	Value of
	Accelerated
	Vesting	Value of	Value of
	of Unvested	Vested	Other	Total
	Options	Stock Options	Shares Owned	Value
Name	$(1)	$(1)	$(1)	$

William Byrnes	—	383,523	285,000	668,523
Dennis Chookaszian	—	383,523	—	383,523
James T. Farrell(2)(3)	93,744	274,428	—	368,172
Noel Fenton(3)	—	262,815	781,831	1,044,646
Scott Ingraham	—	383,523	167,200	550,723
Thomas Unterman(3)	—	262,815	—	262,815

(1)	Based on a per share value of the merger consideration of $19.00, equal to the sum of $16.50 plus $2.50, which is the value of 0.03702 shares of CoStar common stock based on the $67.46 average closing price of CoStar common stock on Nasdaq for the five days ending on May 4, 2011, less the applicable per share exercise price for stock options. Stock options with an exercise price higher than the total per share value of the merger consideration (“underwater” stock options) will be canceled at the effective time of the merger for no consideration. These individuals would have the following underwater stock options (vested and unvested) that would be canceled for no payment:

Name	Number of Shares Subject to Underwater Stock Options

William Byrnes	10,500
Dennis Chookaszian	10,500
Noel Fenton	10,500
Scott Ingraham	10,500
Thomas Unterman	10,500

(2)	Pursuant to an agreement between Mr. Farrell and Calera Capital Advisors, L.P., Mr. Farrell has ceded all beneficial ownership over options granted to him as a director of LoopNet to Calera Capital Advisors, L.P.

(3)	Does not include shares held by entities with which Messrs. Farrell, Fenton and Unterman are associated. See the section titled “Common Stock Ownership of Certain Beneficial Owners and Management” of LoopNet’s proxy statement on Schedule 14A regarding its 2011 annual meeting filed with the SEC on April 4, 2011 for information regarding such shares.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that for a period of six years after the effective time of the merger and to the fullest extent permitted by law or provided under LoopNet’s certificate of incorporation or bylaws or in an agreement between LoopNet and its current or former officers and directors, the surviving corporation will indemnify, and provide expenses as they are incurred to, the current or former officers and directors of LoopNet with respect to acts or omissions occurring at or prior to the effective time, provided that any person to whom expenses are advanced will provide an undertaking to repay any advances made if a court determines the person was not entitled to indemnification. The merger agreement further provides that, prior to the effective time of the merger, LoopNet may purchase a six-year “tail” officers’ and directors’ liability insurance policy on terms and conditions no less favorable in the aggregate than LoopNet’s existing directors’ and officers’ liability insurance. If LoopNet cannot purchase this “tail” policy for an aggregate premium of 200% or less of the annual premium paid by LoopNet for such existing insurance, LoopNet may only purchase as much insurance coverage as can be obtained within the 200% cap unless it receives written consent from

CoStar to exceed that cap. The surviving corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations described above, and the merger agreement provides that the foregoing rights of each indemnified person will survive the effective time of the merger and are enforceable by each indemnified person.

Certain Terms of the Series A Preferred Stock

Background.  In March 2009, LoopNet issued 50,000 shares of Series A Preferred Stock, with an initial conversion price of $6.72 per share, for an aggregate of $50.0 million in gross proceeds. All 50,000 shares of Series A Preferred Stock remain outstanding. Pursuant to the voting agreement (see the section entitled “The Voting Agreement”), the holders of all outstanding shares of Series A Preferred Stock have delivered contingent conversion notices to LoopNet pursuant to which such shares will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger.

Treatment of Preferred Stock in the Merger.  Based on the $6.72 conversion price of the Series A Preferred Stock, each Series A share will be converted into 148.80952 shares of LoopNet common stock. The per share consideration for the Series A Preferred Stock in the merger represents the common stock equivalent consideration for each share of Series A Preferred Stock. Specifically, the consideration for each share of Series A Preferred Stock, if any, outstanding immediately prior to the effective time of the merger, will be a unit consisting of (i) $2,455.36 in cash, without interest and less applicable withholding tax, and (ii) 5.5089 shares of CoStar common stock.

Summary of Terms of Preferred Stock.  Each share of LoopNet’s Series A Preferred Stock is:

•	convertible at the election of the holder at any time into a number of shares of LoopNet common stock equal to the quotient of $1,000 divided by the conversion price then in effect (which equals a conversion ratio of 148.80952 based on the $6.72 conversion price of the Series A Preferred Stock);

•	entitled to vote generally with LoopNet common stock on an as-converted basis on all matters (including the merger) other than those matters on which the Series A Preferred Stock are entitled to vote as a separate class by law;

•	entitled to a consent right on certain actions of LoopNet, including mergers, consolidations or other transactions that would impair certain rights of the holder, which the holders of the Series A Preferred Stock waived in the voting agreement;

•	senior to LoopNet common stock upon a liquidation of LoopNet, as described in greater detail below under “— Liquidation Preference”;

•	if LoopNet common stock closes at $16.80 or greater for twenty consecutive trading or reporting days, redeemable in cash at the option of LoopNet for 101% of the sum of $1,000 and any declared but unpaid dividends, but only if LoopNet redeems all of the outstanding Series A Preferred Stock;

•	subject to certain conditions, entitled at the option of its holder to the mandatory repurchase by LoopNet for 101% of the sum of $1,000 and any declared but unpaid dividends upon qualifying mergers (such as the proposed merger with CoStar), consolidation, acquisitions or other business combinations, as described in greater detail below under ‘” — Mandatory Offer to Repurchase.”

Liquidation Preference.  The holders of the Series A Preferred Stock are entitled to receive liquidation payments in preference to the holders of LoopNet common stock upon any voluntary or involuntary liquidation, dissolution or winding up of LoopNet. In particular, they are entitled to an aggregate liquidation preference equal to the greater of $50.0 million plus any accrued and unpaid dividends or the amount that such holders would receive had they converted into LoopNet common stock.

Adjustment for Merger or Reorganization.  In case of any consolidation or merger of LoopNet with or into another corporation (except one in which the holders of LoopNet capital stock immediately prior to such consolidation or merger continue to hold a majority of the voting power of the capital stock of the surviving or acquiring corporation (on a fully diluted basis) immediately after such consolidation or merger), each share of Series A Preferred Stock that remains outstanding immediately prior to the effective date of such consolidation or merger shall be convertible (or shall be converted into or exchanged for a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of LoopNet common stock deliverable upon conversion of one share of Series A Preferred Stock would have been entitled upon such consolidation or merger (the “conversion option”); provided, however, that should any holder of Series A Preferred Stock notify LoopNet not later than twenty business days after the first public announcement by LoopNet that it has entered into a definitive agreement with respect to such consolidation or merger that such holder does not wish for one or more of its shares to be treated in the manner of the conversion option, such holder shall, at the sole option of the third party acquiror, upon the effectiveness of the consolidation or merger (i) receive, without interest, cash in an amount equal to the number of shares of LoopNet common stock into which the number of shares of Series A Preferred Stock designated in such holder’s notice would have been converted effective immediately prior to the effective date of the consolidation or merger multiplied by the fair market value of the consideration per share of LoopNet common stock issuable to each other holder of shares of LoopNet common stock in connection with such consolidation or merger, which fair market value, (1) in the case of publicly-traded equity securities to be issued in the consolidation or merger the amount of which is to be determined based on a fixed exchange ratio, shall be equal to the average closing price of such securities during the twenty consecutive trading days before and excluding the effective date of the consolidation or merger, as reported by the primary exchange or quotation system on which such securities are traded, (2) in the case of publicly-traded equity securities to be issued in the consolidation or merger the amount of which is to be determined with reference to an average trading price per share for such equity securities determined over a specified time period before the effective date, shall be equal to such average trading price, (3) in the case of any other securities or property, shall be valued using customary commercial valuation methods without giving any effect to discounts for illiquidity, restrictions on transfer or minority ownership status, and (4) in the case of publicly-traded equity securities or other securities or property to be issued in the consolidation or merger together with cash, shall be the sum of the actual cash amount plus the fair market value of such equity securities determined as provided in the preceding clauses (1), (2) or (3), as applicable; or (ii) be convertible into the kind and amount of shares of stock or other securities of the third party acquiror with rights, privileges and preferences commensurate with the rights, preferences and privileges of the Series A Preferred Stock. In the voting agreement, the holders of the Series A Preferred Stock waived these provisions of the Series A Certificate.

Mandatory Offer to Repurchase.  If certain change of control transactions occur, such as the merger, LoopNet is required to make an offer to repurchase up to all of the then outstanding shares of the Series A Preferred Stock at the option and election of the holders thereof. LoopNet must pay the repurchase price in cash. The aggregate cash repurchase price is 101% of the sum of the $50.0 million and any accrued and unpaid dividends. In the voting agreement, the holders of the Series A Preferred Stock waived this provision of the Series A Certificate.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income consequences of the merger to “U.S. Holders” (as defined below) of LoopNet common stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of LoopNet common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not address the consequences of the merger under the tax laws of any state, local or foreign taxing jurisdiction and does not address tax considerations applicable to holders of Series A Preferred Stock, stock options, restricted stock units or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, it does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax consequences or tax consequences to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or brokers in securities;

•	tax-exempt organizations;

•	former citizens or former long-term residents of the United States;

•	persons whose shares of LoopNet or CoStar common stock are not held as capital assets for tax purposes;

•	persons whose functional currency is not the U.S. dollar;

•	persons who at the time of the merger already own, actually or constructively, shares of CoStar common stock;

•	persons who hold LoopNet common stock or CoStar common stock as part of a hedge, straddle or conversion transaction; or

•	persons who acquired LoopNet common stock pursuant to the exercise of compensatory options or otherwise as compensation.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds LoopNet or CoStar common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding LoopNet or CoStar common stock and partners therein should consult their own tax advisors.

This discussion is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address any foreign, state or local tax consequences of the merger or the ownership and disposition of CoStar common stock. Accordingly, LoopNet’s stockholders are strongly urged to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger and of owning and disposing of CoStar common stock.

Tax Consequences of the Merger

Based on the relative values of the cash and shares of CoStar common stock to be received in the merger, it is expected, and this discussion assumes, that the merger will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of LoopNet common stock for CoStar common stock and cash in an amount equal to the difference, if any, between (i) the sum of the amount of cash (including cash received in lieu of a fractional share of CoStar common stock) and the fair market value of the CoStar common stock received on the date of the exchange and (ii) the U.S. Holder’s tax basis in the LoopNet common stock surrendered in the exchange. Gain or loss will be determined separately for each block of LoopNet common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for CoStar common stock and cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such LoopNet common stock is more than one year on the date of the exchange. Long-term capital gains of individuals are currently generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder will have a tax basis in the CoStar common stock received equal to its fair market value on the date of the exchange, and the U.S. Holder’s holding period with respect to such CoStar common stock will begin on the day after the date of the exchange.

Backup Withholding and Information Reporting

Information returns will generally be filed with the Internal Revenue Service (“IRS”) in connection with payments to U.S. Holders pursuant to the merger. Backup withholding at a rate of 28% may apply to amounts paid in the merger to a U.S. Holder, unless the U.S. Holder furnishes a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered following the completion of the merger.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Regulatory Matters

Under the HSR Act and the rules promulgated thereunder, CoStar and LoopNet cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements are satisfied. CoStar and LoopNet filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on May 31, 2011, as a result of which the waiting period would be expected to expire by June 30, 2011, unless otherwise terminated or extended by the antitrust authorities.

While LoopNet has no reason to believe it will not be possible to obtain regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the merger, the U.S. Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of CoStar or LoopNet. Private parties may also bring actions under the antitrust laws under certain circumstances.

Under the merger agreement, both LoopNet and CoStar have agreed to use reasonable best efforts to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary to complete the merger. Notwithstanding that agreement, the merger agreement does not require LoopNet or CoStar to take any divestiture action that is not conditioned upon consummation of the merger. Additionally, CoStar is not required to take any action involving CoStar businesses or assets in order to obtain the approval of a government authority unless such approval could not be obtained by an action to which CoStar is required or obliged to agree involving solely LoopNet businesses or assets. CoStar is also not required to take any actions which, individually or in the aggregate, would constitute a “substantial detriment” (as defined in the section entitled “The Merger Agreement — Reasonable Best Efforts to Complete the Merger; Other Agreements”).

CoStar has agreed to pay LoopNet a termination fee of $51.6 million if the merger agreement is terminated by either party in the event necessary antitrust approval is not obtained and certain other conditions are satisfied, as described in greater detail below under “The Merger Agreement — Termination of the Merger Agreement.”

Voting Agreement

In connection with the transactions contemplated by the merger agreement, LoopNet’s directors and certain of LoopNet’s executive officers and significant stockholders entered into the voting agreement with CoStar and LoopNet and have agreed, in their capacities as LoopNet stockholders, to, among other things, vote all shares of LoopNet’s capital stock beneficially owned by them in favor of adoption of the merger agreement and any related proposal in furtherance thereof and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, the directors, executive officer and significant stockholders who signed the voting agreement beneficially owned approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock but excluding shares issuable upon exercise of options held by such stockholders).

The following summarizes the material terms of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is attached as Annex B to this proxy statement/prospectus. We encourage you to read the form of voting agreement in its entirety.

Pursuant to the voting agreement, the signing directors, executive officers and significant stockholders have agreed to vote (i) in favor of the adoption of the merger agreement and in favor of any related proposal in furtherance thereof; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of LoopNet or the signing directors, executive officers or significant shareholders contained in the merger agreement; and (iii) against any alternative acquisition proposal or other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect, or be inconsistent with, the merger or the other transactions contemplated by the merger agreement or the voting agreement or the performance by LoopNet of its obligations under the merger agreement or by the signing individuals under the voting agreement. The foregoing obligations apply whether or not the adoption of the merger agreement or any action described in the foregoing is recommended by the Board.

The directors, executive officers and significant stockholders who signed the voting agreement and own shares of Series A Preferred Stock agreed to execute and deliver contingent conversion notices to convert all of their shares of Series A Preferred Stock into shares of LoopNet common stock immediately prior to, and contingent upon, the completion of the merger. Such signatories, who own 100% of the outstanding shares of Series A Preferred Stock, have executed and delivered the contingent conversion notices contemplated by the voting agreement. Unless the merger agreement and the voting agreement are terminated in accordance with their respective terms, all of the outstanding Series A Preferred Stock will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger.

The signing directors, executive officers and significant stockholders have agreed in the voting agreement not to sell, assign, transfer, encumber or otherwise dispose of the shares subject to the voting agreement or to grant any proxies or enter into a voting trust or other arrangement whereby the voting rights would be transferred during the term of the voting agreement, with certain exceptions for transfers to family members, transfers upon death, transfers to charitable trusts and transfers to affiliated entities under common control. The signing directors, executive officers and significant stockholders have also agreed in the voting agreement to be bound by a non-solicitation obligation substantially the same as the non-solicitation provisions of the merger agreement described below under “The Merger Agreement — No Solicitation; Changes in Recommendation.” They have further agreed not to exercise any rights to demand appraisal of any of their shares in connection with the merger.

The voting agreement terminates upon the earlier of (i) the effectiveness of the merger and (ii) the termination of the merger agreement in accordance with its terms. The voting agreement may also be terminated by each signing director, executive officer and significant stockholder in the event of an amendment, modification or waiver of the merger agreement made without the written consent of such individual if such amendment, modification or waiver changes the form or amount of the consideration payable to such individual in respect of their applicable shares in a manner adverse to such individual.

The voting agreement also provides for certain waivers and consents granted by the signing shareholders to LoopNet in connection with their rights under the Series A Certificate, some of which are described above under “Certain Terms of the Series A Preferred Stock.”

Accounting Treatment

The merger will be accounted for as an acquisition of a business. CoStar will record net tangible and identifiable intangible assets acquired and liabilities assumed from LoopNet at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the market value, at the date of the completion of the merger, of the CoStar common stock issued as consideration for the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of CoStar after completion of the merger will reflect LoopNet’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of LoopNet. The earnings of CoStar following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all long-lived assets including goodwill will be tested for impairment when certain indicators are present. If in the future, CoStar determines that tangible or intangible assets (including goodwill) are impaired, CoStar would record an impairment charge at that time.

Listing of CoStar Common Stock

CoStar will be required to notify Nasdaq of the listing of the shares of CoStar common stock issued in the merger. CoStar common stock currently is traded on Nasdaq under the symbol “CSGP.”

Delisting and Deregistration of LoopNet Common Stock after the Merger

If the merger is completed, LoopNet common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and LoopNet will no longer file periodic reports with the Securities and Exchange Commission.

Appraisal Rights

Under the DGCL, you have the right to demand appraisal of your shares of LoopNet stock and to receive payment in cash for the fair value of your shares as determined by the Delaware Court of Chancery, together with interest, if any, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. LoopNet will require strict compliance with the statutory procedures.

For more details on appraisal rights, see the section entitled “Appraisal Rights.”

Restrictions on Sales of Shares of CoStar Common Stock Received in the Merger

The shares of CoStar common stock to be issued in connection with the merger will be freely transferable under the Securities Act except for shares issued to any stockholder who may be deemed to be an “affiliate” of CoStar for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with CoStar and may include the executive officers, directors and significant stockholders of CoStar.

Litigation

To date, LoopNet, the Board and/or CoStar are named as defendants in three putative class action lawsuits brought by alleged stockholders challenging the proposed merger. Two of the actions, Raymond E. Williams Jr. v. LoopNet, Inc., et al. and Ronald T. West v. Richard Boyle, et al., were filed on or around May 3, 2011 and Ronald T. West v. Richard Boyle, et al. was amended on May 20, 2011. The third action, Karin Cahill v. LoopNet, Inc., et al., was filed on June 3, 2011. All three actions were filed in the Superior Court of California, County of San Francisco. The complaints generally allege, among other things, that each member of the Board breached his fiduciary duties to LoopNet’s stockholders by authorizing the sale of LoopNet to CoStar for consideration that does not maximize value to the shareholders and engineering the transaction to benefit themselves without regard to LoopNet’s shareholders. The complaints also generally allege that LoopNet (and, in the case of the Ronald T. West action, CoStar) aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Board and made incomplete or materially misleading disclosures about the proposed transaction. The shareholder actions seek equitable relief, including an injunction against consummating the merger. The parties have stipulated to the consolidation of the actions, and to permit the filing of a consolidated complaint. A consolidated complaint has not yet been filed.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, dated as of April 27, 2011, as amended May 20, 2011, which is referred to as the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, merger sub, a Delaware corporation and a wholly-owned subsidiary of CoStar, will merge with and into LoopNet, and LoopNet will survive the merger as a wholly-owned subsidiary of CoStar.

Closing and Effectiveness of the Merger

The closing of the merger will occur as soon as possible, but no later than two business days after the date of the conditions to its completion have been satisfied or waived, provided that if such conditions have been satisfied or waived but CoStar’s marketing period (described below under “— Financing”) has not ended, the closing will occur at the earliest of (i) a date during the marketing period specified by CoStar with at least two business days notice to LoopNet, (ii) the final day of the marketing period and (iii) the end date (as defined below under “— Termination; Termination Fees; Expenses”), or on another date agreed upon by LoopNet and CoStar. The merger will become effective at such time (the “effective time”) as the parties file a certificate of merger with the Delaware Secretary of State (or at such later time as LoopNet and CoStar may agree and is specified in the merger certificate).

Consideration to be Received in the Merger

Common Stock.  At the effective time of the merger, each outstanding share of common stock (other than treasury stock, shares of common stock owned by CoStar or merger sub and dissenting shares) will be converted into the right to receive a unit consisting of (i) $16.50 in cash, without interest and less applicable withholding tax, and (ii) 0.03702 shares of CoStar common stock (together, the “common stock merger consideration”). For example, if you currently own 100 shares of common stock, you will be entitled to receive $1650 or (100 x $16.50) in cash and 3.702 shares or (100 x 0.03702 shares) of CoStar common stock. CoStar will not issue fractional shares of CoStar common stock in the merger. As a result, LoopNet stockholders will receive cash for any fractional share of CoStar common stock that they would otherwise be entitled to receive in the merger. After the merger is completed, LoopNet common stockholders will have only the right to receive this consideration, and will no longer have any rights as LoopNet common stockholders, including voting or other rights. Shares of common stock held as treasury stock or owned by CoStar will be canceled at the effective time of the merger.

Series A Preferred Stock.  Each share of the Series A Preferred Stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive a unit consisting of (i) 148.80952 multiplied by $16.50 in cash, without interest and less applicable withholding tax (which equals $2,455.36), and (ii) 148.80952 multiplied by 0.03702 shares of CoStar common stock (which equals 5.5089 shares of CoStar common stock). For example, if you currently own 100 shares of Series A Preferred Stock, you will be entitled to receive $245,536 or (100 x $2,455.36) in cash and 550.89 shares or (100 x 5.5089 shares) of CoStar common stock. The per share consideration for Series A Preferred Stock represents the common stock equivalent consideration for each share of Series A Preferred Stock. CoStar will not issue fractional shares of CoStar common stock in the merger. As a result, holders of Series A Preferred Stock will receive cash for any fractional share of CoStar common stock that they would otherwise be entitled to receive in the merger. After the merger is completed, holders of Series A Preferred Stock will have only the right to receive this consideration, and will no longer have any rights as LoopNet stockholders, including voting or other rights. See the section entitled “The Merger — Certain Terms of the Series A Preferred Stock.”

Treatment of Options and Restricted Stock Units

Treatment of outstanding stock options and restricted stock units granted by LoopNet will be as follows:

Stock Options.  At or immediately prior to the effective time of the merger, each stock option, whether or not vested or exercisable, will be canceled, and LoopNet will pay each holder of any such stock option at or promptly after the effective time for each such stock option an amount of cash and/or shares of CoStar common stock determined as follows:

•	For stock options (other than company performance stock options, as defined below) with an applicable exercise price less than the per share value of the merger consideration, the payment received will be the product of (x) the difference between the common stock merger consideration and the exercise price of the applicable option (the “excess”) and (y) the number of shares of LoopNet common stock the holder could have purchased (assuming full vesting of stock options) had the holder exercised the stock options in full immediately prior to the effective time of the merger. The amount of excess shall be determined by first reducing the cash component of the common stock merger consideration (i.e., $16.50) by the exercise price of the applicable option and then, if the exercise price of the applicable option exceeds the cash component of the common stock merger consideration (the amount of such excess, the “exercise excess”), by then reducing the stock component of the common stock merger consideration (i.e., 0.03702 shares of CoStar common stock) by the number of shares of CoStar common stock equal to the exercise excess divided by the volume weighted average price per share of CoStar common stock on Nasdaq for the ten consecutive trading days ending two days prior to closing.

•	For stock options with an applicable exercise price greater than the per share value of the merger consideration, no payment will be received.

The per share value of the merger consideration is the sum of $16.50 plus the value of the stock component of the common stock merger consideration (based on the volume weighted average price per share of CoStar common stock on Nasdaq for the ten consecutive trading days ending two days prior to closing).

The following examples illustrate the consideration payable in respect of stock options (other than company performance stock options) for a hypothetical holder of stock options to acquire 100 shares of LoopNet common stock at three different hypothetical exercise prices ($10.00, $18.00 and $20.00). Each example further assumes a hypothetical volume weighted average price per share of CoStar common stock on Nasdaq for the ten consecutive trading days ending two days prior to closing of $60.00.

Example 1 (assuming an exercise price of $10.00): the consideration payable would be $650 in cash (the difference between $16.50 and $10.00 multiplied by 100) and 3.702 shares of CoStar common stock (0.03702 x 100), with the holder receiving cash in lieu of fractional shares.

Example 2 (assuming an exercise price of $18.00): the consideration payable would be 1.202 shares of CoStar common stock (which was obtained by first calculating an “exercise excess” of $1.50, dividing such exercise excess by $60.00 to obtain 0.025, subtracting 0.025 from 0.03702 to obtain 0.01202 and then multiplying 0.01202 by 100), with the holder receiving cash in lieu of fractional shares.

Example 3 (assuming an exercise price of $20.00): no consideration would be payable since the exercise price is greater than the per share value of the merger consideration (calculated as approximately $18.72, assuming the applicable volume weighted average price per share of CoStar common stock is $60.00, by adding the product of 0.03702 and $60.00 to $16.50).

Restricted Stock Units.  LoopNet restricted stock units, whether or not vested or exercisable, will be canceled at or immediately prior to the effective time of the merger and, in lieu thereof, the holders of LoopNet restricted stock units (other than company performance RSUs, as defined below) will be entitled to receive payment of cash and/or shares of CoStar common stock equal to the product of the number of shares of LoopNet common stock subject to the restricted stock units and the common stock merger consideration.

Company Performance Stock Options and Company Performance RSUs.  Two-thirds of LoopNet’s performance-based stock options and two-thirds of LoopNet’s performance-based restricted stock units, whether or not vested or exercisable, will be canceled at or immediately prior to the effective time of the merger and, in lieu thereof, the holders of such performance-based stock options and performance-based restricted stock units will be entitled to receive payment of cash and/or shares of CoStar common stock determined as described above with respect to stock options and restricted stock units, respectively.

The remaining one-third of LoopNet’s performance-based stock options (the “company performance stock options”) and the remaining one-third of LoopNet’s performance-based restricted stock units (the “company performance RSUs”) will be canceled at or immediately prior to the effective time of the merger and, in lieu thereof, the holders of such company performance stock options and company performance RSUs will be entitled to receive payment of cash and/or shares of CoStar common stock determined as follows:

•	For such company performance stock options with an applicable exercise price less than the per share value of the merger consideration, the payment received will be equal in value to the payment determined as described above with respect to stock options, except that any payments that would have been paid in cash will be paid in CoStar common stock.

•	For such company performance stock options with an applicable exercise price greater than the per share value of the merger consideration, no payment will be received.

•	For such company performance RSUs, the payment received will be equal in value to the payment determined as described above with respect to restricted stock units, except that any payments that would have been paid in cash will be paid in CoStar common stock.

If, as a result of the foregoing treatment of company performance stock options and company performance RSUs, the merger agreement would require CoStar to issue an aggregate number of shares of CoStar common stock in excess of 2.25 million shares, CoStar may instead pay to the holders of the company performance stock options and company performance RSUs the amounts in excess of 2.25 million shares in cash.

Fractional Shares

CoStar will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of LoopNet common stock who would otherwise be entitled to receive a fraction of a share of CoStar common stock (after taking into account all shares of LoopNet common stock owned by such holder at the effective time of the merger) will receive cash based on the fractional share to which such holder would otherwise be entitled and the prevailing price of CoStar stock when the exchange agent sells the aggregated fractional shares.

Exchange Procedures

CoStar will appoint an exchange agent for the payment of the applicable merger consideration in exchange for shares of LoopNet common stock and Series A Preferred Stock. Promptly after the effective time of the merger, CoStar will mail or cause the exchange agent to mail to each holder of record of common stock and Series A Preferred Stock a letter of transmittal and instructions for effecting the surrender of stock certificates or uncertificated shares in exchange for the payment of the consideration described above to be made to the holder of such certificates or uncertificated shares. Upon surrender or transfer of shares to the exchange agent, together with a properly completed letter of transmittal and such other evidence as the exchange agent may reasonably require, the holder of such shares will be entitled to receive the applicable consideration for each share of LoopNet common stock or Series A Preferred Stock, as applicable. The exchange agent, the surviving corporation and CoStar are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable.

After the effective time, each certificate that previously represented shares of LoopNet common stock or Series A Preferred Stock will be canceled and, subject to compliance with the procedures described above, exchanged for the applicable merger consideration as described above under “— Consideration to be Received in the Merger.”

LoopNet and CoStar are not liable to holders of LoopNet common stock or Series A Preferred Stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the exchange agent without a letter of transmittal.

Distributions with Respect to Unexchanged Shares

Holders of LoopNet common stock are entitled to receive dividends or other distributions on CoStar common stock with a record date after the effective time of the merger, but only after such holder has surrendered its LoopNet common stock certificates and uncertificated shares. Any dividend or other distribution on CoStar common stock with a record date after the effective time of the merger will be paid (i) at the time of surrender of the common stock certificate or uncertificated share, if the payment date is on or prior to the date of surrender and not previously paid or (ii) at the appropriate payment date, if the dividends or distributions have a payment date subsequent to such surrender.

Lost, Stolen and Destroyed Certificates

If a LoopNet common stock or Series A Preferred Stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by CoStar, may also be required to provide an indemnity bond (in such reasonable amount as may be directed by CoStar) prior to receiving any merger consideration.

Dissenting Shares

A holder of LoopNet common stock or Series A Preferred Stock may exercise appraisal rights available under Section 262 of the DGCL, which is included with this proxy statement/prospectus as Annex D. The shares of stock held by holders who have properly exercised appraisal rights will not be converted into the right to receive the consideration discussed above, but will instead be entitled to such rights as are granted by Section 262 of the DGCL.

Representations and Warranties

The merger agreement contains representations and warranties made by LoopNet to CoStar and by CoStar to LoopNet. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Accordingly, LoopNet stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, were negotiated for purposes of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in public disclosures of LoopNet and CoStar. This description of the representations and warranties is included to provide LoopNet’s stockholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement/prospectus should be read in conjunction with the other information contained in the reports, statements and filings LoopNet and CoStar publicly file with the SEC. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

In the merger agreement, LoopNet and CoStar made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

•	due incorporation, valid existence and good standing, and corporate authorization and power to enter into the merger agreement and consummate the transactions contemplated thereby;

•	required regulatory filings, consent and approval of governmental entities in connection with the merger agreement and the merger;

•	the absence of any violation of or conflict with such party’s organizational documents or applicable laws as a result of entering into the merger agreement and consummating the merger;

•	the proxy statement/prospectus to be filed with the SEC under the Exchange Act and the accuracy of information contained in such document as provided by such party;

•	capitalization and capital structure;

•	documents filed by LoopNet with the SEC since January 1, 2008 and by CoStar with the SEC since January 1, 2010, the accuracy of information contained in those documents and CoStar and LoopNet’s compliance with provisions of the Sarbanes-Oxley Act and the listing rules of Nasdaq;

•	financial statements;

•	litigation and legal proceedings; and

•	the absence of undisclosed finders’ fees.

In addition to the foregoing, the merger agreement contains representations and warranties made by LoopNet to CoStar, including regarding:

•	the Stockholder Approval required to consummate the merger;

•	the good standing and corporate power and authority of LoopNet’s subsidiaries;

•	the absence of certain changes or events, and the absence of a material adverse effect on LoopNet, in each case since December 31, 2010;

•	the absence of undisclosed liabilities;

•	compliance with applicable legal requirements and possession of permits;

•	properties;

•	intellectual property;

•	filing of tax returns, payment of taxes and other tax matters;

•	employee benefit plans;

•	environmental matters;

•	certain material contracts;

•	receipt by LoopNet of a fairness opinion from Evercore;

•	the inapplicability of certain state takeover statutes, the lack of any antitakeover provisions in any organizational documents of any of LoopNet’s subsidiaries and LoopNet’s lack of any rights agreement, “poison pill” or similar agreement or plan;

•	affiliate transactions;

•	employment matters; and

•	insurance.

In addition, the merger agreement contains representations and warranties made by CoStar to LoopNet including regarding the existence of a fully executed debt commitment letter confirming the commitments of J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. to provide CoStar with debt financing in connection with the merger, certain terms and conditions of that debt commitment letter and the availability of sufficient funds for CoStar to consummate the merger as contemplated by the merger agreement, among other things.

LoopNet’s Conduct of Business Before Completion of the Merger

From the date of the merger agreement until the effective time, LoopNet has agreed, subject to certain exceptions, to, and to cause each of its subsidiaries to, conduct its business in the ordinary course and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties, to keep available the services of its present officers and employees and to comply in all material respects with applicable law and the requirements of all material contracts.

In addition, LoopNet may not, among other things and subject to certain exceptions, without CoStar’s consent:

•	amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents;

•	split, combine, subdivide or reclassify any shares of its capital stock or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries to LoopNet or another wholly-owned subsidiary of LoopNet;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any LoopNet securities or any securities of LoopNet’s subsidiaries or any options, warrants or rights to acquire any LoopNet securities or any of LoopNet’s subsidiaries’ securities;

•	issue, deliver, grant, pledge, redeem, accelerate rights under, dispose of, transfer or sell, or authorize the issuance, delivery, grant, pledge, redemption, acceleration of rights under, disposition, transfer or sale of, any shares of any LoopNet securities or any securities of LoopNet’s subsidiaries or any options, warrants, calls, commitments or rights or any other agreements to acquire any LoopNet securities or any securities of LoopNet’s subsidiaries, or any securities convertible into or exchangeable for any shares of, or grant to any entity any right the value of which is based on the value of, any LoopNet securities or any securities of LoopNet’s subsidiaries, other than the issuance of (i) shares of LoopNet common stock upon the exercise of LoopNet stock options that are outstanding on the date of the merger agreement in accordance with the terms of those stock options on the date of the merger agreement, (ii) shares of LoopNet common stock upon the vesting and scheduled settlement of LoopNet restricted stock units that are outstanding on the date of the merger agreement in accordance with the terms of those LoopNet restricted stock units on the date of the merger agreement, or (iii) securities of LoopNet’s subsidiaries issued to LoopNet or any other wholly-owned subsidiary of LoopNet;

•	amend any term of any security of LoopNet or its subsidiaries;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any assets, securities, properties, interests or businesses that are in excess of $1 million individually or $3 million in the aggregate;

•	enter into any new line of business outside of its existing business segments or enter into any agreement, arrangement or commitment that limits or otherwise restricts LoopNet or any subsidiary of LoopNet, or upon completion of the transactions contemplated by the merger agreement, CoStar, merger sub or any of their respective subsidiaries, from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business;

•	make or commit to make any capital expenditures in excess of $2 million, or, if the merger shall not have been consummated before December 31, 2011, $2.5 million, for LoopNet and its subsidiaries taken as a whole;

•	sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any lien on, allow to expire or lapse or otherwise transfer or dispose of any of its assets, rights, securities, properties, interests or businesses that individually or in the aggregate are in excess of $1 million;

•	other than in connection with acquisitions permitted by the interim operating covenants, make any loans, advances or capital contributions to, or investments in, any other entity, other than in the ordinary course of business or in connection with agreements with strategic partners and not in excess of $1 million individually or in the aggregate;

•	incur or assume any indebtedness for borrowed money or guarantees thereof or otherwise become responsible (whether directly, contingently or otherwise) for the obligations of any entity (other than letters of credit, guarantees or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice or indebtedness incurred between LoopNet and any of LoopNet’s wholly-owned subsidiaries or between any such subsidiaries), or enter into a “make well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LoopNet or any of LoopNet’s subsidiaries;

•	with respect to any director or employee of LoopNet or any of LoopNet’s subsidiaries, (i) grant (except as specifically required by LoopNet’s employee plans as in effect on the date of the merger agreement) or increase any severance or termination pay (or amend any existing severance pay or termination arrangement) or (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than (x) at will offer letters for non-executive employees of LoopNet with base salary of $150,000 or less or (y) agreements for hires made in connection with acquisitions permitted by the interim operating covenants, which, in the case of each (x) and (y), do not provide for any equity grants;

•	increase benefits payable under any existing severance or termination pay policies;

•	establish, adopt or materially amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement;

•	increase compensation, bonus or other benefits payable to any employee of LoopNet or any of LoopNet’s subsidiaries, except with respect to any nonexecutive employee of LoopNet or any of LoopNet’s subsidiaries, for increases in base salary in the ordinary course of business;

•	change LoopNet’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

•	settle, or offer or propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against LoopNet or any of its subsidiaries, (ii) any stockholder litigation or dispute against LoopNet or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•	make or change any material tax election, change any material annual tax accounting period, adopt or materially change any material method of tax accounting, enter into any material closing agreement or settle any material tax claim or audit;

•	announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of LoopNet (including, but not limited to, any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar action under a similar law), other than routine employee terminations;

•	adopt or implement a rights plan or similar arrangement;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of LoopNet or any subsidiary, other than the merger or as expressly provided in the merger agreement;

•	except as required by applicable law or the transactions contemplated in the merger agreement, amend, modify or terminate any material contract or lease, or knowingly waive, release or assign any material rights, claims or benefits under any material contract or lease or with respect to any investment in any entity (including without limitation, the right to designate one or more members to the board of directors or similar governing body of any entity (or its affiliates) or other governance rights), or enter into (i) any lease (whether as lessor, sublessor, lessee or sublessee) or (ii) any new contract that, if entered into prior to the date of the merger agreement, would constitute a material contract under the merger agreement; or

•	agree, resolve or commit to do any of the foregoing.

No Solicitation; Changes in Recommendations

In the merger agreement, LoopNet has agreed that the Board will recommend that LoopNet’s stockholders adopt the merger agreement, and that none of LoopNet, its Board of Directors or its subsidiaries will, nor will any of LoopNet, its Board of Directors or any of its subsidiaries authorize or permit any of its representatives to, directly or indirectly:

•	solicit, initiate, induce, explore or knowingly take any action to facilitate or encourage the submission or announcement of any acquisition proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an acquisition proposal, including through the furnishing of any information;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to LoopNet or any of its subsidiaries or afford access to the business, properties, assets, books or records of LoopNet or any of its subsidiaries to or otherwise cooperate in any way with, assist or facilitate any third party that is seeking to make, or has made, an acquisition proposal;

•	fail to make, withdraw or modify in a manner adverse to CoStar (or publicly propose to withdraw or modify in a manner adverse to CoStar) the Board’s recommendation that LoopNet’s stockholders adopt the merger agreement, or approve, recommend or declare advisable an acquisition proposal (an “adverse recommendation change”); or

•	approve, recommend, declare advisable or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal or requiring LoopNet to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

However, at any time prior to obtaining the Stockholder Approval, so long as none of LoopNet, its subsidiaries or their representatives have breached or taken any actions inconsistent with LoopNet’s above obligations regarding non-solicitation, LoopNet and its Board may, to the extent required by the Board’s fiduciary duties:

•	in response to a bona fide written acquisition proposal that the Board determines in good faith after consultation with outside legal and financial advisors would reasonably be expected to constitute or result in a superior proposal, (i) engage in negotiations or discussions with such third party and its representatives and financing sources and (ii) furnish information relating to LoopNet to the person making such proposal, its representatives or financing sources pursuant to a confidentiality agreement with terms no less favorable to LoopNet than LoopNet’s confidentiality agreement with CoStar (before taking into account LoopNet’s acknowledgment that the Form S-4 in which this proxy statement/prospectus is included will require the disclosure of certain information that may be confidential under the terms of its confidentiality agreement between CoStar and LoopNet and LoopNet’s waiver of the restrictions under the confidentiality agreement with CoStar in respect of such disclosure, such acknowledgement and waiver being contained in the merger agreement);

•	subject to compliance with the applicable terms of the merger agreement, make an adverse recommendation change (i) in connection with a bona fide written unsolicited acquisition proposal (that did not arise out of a breach of LoopNet’s non-solicitation obligations under the merger agreement) that the Board concludes in good faith constitutes a superior proposal, or (ii) in connection with an “intervening event” (a material event or circumstance that was not known to, or reasonably foreseeable by, the Board on or prior to the date of the merger agreement and does not relate to (x) any acquisition proposal, (y) clearance of the merger under the HSR Act or (z) any circumstances relating to CoStar); or

•	subject to compliance with the applicable terms of the merger agreement, terminate the merger agreement to enter into a definitive agreement with respect to a bona fide written unsolicited acquisition proposal (that did not arise out of a breach of LoopNet’s non-solicitation obligations under the merger agreement) that the Board concludes in good faith constitutes a superior proposal (a “superior proposal termination”); provided that any such termination shall be void and of no force or effect, unless concurrently with such termination LoopNet pays CoStar the $25.8 million termination fee payable pursuant to the merger agreement, enters into such definitive agreement and otherwise complies with its non-solicitation obligations.

In each case referred to above, LoopNet may take such action only if the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, and, further, in the case of the second and third bullets above, only if, prior to effecting any adverse recommendation change or superior proposal termination, (i) LoopNet notifies CoStar in writing, at least five business days prior to effecting such adverse recommendation change or superior proposal termination of its intention to effect such adverse recommendation change or superior proposal termination (any material amendment to the terms of a superior proposal shall require a new notice period of at least two business days, rather than five business days), (ii) during the applicable notice period LoopNet negotiates with CoStar in good faith to make such adjustments to the terms and conditions of the merger agreement such that the superior proposal ceases to be a superior proposal or the adverse recommendation change in response to the intervening event is no longer necessary, as applicable and (iii) at the end of the notice period, the Board determines in good faith, after consultation with its outside legal counsel and financial advisor that such superior proposal continues to meet the definition of superior proposal or the intervening event continues to necessitate an adverse recommendation change, as applicable.

The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any third party offer, proposal, indication of interest or inquiry contemplating or otherwise relating to any transaction or series of transactions involving (i) any acquisition, lease, license or purchase, direct or indirect, of 20% or more of the consolidated assets of LoopNet and its subsidiaries or 20% or more of any class of equity or voting securities of LoopNet or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of LoopNet, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 20% or more of any class of equity or voting securities of LoopNet (or any surviving or successor entity thereto) or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of LoopNet or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving LoopNet or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of LoopNet and its subsidiaries.

The term “superior proposal” means a bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of LoopNet common stock on an as-converted basis or all or substantially all of the consolidated assets of LoopNet and its subsidiaries that the Board determines in good faith by a majority vote, after considering the advice of outside counsel and a financial advisor of nationally recognized reputation, is (A) at least as favorable, from a financial point of view, to the holders of LoopNet common stock as the merger consideration (disregarding the aspects and risks set forth in the parenthetical in the following clause (B)) and (B) on more favorable terms to the holders of LoopNet common stock than the merger (taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks (including required conditions (including any requirement of a stockholder vote of the party making the acquisition proposal) and likelihood and timing of consummation)).

The merger agreement also provides that LoopNet shall not take any of the actions described above unless LoopNet shall have delivered to CoStar a prior written notice advising CoStar that it intends to take such action. In addition, LoopNet shall notify CoStar promptly (but in no event later than 24 hours) after receipt by LoopNet (or any of its representatives) of any acquisition proposal, including of the material terms and conditions thereof, and shall, at CoStar’s request, keep CoStar informed on a reasonably current basis as to the status (including changes to the material terms) of such acquisition proposal. LoopNet shall also notify CoStar promptly (but in no event later than 24 hours) after receipt by LoopNet of any request for non-public information relating to LoopNet or any of its subsidiaries or for access to the business, properties, assets, books or records of LoopNet or any of its subsidiaries by any third party that may be considering making, or has made, an acquisition proposal.

Reasonable Best Efforts to Complete the Merger; Other Agreements

Reasonable Best Efforts.  CoStar and LoopNet have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement.

Notwithstanding the parties’ “reasonable best efforts” obligation the merger agreement does not require LoopNet or CoStar to take any divestiture action that is not conditioned upon consummation of the merger. Additionally, CoStar is not required to take any action involving CoStar businesses or assets in order to obtain the approval of a government authority unless such approval could not be obtained by an action to which CoStar is required or obliged to agree involving solely LoopNet businesses or assets. CoStar is also not required to take any actions which, individually or in the aggregate, would constitute a substantial detriment. A “substantial detriment” means (i) any material limitation, restriction or prohibition on the ability of CoStar or any of its subsidiaries effectively to acquire, hold or exercise full rights of ownership of the capital stock of LoopNet or the surviving corporation, or the assets of LoopNet and its subsidiaries, (ii) a loss by CoStar and its affiliates of a material benefit or material benefits (including, without limitation, revenue or cost synergies), after taking into account the adverse effect of the proposed actions on CoStar and its affiliates (including, for these purposes, the surviving corporation and its subsidiaries) arising from or relating to the merger and the other transactions contemplated by the merger agreement, (iii) an impact that is materially adverse to the assets, business, results of operation or financial condition of the surviving corporation and its subsidiaries, or (iv) an impact that is materially adverse to the assets, business, results of operation or financial condition of CoStar and its subsidiaries, assuming for purposes of this determination that CoStar and its subsidiaries are of equivalent size to the surviving corporation and its subsidiaries, taken as a whole.

Proxy Statement/Prospectus; Registration Statement; Stockholders’ Meeting.  CoStar and LoopNet have agreed to prepare and file with the SEC this proxy statement/prospectus and the registration statement in which this proxy statement/prospectus is included as a prospectus as promptly as practicable after the execution of the merger agreement. CoStar and LoopNet have also agreed to use reasonable best efforts to have the registration statement declared effective, to keep the registration statement effective as long as is necessary to consummate the merger, to furnish all information reasonably requested by the other in connection with the preparation and other action involving the registration statement and to resolve any SEC comments relating to this proxy statement/prospectus. LoopNet has agreed to cause this proxy statement/prospectus to be mailed to its stockholders as promptly as practicable after the registration statement in which this proxy statement/prospectus is included as a prospectus is declared effective. The merger agreement also provides that LoopNet will hold the stockholders’ special meeting as soon as reasonably practicable following the effectiveness of the registration statement and will recommend adoption of the merger agreement by LoopNet’s stockholders and use reasonable best efforts to obtain the Stockholder Approval.

Other Agreements.  The merger agreement contains certain other agreements, including agreements relating to notifications of certain events, public announcements and confidentiality.

Financing

Marketing Period

Under the merger agreement, LoopNet has agreed to allow CoStar and its financing sources a period of 20 consecutive business days to market the debt financing. The marketing period is a period during and at the end of which (i) CoStar has the LoopNet financial and other information described below (and the information will be deemed not to have been received on any date on which the financial statements of LoopNet and its subsidiaries delivered to CoStar as of such date would be required to be updated in order to be sufficiently current to permit a registration statement with the SEC using such financial statements (including pro forma financial statements) to be declared effective on any day during the marketing period if the marketing period were to commence on such date), (ii) the conditions of the merger described below under “— Conditions of the Merger — Mutual Conditions” have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the merger) and (iii) nothing has occurred and no condition exists that would cause any of the conditions of the merger described below under “— Conditions of the Merger — CoStar Conditions” to fail to be satisfied assuming the closing were to be scheduled for any time during such 20 consecutive business day period; provided that if all such conditions have been satisfied other than the Stockholder Approval because the special meeting of LoopNet’s stockholders has not yet been held, unless a bona fide acquisition proposal has been made and remains outstanding, the marketing period will commence on the date that is 15 business days prior to the date of such special meeting.

If the marketing period has not ended on or prior to August 19, 2011, it will commence no earlier than September 7, 2011, and if it has not ended on or prior to December 16, 2011, it will commence no earlier than January 3, 2012 and the marketing period will be deemed not to have commenced if prior to its completion, Ernst & Young LLP has withdrawn its audit opinion with respect to any of the financial statements filed by LoopNet with the SEC since January 1, 2008. In addition, for purposes of calculating the length of the marketing period, a business day does not include November 25, 2011, or any day on which there has been (i) any general suspension of, or limitation on trading in securities on Nasdaq (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York or (iii) any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions.

LoopNet Cooperation

LoopNet has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries to use their reasonable best efforts to provide, and to use its reasonable best efforts to cause each of its and their respective representatives to provide all cooperation reasonably requested by CoStar in connection with the financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of LoopNet and its subsidiaries), including, among other things:

•	participation in meetings, due diligence sessions, presentations, “road shows” and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the debt financing;

•	furnishing CoStar and its financing sources with all financial and other pertinent information regarding LoopNet and its subsidiaries as may be reasonably requested by CoStar to assist in the preparation of customary offering or information documents, including information with respect to the collateral, financial statements, pro forma financial information, financial data, audit reports and certain other information required and of the type and form customarily included in private placements of debt securities;

•	using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance;

•	furnishing CoStar and its financing sources with information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and

•	executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, perfection certificates, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by LoopNet’s chief financial officer.

None of these letters, agreements, registration statements, documents and certificates will have to be executed and delivered except in connection with the closing of the merger, and the effectiveness thereof will be conditioned upon, or become operative after, the occurrence of the closing of the merger. No personal liability will be imposed on the LoopNet officers or employees involved in assisting CoStar and its financing sources pursuant to the foregoing.

The obligations of CoStar and merger sub to consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions of the merger agreement are not conditioned upon the availability or consummation of the debt financing or receipt of the proceeds therefrom.

Access to Information

Under the merger agreement, until the effective time, subject to applicable law and the confidentiality agreement between LoopNet and CoStar dated March 10, 2011, LoopNet will give CoStar and its authorized representatives full access to the offices, properties, books and records of LoopNet and its subsidiaries, furnish CoStar and its authorized representatives with reasonably requested information and instruct LoopNet’s authorized representatives to cooperate with CoStar’s investigation of LoopNet and its subsidiaries.

Director and Officer Indemnification and Insurance

The merger agreement provides that for a period of six years after the effective time of the merger and to the fullest extent permitted by law or provided under LoopNet’s certificate of incorporation or bylaws or in an agreement between LoopNet and its current or former officers and directors, the surviving corporation will indemnify, and provide expenses as they are incurred to, the current or former officers and directors of LoopNet with respect to acts or omissions occurring at or prior to the effective time, provided that any person to whom expenses are advanced will provide an undertaking to repay any advances made if a court determines the person was not entitled to indemnification. The merger agreement further provides that, prior to the effective time of the merger, LoopNet may purchase a six-year “tail” officers’ and directors’ liability insurance policy on terms and conditions no less favorable in the aggregate than LoopNet’s existing directors’ and officers’ liability insurance. If LoopNet cannot purchase this “tail” policy for an aggregate premium of 200% or less of the annual premium paid by LoopNet for such existing insurance, LoopNet may only purchase as much insurance coverage as can be obtained within the 200% cap unless it receives written consent from CoStar to exceed that cap. The surviving corporation will pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations described above, and the merger agreement provides that the foregoing rights of each indemnified person will survive the effective time of the merger and are enforceable by each indemnified person.

Employee Matters

The merger agreement provides that, for a period of one year after the effective time, CoStar will provide the following to those employees of LoopNet and its subsidiaries who are employed immediately prior to the effective time (the “covered employees”) who remain employed by CoStar after the effective time: (i) base salary or base wages that are no less than the base salary or base wages provided to each such continuing employee immediately prior to the effective time and (ii) annual cash bonus opportunity and other compensation and benefits (other than equity incentive arrangements) that are in the aggregate substantially comparable to such annual cash bonus opportunity and other compensation and benefits provided by LoopNet and its subsidiaries as in effect immediately prior to the effective time. The merger agreement also provides that, except as would result in the duplication of benefits, with respect to any compensation and/or benefit program, policy or arrangement maintained by CoStar or any of its subsidiaries, including the surviving corporation, in which any LoopNet employee becomes a participant, such employee will receive full credit (for purposes of eligibility to participate, vesting, and, except for any defined benefit plan, benefit level and accrual, where applicable under the compensation and/or benefit programs, policies or arrangements of CoStar or any of its subsidiaries), for service with LoopNet or any of its subsidiaries (or predecessor employers to the extent LoopNet provides such past service credit). In addition, CoStar will waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by CoStar or any of its subsidiaries in which LoopNet employees (and their eligible dependents) are eligible to participate from and after the effective time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of LoopNet and its subsidiaries in which the LoopNet employee participated. If a LoopNet employee commences participation in any health benefit plan of CoStar or any of its subsidiaries after the commencement of a calendar year, to the extent commercially practicable, CoStar shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such LoopNet employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such LoopNet employee (and dependents) commences participation. CoStar has also agreed to provide certain LoopNet employees with minimum severance benefits should they be terminated under certain circumstances.

Directors and Officers After the Merger

From the effective time until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of merger sub at the effective time will be the directors of the surviving corporation resulting from the merger of merger sub with and into LoopNet and (ii) the officers of LoopNet at the effective time will be the officers of the surviving corporation resulting from the merger of merger sub with and into LoopNet.

Conditions of the Merger

Mutual Conditions.  The obligations of LoopNet, CoStar and merger sub to consummate the merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time, including the following:

•	obtaining the Stockholder Approval;

•	the absence of any injunctions or other legal prohibitions preventing the consummation of the merger;

•	the expiration or termination of the waiting period under the HSR Act and the obtaining of any other approvals or clearances required to consummate the merger with respect to any other antitrust laws; and

•	the effectiveness of the Form S-4 in which this proxy statement/prospectus is included as a prospectus and the lack of any stop order suspending the effectiveness of the Form S-4 or pending or threatened SEC proceedings to effect a stop order.

CoStar Conditions.  CoStar’s and merger sub’s obligations to consummate the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	the absence of any pending suit, action or proceeding by a governmental authority which seeks to make illegal, prevent or otherwise restrain the consummation of the merger, or that, individually or in the aggregate, is reasonably expected to impose a substantial detriment;

•	the absence of any injunctions or other legal prohibitions making illegal or preventing or otherwise restraining the consummation of the merger or imposing or, individually or in the aggregate, reasonably expected to impose a substantial detriment;

•	in the case of certain of LoopNet’s representations and warranties relating to corporate existence and power, corporate authorization, and no material adverse effect, the accuracy of such representations and warranties in all respects; in the case of LoopNet’s representations and warranties relating to capitalization, the accuracy of such representations and warranties in all but de minimis respects; in the case of certain of LoopNet’s representations and warranties relating to corporate authorization, subsidiaries and antitakeover matters, the accuracy of such representations and warranties in all material respects; and in the case of LoopNet’s other representations and warranties, the accuracy (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) of such representations and warranties except for such inaccuracies as would not, individually or in the aggregate, have a material adverse effect on LoopNet;

•	LoopNet’s performance in all material respects of its obligations under the merger agreement;

•	the delivery to CoStar of an officers’ certificate from LoopNet confirming that the conditions described in the immediately preceding two bullets have been satisfied; and

•	the lack of general banking, stock market or credit market limitations, suspensions and moratoria.

LoopNet Conditions.  LoopNet’s obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	in the case of certain of CoStar’s representations and warranties relating to corporate existence and power, corporate authorization and capitalization, the accuracy of such representations and warranties in all material respects; and in the case of CoStar’s other representations and warranties, the accuracy (disregarding all materiality and material adverse effect qualifications contained in such representations and warranties) of such representations and warranties except for such inaccuracies as would not, individually or in the aggregate, have a material adverse effect on CoStar;

•	CoStar and merger sub’s performance in all material respects of their obligations under the merger agreement; and

•	the delivery to LoopNet of an officers’ certificate from CoStar confirming that the conditions described in the immediately preceding two bullets have been satisfied.

The merger agreement provides that certain of the conditions described above may be waived. Neither CoStar nor LoopNet currently expects to waive any material condition to the completion of the merger.

Definition of Material Adverse Effect

A “material adverse effect” is defined with respect to any entity as (a) a material adverse effect on the financial condition, business, assets or results of operations of such entity and its subsidiaries, taken as a whole or (b) a material impairment or delay in the ability of such entity to consummate the transactions contemplated by the merger agreement.

With respect to (a) above, the definition of material adverse effect excludes any effects resulting from or arising out of the following:

•	changes in generally accepted accounting principles or changes in the regulatory accounting requirements applicable to any industry in which an entity and its subsidiaries operate that are proposed, approved or enacted on or after the date of the merger agreement;

•	changes in the financial or securities markets or general economic or political conditions in the United States;

•	changes (including changes of applicable laws) or conditions generally affecting the industry in which an entity and its subsidiaries operate and not specifically relating to such entity and its subsidiaries, taken as a whole;

•	acts of war, sabotage or terrorism or natural disasters occurring after the date of the merger agreement;

•	any loss of or adverse change in the relationship of an entity or any of its subsidiaries with its employees, customers, partners or suppliers arising out of the announcement, pendency or consummation of the transactions contemplated by the merger agreement;

•	in and of itself, any failure by an entity or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending after the date of the merger agreement (it being agreed that the underlying facts and circumstances giving rise to such failure may be taken into account in determining whether a “material adverse effect” has occurred);

•	any action taken by an entity or any of its subsidiaries that is specifically required pursuant to the merger agreement; or

•	any action, suit, investigation or proceeding made, brought or threatened by any holder of securities of an entity, on the holder’s own behalf or on behalf of the entity on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the entity’s officers or directors), arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement, including the merger.

The exclusions described in the first four bullet points above do not apply to the extent that the relevant changes, effects, events, circumstances or occurrences disproportionately impact the entity and its subsidiaries relative to other companies in its industry.

Termination; Termination Fees; Expenses

Termination.  The merger agreement may be terminated, and the merger may be abandoned at any time prior to its completion:

•	by mutual written consent of LoopNet and CoStar;

•	by either CoStar or LoopNet, if:

•	the merger has not been completed by January 31, 2012; provided that this date can be extended by either CoStar or LoopNet to April 30, 2012 if any required antitrust approvals have not been received but all other mutual conditions to the closing of the merger have been satisfied or waived; and provided further that this date will be automatically extended until the second business day after the final day of the marketing period if CoStar’s marketing period has commenced but not ended (as discussed in more detail above under “The Merger — Closing and Effectiveness of the Merger”); except that this right is not available to any party whose breach of the merger agreement primarily caused the failure to complete the merger by this date (January 31, 2012 or any later date resulting from an extension as described in this bullet, the “end date”);

•	there is a final and nonappealable legal restraint or prohibition in effect that prevents the completion of the merger; or

•	the Stockholder Approval is not obtained at the special meeting or any postponement or adjournment thereof;

•	by CoStar, if:

•	the Board makes an adverse recommendation change;

•	after an alternative acquisition proposal has been received, the Board fails to publicly reaffirm its recommendation that the stockholders adopt the merger agreement within seven business days after a request to do so by CoStar;

•	the Board fails to publicly recommend against a publicly announced alternative acquisition proposal after a request to do so by CoStar by the later of five business days before the special stockholder meeting and five business days after CoStar’s request (or such shorter period as may exist between the date of the alternative acquisition proposal and the date of the special meeting);

•	LoopNet materially breaches its obligations under the merger agreement related to non-solicitation and other offers;

•	LoopNet breaches any of its representations or warranties or fails to perform any covenant or obligation in the merger agreement in such a way as to cause the failure of the closing conditions relating thereto, and such failure cannot be cured by the end date; provided that, at the time of notice of termination, neither CoStar nor merger sub is in material breach of its or their obligations under the merger agreement;

•	LoopNet willfully fails to perform any of its covenants or agreements set forth in the merger agreement following an alternative acquisition proposal; or

•	there is a final and nonappealable legal restraint or prohibition imposing a substantial detriment.

•	by LoopNet, if:

•	prior to obtaining the Stockholder Approval, the requirements of a superior proposal termination as described in the section “No Solicitation; Changes in Recommendations” have been fully satisfied and LoopNet pays to CoStar the $25.8 million termination fee described below; or

•	if CoStar breaches any of its representations or warranties or fails to perform any covenant or obligation in the merger agreement in such a way as to cause the failure of the closing conditions relating thereto, and such failure cannot be cured by the end date; provided that, at the time of notice of termination, LoopNet is not in material breach of any of its obligations under the merger agreement.

If the merger agreement is terminated as described in “The Merger Agreement — Termination of the Merger Agreement” above, the merger agreement will be void, and there will be no liability or obligation of any party except that:

•	each party will remain liable for any willful and material breach of the merger agreement, and

•	certain provisions of the merger agreement, including the provisions relating to the allocation of fees and expenses (including, if applicable, the termination fees described above) and the confidentiality agreement dated March 10, 2011 between LoopNet and CoStar will survive termination.

Termination Fees.  LoopNet has agreed to pay CoStar a termination fee of $25.8 million if the merger agreement is terminated:

•	by CoStar, if (i) the Board makes an adverse recommendation change, (ii) after an alternative acquisition proposal has been received, the Board fails to publicly reaffirm its recommendation that stockholders adopt the merger agreement within seven business days after a request to do so by Costar, (iii) the Board fails to publicly recommend against a publicly announced alternative acquisition proposal after a request to do so by CoStar by the later of five business day before the special stockholder meeting and five business days after CoStar’s request (or such shorter period as may exist between the date of the alternative acquisition proposal and the date of the special meeting), or (iv) LoopNet materially breaches its obligations under the merger agreement related to non-solicitation and other offers;

•	by CoStar, if LoopNet, following an alternative acquisition proposal, willfully fails to perform any covenant or agreement set forth in the merger agreement;

•	by LoopNet, when CoStar could have terminated the merger agreement for any reason described above, unless LoopNet has the right to terminate the merger agreement as described in the next bullet;

•	by LoopNet, in connection with a superior proposal termination;

•	by CoStar or LoopNet if the merger has not been consummated by the end date and prior to such termination, an acquisition proposal was publicly announced or otherwise communicated to the Board or the stockholders and (A) within 12 months following the date of such termination, LoopNet enters into a definitive agreement with respect to an acquisition proposal or (B) within 12 months following the date of such termination a tender offer or other acquisition proposal is consummated (provided that for purposes of the foregoing clauses (A) and (B), each reference to “20%” in the definition of acquisition proposal shall be deemed to be a reference to “50%”); or

•	by CoStar or LoopNet if the special meeting has concluded (including any adjournment or postponement thereof) and the Stockholder Approval has not been obtained and (A) prior to such termination, an acquisition proposal was publicly announced or otherwise communicated to the Board or the stockholders or (B) within 12 months following the date of such termination, LoopNet has entered into a definitive agreement with respect to an acquisition proposal that provides for consideration to LoopNet stockholders (whether cash or otherwise) having an aggregate value that is greater than the merger consideration to be received by LoopNet stockholders under the merger agreement or (C) within 12 months following the date of such termination a tender offer or other acquisition proposal is consummated as a result of which LoopNet stockholders are entitled to receive consideration (whether cash or otherwise) having an aggregate value that is greater than the merger consideration to be received by LoopNet stockholders under the merger agreement (provided that for purposes of the foregoing clauses (B) and (C), each reference to “20%” in the definition of acquisition proposal shall be deemed to be a reference to “50%”).

CoStar has agreed to pay LoopNet a termination fee of $51.6 million if the merger agreement is terminated:

•	by either party, when the merger has not been consummated by the end date due to a suit, action or proceeding or restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition, in each case, under antitrust laws, while all other mutual conditions to closing and conditions to CoStar’s obligations have been satisfied other than the specified antitrust conditions and conditions that by their terms are to be satisfied at the closing of the merger (but which conditions would reasonably be expected to be satisfied if the closing of the merger were the date of termination); or

•	by either party, when the merger has not been consummated by the end date because the waiting period under the HSR Act has not expired or been terminated or some other required approval or clearance applicable to the consummation of the merger under other antitrust laws has not been obtained, while all other mutual conditions to closing and conditions to CoStar’s obligations have been satisfied other than the specified antitrust conditions and conditions that by their terms are to be satisfied at the closing of the merger (but which conditions would reasonably be expected to be satisfied if the closing of the merger were the date of termination); or

•	by either party, when there is a final nonappealable order, injunction, judgment, ruling, decree or law issued by a governmental authority of competent jurisdiction, or other final, nonappealable legal restraint or prohibition, in each case, preventing the consummation of the merger under an antitrust law, while all other mutual conditions to closing and conditions to CoStar’s obligations have been satisfied other than the specified antitrust conditions and conditions that by their terms are to be satisfied at the closing of the merger (but which conditions would reasonably be expected to be satisfied if the closing of the merger were the date of termination); or

•	by CoStar, when there is a final, nonappealable order, injunction, judgment, ruling, decree or law issued by a governmental authority of competent jurisdiction, or other final, nonappealable legal restraint or prohibition, in each case, under any antitrust law, imposing a substantial detriment, while all other mutual conditions to closing and conditions to CoStar’s obligations have been satisfied other than the specified antitrust conditions and conditions that by their terms are to be satisfied at the closing of the merger (but which conditions would reasonably be expected to be satisfied if the closing of the merger were the date of termination).

Expenses.  If LoopNet fails promptly to pay any termination fee due to CoStar, LoopNet will also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by CoStar or merger sub in connection with a legal action to enforce the merger agreement that results in a judgment against LoopNet for the unpaid termination fee. If CoStar fails promptly to pay any termination fee due to LoopNet, CoStar will also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by LoopNet in connection with a legal action to enforce the merger agreement that results in a judgment against CoStar or merger sub for the unpaid termination fee. Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the cost or expense.

Specific Performance; Remedies

The parties to the merger agreement agreed that irreparable damage would occur if any provision of the agreement were not performed in accordance with its terms and that the parties will be entitled to an injunction or injunctions to prevent breaches of the agreement or to enforce specifically the performance of its terms and provisions in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Extension and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. After the Stockholder Approval has been obtained, however, there will be no amendment or waiver that would require the further approval of LoopNet stockholders under Delaware law without such approval having been first obtained.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

THE VOTING AGREEMENT

In connection with the transactions contemplated by the merger agreement, LoopNet’s directors and certain of LoopNet’s executive officers and significant stockholders entered into the voting agreement with CoStar and LoopNet and have agreed, in their capacities as LoopNet stockholders, to, among other things, vote all shares of LoopNet’s capital stock owned by them in favor of adoption of the merger agreement and in favor of any related proposal in furtherance thereof and against any proposal made in opposition to the merger, in each case, subject to the terms and conditions of the voting agreement. As of the record date, the directors, executive officer and significant stockholders who signed the voting agreement beneficially owned approximately 32% of the total outstanding shares of LoopNet’s common stock (including the shares underlying the Series A Preferred Stock but excluding shares issuable upon exercise of options held by such stockholders).

The following summarizes the material terms of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement which is attached as Annex B. We encourage you to read the voting agreement in its entirety.

Agreement to Vote and Irrevocable Proxy

Pursuant to the voting agreement, the signing directors, executive officers and significant stockholders have agreed to vote (i) in favor of the adoption of the merger agreement and any related proposal in furtherance thereof; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of LoopNet or the signing directors, executive officers or significant shareholders contained in the merger agreement; and (iii) against any alternative acquisition proposal or other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect, or be inconsistent with, the merger or the other transactions contemplated by the merger agreement or the voting agreement or the performance by LoopNet of its obligations under the merger agreement or by the signing individuals under the voting agreement. The foregoing obligations apply whether or not the adoption of the merger agreement or any action described in the foregoing is recommended by the Board.

Contingent Conversion of Series A Preferred Stock

The directors, executive officers and significant stockholders who signed the voting agreement and own shares of Series A Preferred Stock agreed to execute and deliver contingent conversion notices to convert all of their shares of Series A Preferred Stock into shares of LoopNet common stock immediately prior to, and contingent upon, the completion of the merger. Such signatories, who own 100% of the outstanding shares of Series A Preferred Stock, have executed and delivered the contingent conversion notices contemplated by the voting agreement. Unless the merger agreement and the voting agreement are terminated in accordance with their respective terms, all of the outstanding Series A Preferred Stock will be converted into LoopNet common stock immediately prior to, and contingent upon, the completion of the merger.

Transfer Restrictions

The signing directors, executive officers and significant stockholders have agreed in the voting agreement not to sell, assign, transfer, encumber or otherwise dispose of the shares subject to the voting agreement or to grant any proxies or enter into a voting trust or other arrangement whereby the voting rights would be transferred during the term of the voting agreement, with certain exceptions for transfers to family members, transfers upon death, transfers to charitable trusts and transfers to affiliated entities under common control.

Non-Solicitation

The signing directors, executive officers and significant stockholders have also agreed in the voting agreement to be bound by a non-solicitation obligation. Pursuant to this non-solicitation obligation, they cannot (a) initiate, solicit, induce, explore, or knowingly take any action to facilitate or encourage the submission or announcement of any acquisition proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an acquisition proposal, (b) enter into or participate in any discussions or negotiations with, furnish any information relating to LoopNet or any of its subsidiaries or afford access to any information or data relating to LoopNet or any of its subsidiaries or otherwise cooperate in any way with, assist or facilitate any third party that is seeking to make, or has made, an acquisition proposal, (c) enter into any agreement, including, without limitation, any agreement in principle, term sheet, letter of intent, memorandum of understanding or similar arrangement with respect to an acquisition proposal, (d) solicit proxies or become a participant in a solicitation with respect to an acquisition proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement, (e) initiate a shareholders’ vote or action by consent of LoopNet’s shareholders with respect to an acquisition proposal or (f) except by reason of the voting agreement, become a member of a “group” with respect to any voting securities of LoopNet that takes any action in support of an acquisition proposal.

Termination

The voting agreement terminates upon the earlier of (i) the effectiveness of the merger and (ii) the termination of the merger agreement in accordance with its terms. The voting agreement may also be terminated by each signing director, executive officer and significant stockholder in the event of an amendment, modification or waiver of the merger agreement made without the written consent of such individual if such amendment, modification or waiver changes the form or amount of the consideration payable to such individual in respect of their applicable shares in a manner adverse to such individual.

DEBT FINANCING

Description Of The Debt Commitment Letter

Overview

JPMorgan Chase Bank, N.A. (the “Lender”) has committed to provide a $415.0 million seven year senior secured first-lien term loan credit facility (the “Term Loan Facility”) and $37.5 million of a $50.0 million five year senior secured first-lien revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”), on the terms and subject to the conditions set forth in the Debt Commitment Letter. The proceeds of the Term Loan Facility are expected to be used on the closing date of the merger to pay the cash consideration and related fees and expenses. The proceeds of the Revolving Facility, if any, are expected to be used to finance working capital needs, general corporate purposes and, if necessary, fees and expenses associated with the merger and original issue discount, if any.

J.P. Morgan Securities LLC will act as sole bookrunner and sole lead arranger for the debt financing and will use commercially reasonable efforts to obtain commitments with respect to the portion of the Revolving Facility for which no commitment is provided under the Debt Commitment Letter. The terms of the Facilities will be set forth in the definitive loan documentation consistent with the Debt Commitment Letter and specified documentation standards. The Lender has the right to make certain changes to the terms of the Facilities in connection with achieving a successful syndication of the Term Loan Facility, including, among other things, by increasing the interest rate margins on the Term Loan Facility (which increase could result in an increase in the original issue discount or additional upfront fees) and by including a financial maintenance covenant for the Term Loan Facility. CoStar expects the amount of the Term Loan Facility that is actually borrowed on the closing date to be approximately $175.0 million. As a result of the anticipated reduction of the borrowed amount, CoStar will attempt to borrow on terms more favorable than as set forth in the Debt Commitment Letter, but there can be no assurance that such attempts will be successful.

Interest Rate and Amortization

The Debt Commitment Letter provides that the Facilities will bear interest, at CoStar’s option, at either (i) adjusted LIBOR plus an applicable margin per annum or (ii) alternate base rate (“ABR”) plus an applicable margin per annum. The Debt Commitment Letter provides that the applicable margin for the Term Loan Facility will be 3.50% per annum for LIBOR Loans and 2.50% per annum for ABR Loans and that the applicable margin for the Revolving Facility will be 3.00% per annum for LIBOR Loans and 2.00% per annum for ABR Loans. The Debt Commitment Letter provides that the Term Loan Facility will amortize at a rate of 1.00% per annum of the original amount of the Term Loan Facility.

Incremental Facility

The Debt Commitment Letter provides that the amount of the Facilities can be increased by up to $100.0 million, with an aggregate limit of $25.0 million for any such increase of the Revolving Facility, subject to certain conditions, including, without limitation, the compliance with a first lien secured leverage ratio condition, and a “most favored nations” provision pursuant to which the interest margin on the Term Loan Facility or Revolving Facility, as applicable, would increase if the interest margin on the increased portion of the Term Loan Facility or Revolving Facility, as applicable, exceeds the interest margin of the Term Loan Facility or Revolving Facility, as applicable, by a certain threshold.

Guarantees and Security

The Debt Commitment Letter provides that all obligations under the Facilities, certain hedging arrangements and certain cash management arrangements will, subject to certain exceptions, be jointly and severally guaranteed by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. domestic subsidiary of CoStar or foreign subsidiary directly owned by a U.S. subsidiary and disregarded or treated as a pass-through entity for U.S. tax purposes (i.e. not elected to be treated as a corporation for U.S. tax purposes).

The Debt Commitment Letter provides that all obligations under the Facilities and the guarantees will be secured by substantially all assets of CoStar and the guarantors, subject to certain limitations, exceptions and thresholds.

Prepayments

The Debt Commitment Letter provides that loans under the Term Loan Facility will be required to be prepaid with (a) 50% of CoStar’s annual excess cash flow, which percentage will decrease to 25% and 0% based upon the achievement and maintenance of certain leverage ratios, (b) 100% of the net cash proceeds of non-ordinary course asset sales (including insurance and condemnation proceeds but excluding proceeds from the sale of auction rate securities), subject to thresholds, reinvestment rights and other exceptions to be agreed, and (c) 100% of the net cash proceeds of issuances of debt obligations, other than debt permitted under the Facilities.

CoStar expects to be permitted at any time to make voluntary prepayments of the loans under the Facilities without premium or penalty, subject only to the obligation to reimburse the lenders under the Facilities for breakage costs.

Representations, Covenants and Events of Default

The Debt Commitment Letter provides that the Facilities will provide for (a) customary representations, warranties and affirmative covenants, including a requirement to maintain hedging agreements for three years to ensure that no less than 50% of CoStar’s long-term indebtedness for borrowed money is either fixed rate indebtedness or is subject to interest rate protection on prevailing market terms, (b) certain negative covenants, including limitations on dividends, distributions, redemptions and repurchases with respect to CoStar capital stock, debt incurrence, liens, asset sales, investments and other acquisitions, restricted payments, prepayments of certain junior debt, mergers, sale leasebacks and transactions with affiliates, in each case with baskets, thresholds and exceptions, and (c) customary events of default, including for non-payment of principal and interest, breach of affirmative or negative covenants, certain cross defaults, change in control and bankruptcy events. The Debt Commitment Letter provides that the Revolving Facility will contain a financial maintenance covenant initially requiring a maximum leverage ratio of 5.75 to 1.0 with step downs to 4.75 to 1.0 after the first anniversary of the last day of the first full fiscal quarter after the closing date and to 3.75 to 1.0 after the second anniversary of the last day of the first full fiscal quarter after the closing date.

Conditions

The obligation of the Lender to provide debt financing on the closing date under the Debt Commitment Letter is subject to a number of conditions, including, without limitation, (i) a condition that, since December 31, 2010, there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (defined in the Debt Commitment Letter in a manner substantially the same as the definition of “Material Adverse Effect” in the merger agreement) on LoopNet; (ii) negotiation, execution and delivery of definitive loan documentation consistent with the Debt Commitment Letter and specified documentation standards; (iii) the accuracy of certain specified representations and warranties in the loan documents; (iv) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any modifications, amendments, consents or waivers to the merger agreement that are materially adverse to the Lender without the consent of the sole bookrunner, including any modifications, amendments, consents or waivers affecting the definition of “Material Adverse Effect” or resulting in an increase of the cash consideration) concurrently with the initial funding of the debt facilities; (v) the absence of certain indebtedness and preferred stock other than certain specified permitted indebtedness and preferred stock; (vi) delivery of certain customary closing documents (including, among others, a customary solvency certificate and a customary borrowing notice), specified items of collateral and certain financial statements and projections; (vii) payment of applicable costs, fees and expenses; and (viii) expiration of the “Marketing Period” as defined in the merger agreement. The final termination date for the Debt Commitment Letter is the same as the termination date under the merger agreement, which is discussed above.

COSTAR AND LOOPNET UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial data of CoStar and LoopNet after giving effect to the merger, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business.

The unaudited pro forma condensed combined statement of income combines the historical consolidated statements of income of CoStar and LoopNet, giving effect to the merger, as if it had occurred on January 1, 2010. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of CoStar and LoopNet, giving effect to the merger as if it had occurred on March 31, 2011. The historical consolidated financial data have been adjusted in the unaudited pro forma condensed financial data to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial data. In addition, the unaudited pro forma condensed combined financial data was based on and should be read in conjunction with the:

•	separate historical financial statements of CoStar as of and for the year ended December 31, 2010 and for the quarterly period ended March 31, 2011 and the related notes included in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2010 and CoStar’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, respectively, each of which is incorporated by reference into this proxy statement/prospectus, and

•	separate historical financial statements of LoopNet as of and for the year ended December 31, 2010 and for the quarterly period ended March 31, 2011 and the related notes included in LoopNet’s Annual Report on Form 10-K for the year ended December 31, 2010 and LoopNet’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, respectively, each of which is incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial data and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of CoStar and LoopNet or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2011

	Historical	Historical
	CoStar	LoopNet,	Pro Forma		Pro Forma
	Group, Inc.	Inc.	Adjustments		Combined
	(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$292,252	$93,805	$(345,466	)(a)	$40,591
Short-term investments	3,657	3,530	(7,187	)(a)	—
Accounts receivable, net	16,240	1,744	—		17,984
Deferred income taxes, net	5,494	1,315	—		6,809
Income tax receivable	4,940	—	—		4,940
Prepaid expenses and other current assets	4,179	1,111	—		5,290

Total current assets	326,762	101,505	(352,653)		75,614
Long-term investments	29,114	—	—		29,114
Deferred income taxes, net	12,652	16,432	(29,084	)(e)	—
Property and equipment, net	36,886	2,556	—		39,442
Goodwill	80,488	41,507	586,383	(b)	708,378
Intangibles and other assets, net	17,898	8,299	192,998	(c)	219,195
Deposits and other assets	2,679	6,526	8,916	(d)	18,121

Total assets	$506,479	$176,825	$406,560		$1,089,864

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,351	$820	$		$4,171
Accrued wages and commissions	7,581	2,531	—		10,112
Accrued expenses	17,712	3,167	—		20,879
Deferred gain on the sale of building	2,523	—	—		2,523
Income taxes payable	14,831	—	—		14,831
Deferred revenue	18,845	9,443	(6,556	)(f)	21,732
Current portion of long-term debt	—	—	1,750	(d)	1,750

Total current liabilities	64,843	15,961	(4,806)		75,998
Long-term debt	—	—	173,250	(d)	173,250
Deferred gain on the sale of building	33,225	—	—		33,225
Deferred rent and other long-term liabilities	17,216	2,644	—		19,860
Deferred income taxes, net	—	—	54,057	(e)	54,057
Income taxes payable	1,797	—	—		1,797
Series A convertible preferred stock	—	48,631	(48,631	)(g)	—
Stockholders’ equity:
Common stock	208	40	23	(h)	271
Additional paid in capital	377,320	135,172	233,044	(h)	745,536
Other comprehensive loss	(7,681)	(383)	383	(h)	(7,681)
Treasury stock	—	(86,227)	86,227	(h)	—
Retained earnings (accumulated deficit)	19,551	60,987	(86,987	)(h)	(6,449)

Total stockholders’ equity	389,398	109,589	232,690		731,677

Total liabilities and stockholders’ equity	$506,479	$176,825	$406,560		$1,089,864

Unaudited Pro Forma Condensed Combined Statement of Operations
For Year Ended December 31, 2010

	Historical
	CoStar	Historical	Pro Forma		Pro Forma
	Group, Inc.	LoopNet, Inc.	Adjustments		Combined
	(in thousands, except per share amounts)

Revenues	$226,260	$78,002	$—		$304,262
Cost of revenues	83,599	12,562	—		96,161

Gross margin	142,661	65,440	—		208,101
Operating expenses:
Selling and marketing	52,455	16,785	—		69,240
Software development	17,350	12,231	—		29,581
General and administrative	47,776	15,693	—		63,469
Purchase amortization	2,305	2,083	36,238	(c)	40,626

	119,886	46,792	36,238		202,916

Income (loss) from operations	22,775	18,648	(36,238)		5,185
Interest and other income (expense), net	735	(2,461)	(10,911	)(d)	(12,637)

Income (loss) before income taxes	23,510	16,187	(47,149)		(7,452)
Income tax expense (benefit), net	10,221	461	(18,859	)(e)	(8,177)

Net income (loss)	13,289	15,726	(28,290)		725
Convertible preferred stock accretion of discount	—	(339)	339	(g)	—

Net income (loss) applicable to common stockholders	$13,289	$15,387	$(27,951)		$725

Net income (loss) per share — basic	$0.65				$0.03

Net income (loss) per share — diluted	$0.64				$0.03

Weighted average outstanding shares — basic	20,330		6,298	(h)	26,628

Weighted average outstanding shares — diluted	20,707		6,298	(h)	27,005

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2011

	Historical
	CoStar	Historical	Pro Forma		Pro Forma
	Group, Inc.	LoopNet, Inc.	Adjustments		Combined
	(in thousands, except per share amounts)

Revenues	$59,618	$20,713	$—		$80,331
Cost of revenues	22,566	3,157	—		25,723

Gross margin	37,052	17,556	—		54,608
Operating expenses:
Selling and marketing	13,246	5,134	—		18,380
Software development	5,268	3,659	—		8,927
General and administrative	10,899	4,924	—		15,823
Purchase amortization	543	641	8,939	(c)	10,123

	29,956	14,358	8,939		53,253

Income (loss) from operations	7,096	3,198	(8,939)		1,355
Interest and other income (expense), net	202	(317)	(2,729	)(d)	(2,844)

Income (loss) before income taxes	7,298	2,881	(11,668)		(1,489)
Income tax expense (benefit), net	2,766	1,038	(4,667	)(e)	(863)

Net income (loss)	4,532	1,843	(7,001)		(626)
Convertible preferred stock accretion of discount	—	(85)	85	(g)	—

Net income (loss) applicable to common stockholders	$4,532	$1,758	$(6,916)		$(626)

Net income (loss) per share — basic	$0.22				$(0.02)

Net income (loss) per share — diluted	$0.22				$(0.02)

Weighted average outstanding shares — basic	20,531		6,298	(h)	26,829

Weighted average outstanding shares — diluted	20,965		5,864	(h)	26,829

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On April 27, 2011, CoStar, LoopNet and merger sub entered into the merger agreement, which was amended on May 20, 2011. Pursuant to the merger agreement, and subject to the terms and conditions set forth therein, merger sub will be merged with and into LoopNet, with LoopNet continuing as the surviving corporation in the merger and a wholly-owned subsidiary of CoStar.

As a result of the merger, each outstanding share of LoopNet common stock, other than shares owned by CoStar, Merger Sub or LoopNet (which will be cancelled and retired) and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into a unit consisting of (i) $16.50 in cash (the “Cash Consideration”), without interest and (ii) 0.03702 shares of CoStar common stock (the “Stock Consideration”). Each outstanding share of Series A Preferred Stock will be converted into a unit consisting of (i) the product of 148.80952 multiplied by the Cash Consideration and (ii) the product of 148.80952 multiplied by the Stock Consideration.

The boards of directors of both companies have unanimously approved the transaction, which is expected to close by the end of 2011. CoStar has received a commitment letter from J.P. Morgan for a fully committed term loan of $415.0 million and a $50.0 million revolving credit facility, of which $37.5 million is committed, which will be available, subject to customary conditions, to fund the acquisition and the ongoing working capital needs and its subsidiaries following the transaction. The transaction is subject to customary closing conditions, including approval by the stockholders of LoopNet and antitrust clearance. The transaction is not subject to a financing condition. In certain circumstances set forth in the merger agreement, if the merger is not consummated or the agreement is terminated, LoopNet may be obligated to pay CoStar a termination fee of $25.8 million. Similarly, in certain circumstances set forth in the merger agreement, if the merger is not consummated or the agreement is terminated, CoStar may be obligated to pay LoopNet a termination fee of $51.6 million.

LoopNet options and RSUs outstanding pursuant to its equity plans, other than one-third of the performance-based RSUs and one-third of the performance-based stock options will be canceled in exchange for the product of the merger consideration, less the exercise price per share in the case of stock options, multiplied by the number of options or RSUs subject to the applicable award. The remaining one-third of the performance-based RSUs and one-third of the performance-based stock options will be canceled in exchange for the same consideration as the other options and RSUs, except that portions payable in cash will be paid instead in a number of shares of CoStar common stock calculated based on the volume weighted average price per share of CoStar common stock on Nasdaq for the ten consecutive trading days ending two days prior to closing. If, as a result of the foregoing treatment of LoopNet’s performance-based RSUs and stock options, the number of shares of CoStar common stock issued under the merger agreement would exceed 2,250,000 shares of CoStar common stock, CoStar may choose to pay to the holders of the applicable performance-based RSUs and stock options the amount in excess of 2,250,000 shares of CoStar common stock in cash. In addition, stock options with an exercise price equal to or greater than the per share value of the merger consideration (with the stock component of such consideration being valued based on the volume weighted average price per share of CoStar common stock on Nasdaq for the ten consecutive trading days ending two days prior to closing) will be canceled without any payment.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, under existing U.S. GAAP standards, which are subject to change and interpretation, and were based on the historical financial statements of CoStar and LoopNet.

These standards require, among other things, that most assets acquired and liabilities assumed be recognized at their fair value as of the acquisition. These standards also require that consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to by buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, CoStar may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CoStar’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the merger, primarily at their respective fair values and added to those of CoStar. Financial statements and reported results of operations of CoStar issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of LoopNet.

Acquisition-related transaction costs (i.e. advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by CoStar are estimated to be approximately $26.0 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

3.	Accounting Policies

Upon consummation of the merger, CoStar will review LoopNet’s accounting policies. As a result of that review, CoStar may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, CoStar is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of LoopNet (in thousands, except per share amounts):

		Estimated Fair Value
				Estimated CoStar
	Conversion		CoStar	Shares to be Issued
	Calculation	Cash	Common Stock	@ $61.02
	(In thousands, except per share amounts)

Number of shares of LoopNet common stock outstanding as of May 2, 2011	32,519.2
Multiplied by CoStar’s stock price as of June 1, 2011 multiplied by the exchange ratio of 0.03702 ($61.02x0.03702)	$2.26		$73,459	1,204
Number of shares of LoopNet common stock outstanding as of May 2, 2011	32,519.2
Multiplied by cash consideration per common share outstanding	$16.50	$536,567
Number of shares of LoopNet common stock into which LoopNet Series A Convertible Preferred Stock outstanding at May 2, 2011 is convertible (50,000 actual shares x 148.81)	7,440.5
Multiplied by CoStar’s stock price as of June 1, 2011 multiplied by the exchange ratio of 0.03702 ($61.02x0.03702)	$2.26		$16,808	276
Number of shares of LoopNet common stock into which LoopNet Series A Convertible Preferred Stock outstanding at May 2, 2011 is convertible (50,000 actual shares x 148.81)	7,440.5
Multiplied by cash consideration per common share outstanding	$16.50	$122,768
Number of shares of LoopNet stock options vested and unvested, including performance options, as of May 2, 2011 expected to be canceled and exchanged for purchase consideration	9,506.2
Multiplied by the difference between the per share value of the merger consideration as of June 1, 2011 and the weighted-average option exercise price of in-the-money options	$8.84	$60,244	$23,817	390
Number of outstanding restricted stock units, including performance share unit awards, as of May 2, 2011, expected to be canceled	1,458.1
Multiplied by the per share value of the merger consideration as of June 1, 2011	$18.76	$20,264	$7,089	116

		$739,843	$121,173	1,986

Estimate of consideration expected to be transferred			$861,016

Common stock, par value $0.01			$20
Additional paid-in capital			121,153

Total stock consideration			$121,173

Certain amounts may reflect rounding adjustments.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. The fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $2.26 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. CoStar believes that an increase or decrease by as much as 20% in the CoStar common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the historic volatility of CoStar’s common stock price and the time it may take to complete the merger. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $23.0 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by CoStar in the merger, reconciled to the estimate of consideration expected to be transferred (in thousands):

Book value of net assets acquired as of March 31, 2011	$158,220
Adjusted for:
Elimination of existing goodwill and intangible assets	(49,806)

Adjusted book value of net assets acquired	108,414
Adjustments to:
Identifiable intangible assets(i)	201,297
Deferred revenue(ii)	6,556
Taxes(iii)	(83,141)
Goodwill(iv)	627,890

Total estimated consideration	$861,016

(i)	As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all expected future net cash flows. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what CoStar can learn about the specifics of the LoopNet intangible assets prior to the consummation of the transaction and any such process will take time to complete.

At this time, CoStar does not have sufficient information as to the amount, timing and risk of cash flows of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (in thousands):

	Estimated Fair
	Value	Estimated Useful Life

Customer relationships	$52,512	5 years
Database technology	61,264	4 years
Trade names	87,521	7 years

Total	$201,297

These preliminary estimates of fair value and useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once CoStar has full access to the specifics of the LoopNet intangible assets, additional insight will be gained that could impact (a) the estimated total value assigned to intangible assets, (b) the estimated allocation of value between assets and/or (c) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the LoopNet intangible assets and/or to the estimated useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(ii)	Reflects the preliminary fair value adjustment to deferred revenues acquired from LoopNet. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services based on deferred revenue balances of LoopNet as of March 31, 2011. The preliminary estimate of the cost and appropriate margin may be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(iii)	Reflects CoStar’s estimated income tax rate of 40% applied to the estimated fair value of identifiable intangible assets to be acquired of $201.3 million and the estimated deferred revenue adjustment of $6.6 million.

(iv)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Other than the preliminary estimated adjustments identified above, the accompanying unaudited pro forma condensed combined financial statements assume that the book value of the assets acquired and liabilities assumed by CoStar in the merger is representative of their fair value. This preliminary estimate of the fair value of assets acquired and liabilities assumed may be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

6.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) The cash portion of the merger consideration and related costs and fees are expected to be sourced from a combination of debt and common stock offering proceeds in addition to the existing cash and cash equivalents and short-term investments as described below. CoStar has received a commitment letter from JPMorgan Chase Bank, N.A. for a fully committed term loan of $415.0 million and a $50.0 million revolving credit facility, of which $37.5 million is committed, to fund the acquisition and our ongoing working capital needs following the acquisition. However, for purposes of the pro forma condensed combined financial statements, we have assumed that we consummate the acquisition using the net proceeds of CoStar’s recently completed equity offering, and have correspondingly reduced the estimated borrowings under the term loan to $175.0 million.

Estimated sources and uses of cash (in thousands):

Sources:
Net proceeds from common stock offering	$247,106
Proceeds from debt financing	175,000
Short-term investments	7,187

429,293

Uses:
Cash portion of acquisition consideration	(739,843)
Acquisition related transaction costs	(26,000)
Fees related to debt issuance	(8,916)

(774,759)

Pro forma adjustment to cash and cash equivalents	$(345,466)

(b) To adjust goodwill to an estimate of acquisition-date goodwill, as follows (in thousands):

Eliminate LoopNet, Inc. historical goodwill	$(41,507)
Estimated transaction goodwill	627,890

Total	$586,383

(c) To adjust intangible assets to an estimate of fair value, as follows (in thousands):

Eliminate LoopNet, Inc. historical intangible assets	$(8,299)
Estimated fair value of intangible assets acquired	201,297

Total	$192,998

To adjust related amortization expense for the periods presented, as follows (in thousands):

	For the Year	For the Three Months
	Ended	Ended
	December 31, 2010	March 31, 2011

Eliminate LoopNet, Inc. amortization of intangible assets	$(2,083)	$(641)
Estimated amortization of acquired intangible assets	38,321	9,580

Total	$36,238	$8,939

(d) CoStar has received a commitment letter from JPMorgan Chase Bank, N.A. with respect to the proposed credit facilities. JPMorgan Chase Bank, N.A. has the right to make certain changes to the terms of the proposed credit facilities in connection with achieving a successful syndication of the term loan portion of the proposed credit facilities, including, among other things, by increasing the interest rate margins on such term loan portion (which increase could result in an increase of the issuance costs payable at the closing of the acquisition) and by including a financial maintenance covenant for such term loan portion.

Estimated origination and issuance costs of $8.9 million will be amortized to interest expense over the term of the proposed credit facilities. Amortization of debt issuance costs are estimated to be $1.2 million and $307,000 for the year ended December 31, 2010, and the quarterly period ended March 31, 2011, respectively.

The term loan is expected to have a seven year maturity with 27 quarterly payments of interest and principal payments of 1% per annum of the original principal amount of the term loan and a final payment of all outstanding principal and interest due and payable on the seventh anniversary of the closing date of the merger. CoStar expects to have the option to prepay all or any portion of the term loan at any time without penalty other than LIBOR breakage costs.

CoStar expects the term loan to carry an initial interest rate equal to LIBOR plus 3.5% with a LIBOR floor of 1.25%. CoStar anticipates entering into an interest rate swap in order to effectively fix the interest rate on half of the term loan, or $87.5 million, at 5.5%. For purposes of the pro forma financial statements, the resulting blended effective interest rate on the term loan, including the amortization of issuance costs, is approximately 5.65%.

The pro forma adjustments to interest and other income (expense), net are as follows (in thousands):

	For the Year	For the Three Months
	Ended	Ended
	December 31, 2010	March 31, 2011

Eliminate CoStar Group, Inc. interest income to reflect change in cash and investment balances	$(735)	$(202)
Estimated interest expense on acquisition financing	(10,176)	(2,527)

	$(10,911)	$(2,729)

CoStar’s historical interest income for the periods presented has been eliminated in these pro forma statements of operations because they assume that the short-term investments which generated those returns will be liquidated.

The pro forma financial statements assume that there are no initial borrowings under the revolving credit facility.

(e) The pro forma adjustment to the deferred income tax liability is as follows (in thousands):

As of
March 31, 2011

Estimated fair value of intangible assets to be acquired	$201,297
Estimated fair value of adjustment to deferred revenue	6,556

207,853
Tax rate	40%

Deferred tax liability, gross	83,141
Reclass CoStar and LoopNet historical net deferred tax assets	(29,084)

Deferred tax liability, net	$54,057

The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a tax rate of 40%.

(f) Reflects the preliminary fair value adjustment to deferred revenues acquired from LoopNet. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services based on deferred revenue balances of LoopNet as of March 31, 2011.

(g) Pro forma adjustment to eliminate LoopNet’s convertible preferred stock and related accretion expense which will be redeemed in the merger.

(h) To record the stock portion of the merger consideration and to eliminate LoopNet’s stockholders’ equity, as follows (in thousands):

		Additional	Other
	Common	Paid In	Comprehensive	Treasury	Retained
	Stock	Capital	Loss	Stock	Earnings

Eliminate LoopNet, Inc. stockholders’ equity	$(40)	$(135,172)	$383	$86,227	$(60,987)
Estimated deal costs	—	—	—	—	(26,000)
CoStar Group, Inc. common shares issued in public offering	43	247,063	—	—	—
Estimated CoStar Group, Inc. common shares issued to LoopNet shareholders	20	121,153	—	—	—

	$23	$233,044	$383	$86,227	$(86,987)

The unaudited pro forma combined and diluted earnings per share for the periods presented are based on the combined and diluted weighted-average shares. The historical basic and diluted weighted average shares of LoopNet were assumed to be replaced by the shares expected to be issued by CoStar as the stock portion of the acquisition consideration and to raise additional capital from the recently completed public offering of 1.99 million and 4.31 million shares, respectively. Where the pro forma adjustments result in net losses per share any anti-dilutive effects have been eliminated.

COMPARISON OF STOCKHOLDER RIGHTS

General

CoStar and LoopNet are incorporated under the laws of the State of Delaware and, accordingly, the rights the stockholders of each are governed by the DGCL. Before the completion of the merger, the rights of LoopNet stockholders are also governed by the LoopNet certificate of incorporation and the LoopNet bylaws, each as amended. Upon completion of the merger, each share of LoopNet common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and treasury shares and subject to adjustment for certain changes in CoStar common stock or LoopNet common stock such as reclassifications or stock splits) will be converted into the right to receive the merger consideration, which will include shares of CoStar common stock and cash, subject to certain adjustments. As a result, upon completion of the merger, the rights of LoopNet stockholders who become CoStar stockholders in the merger will be governed by the DGCL, the CoStar certificate of incorporation and the CoStar bylaws, each as amended.

Certain Differences Between the Rights of Stockholders of CoStar and Stockholders of LoopNet

The following is a summary of material differences between the current rights of CoStar common stockholders and the current rights of LoopNet common stockholders. While CoStar and LoopNet believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of CoStar stockholders and LoopNet stockholders, and it is qualified in its entirety by reference to the DGCL and the governing corporate documents of CoStar and LoopNet to which CoStar and LoopNet refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. CoStar and LoopNet urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which CoStar and LoopNet refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a CoStar stockholder and the rights of a LoopNet stockholder. See “Where You Can Find Additional Information” beginning on page 111 of this proxy statement/prospectus.

	LoopNet	CoStar

Authorized Capital Stock	The authorized capital stock of LoopNet consists of (i) 125,000,000 shares of common stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.	The authorized capital stock of CoStar consists of (i) 30,000,000 shares of common stock, par value $0.01 and (ii) 2,000,000 shares of preferred stock, par value $0.01.
Number of Directors	The LoopNet certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors on the Board will be fixed from time to time by a majority of the total number of authorized directors. The Board currently consists of seven members.	The CoStar certificate of incorporation provides that the number of directors on CoStar’s board will be fixed from time to time by a majority of the total number of authorized directors. The CoStar certificate of incorporation sets the minimum number of directors at two and the CoStar bylaws further provide that the number of members of the board will not exceed ten. The board currently consists of seven members.
Election of Directors	The LoopNet bylaws provide that directors will be elected by a plurality of votes cast.	The CoStar bylaws provide that directors will be elected by a plurality of votes cast.
Cumulative Voting	The LoopNet certificate of incorporation does not provide for cumulative voting and accordingly, LoopNet stockholders do not have cumulative voting rights in connection with the election of directors.	The CoStar certificate of incorporation does not provide for cumulative voting and accordingly, CoStar stockholders do not have cumulative voting rights in connection with the election of directors.

	LoopNet	CoStar

Classification of Board of Directors	The LoopNet certificate of incorporation provides that the Board, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, is divided into three staggered classes, with each class as nearly equal in number as possible. The directors are assigned to a class by a resolution of the Board. LoopNet’s directors are elected for a term of three years, with the term of each class staggered to expire in successive years.	CoStar does not have a classified board. The certificate of incorporation provides that the directors are elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified, or until they sooner resign, are removed or become disqualified.
Removal of Directors	The LoopNet bylaws provide that any director or the entire Board may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class.	The CoStar bylaws provide that stockholders may, at any special meeting the notice of which shall state that it is called for that purpose, remove, with or without cause, any director.
Vacancies on the Board of Directors	Any vacancies on the Board, other than a vacancy with respect to a director who must be elected by the holders of any class or series of stock, will be filled by either (i) the holders of a majority in voting power of the then-outstanding shares of voting stock entitled to vote generally in the election of directors (the “Voting Stock”), voting as a single class; or (ii) a majority vote of the remaining directors then in office. Subject to the rights of any class or series of stock then outstanding, newly created directorships will, unless the Board determines by resolution that any such newly created directorship will be filled by the stockholders, be filled only by a majority vote of the directors then in office.	Any vacancy on the CoStar board which occurs between annual meetings will be filled only by a majority vote of the remaining directors then in office, even if less than a quorum. However, whenever the holders of one or more classes or series of preferred stock have the right, voting separately, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships will be governed by the terms of resolutions adopted by the CoStar board.
Stockholder Action by Written Consent	The LoopNet certificate of incorporation provides that action by LoopNet stockholders may only be taken at an annual or special stockholders’ meeting. Stockholder action may not be taken by written consent.	The CoStar certificate of incorporation provides that action by CoStar stockholders may only be taken at an annual or special stockholders’ meeting. Stockholder action may not be taken by written consent.
Amendment of Certificate of Incorporation
	LoopNet can generally amend or repeal any provision contained in the certificate of incorporation in the manner prescribed by the DGCL, but, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting as a single class, is required to amend or repeal, directly or effectively, the provisions in the certificate of incorporation related to the amendment of the bylaws and certificate of incorporation.	CoStar can amend, alter, change or repeal any provision of its certificate of incorporation in the manner prescribed by the DGCL.

	LoopNet	CoStar

Amendment of Bylaws	The Board can adopt, amend or repeal the bylaws. In addition to any vote of the holders of any class or series of stock required by law or by the certificate of incorporation to amend or repeal the bylaws, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting as a single class, is required for the stockholders to adopt, amend or repeal any provision of the bylaws.	The CoStar board is authorized to make, alter or repeal CoStar bylaws. In addition to any vote of the holders of any class or series of stock required by law or by the certificate of incorporation to amend or repeal the bylaws, the affirmative vote of the holders of at least a majority of CoStar’s voting stock, voting as a single class, is required for the stockholders to amend or repeal, or adopt any provision inconsistent with, the bylaws, provided that the affirmative vote of at least 66 2/3% of CoStar’s voting stock, voting as a single class, is required for the stockholders to amend or repeal, or adopt any provision of the bylaws inconsistent with, certain provisions related to special meetings, stockholder proposals, indemnification and bylaws amendment.
Special Meeting of Stockholders	The LoopNet bylaws provide that special meetings of the stockholders, other than those required by statute, may be called at any time by the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors last fixed by directors in accordance with the bylaws. If fewer than all the number of directors have been so elected (by the stockholders or the Board), then a majority of the greatest number of directors so elected to hold office at any one time pursuant to such authorization will suffice.	Except as otherwise provided in the CoStar certificate of incorporation or by the DGCL, the CoStar bylaws provide that special meetings of CoStar’s stockholders may be called at any time by the Chairman of CoStar’s board or CoStar’s President and will be called by CoStar’s President or CoStar’s Secretary at the request in writing of a majority of the CoStar board. Any special meeting of the stockholders shall be held on such date, and at such time as the CoStar board or the officer calling the meeting may designate.
Notice of Stockholder Meetings	Notice of the place, if any, date and time of all meetings of stockholders, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.	Written notice of the place, date and time of each meeting of the stockholders must be given during the same window of time before a meeting of stockholders.

	LoopNet	CoStar

Delivery and Notice Requirements of Stockholder Nominations and Proposals for Annual Meetings

The certificate of incorporation requires that advance notice be given to LoopNet of stockholder nominations and proposals. The bylaws specify that, to be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of LoopNet not less than 120 or more than 150 days before the first anniversary of the date of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A LoopNet stockholder’s written notice must set forth the information required by the bylaws.

The CoStar bylaws provide that for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of CoStar and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of CoStar at CoStar’s principal executive offices not later than the close of business on the seventy-fifth day nor earlier than the close of business on the one hundred fifth day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred fifth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made by CoStar. A CoStar stockholder’s written notice must set forth the information required by the bylaws.
Proxy	The LoopNet bylaws provide that each LoopNet stockholder entitled to vote at a meeting of LoopNet stockholders will be entitled to vote in person or by proxy.	The CoStar bylaws provide that each CoStar stockholder entitled to vote at a meeting of CoStar stockholders will be entitled to vote in person or by proxy.
Preemptive Rights	The LoopNet certificate of incorporation does not grant any preemptive rights.	The CoStar certificate of incorporation does not grant any preemptive rights.
Limitation of Personal Liability of Directors
The LoopNet certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a LoopNet director will not be personally liable to LoopNet or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of LoopNet will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
No CoStar director will be liable to CoStar or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability of a director (i) for any breach of the director’s duty of loyalty to CoStar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payment of a dividend or approval of a stock repurchase or redemption in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

	LoopNet	CoStar

Indemnification of Officers and Directors
The LoopNet certificate of incorporation provides that, to the fullest extent permitted by applicable law, LoopNet is authorized to provide indemnification of (and advancement of expenses to) directors and officers (and any other persons to which Delaware law permits LoopNet to provide indemnification) through bylaw provisions, agreements with such directors and officers or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.
To the fullest extent permitted by Section 145 of the DGCL, CoStar shall indemnify each of its directors and officers from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. This indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer, inure to the benefit of the heirs, executors and administrators of such persons and apply to individuals who have agreed to become directors or officers. CoStar may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the DGCL. Advancement of expenses to a director or officer will be contingent on an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing, except with respect to a proceeding to enforce rights of indemnification or advance payment of expenses under the indemnification provision of the amended and restated bylaws, CoStar is required to indemnify a director or officer in connection with any proceeding initiated by such person only if such proceeding was authorized by the board of directors of CoStar.

	LoopNet	CoStar

Certain Business Combination Restrictions
	Section 203 of the DGCL prohibits certain “business combinations.” A corporation shall not engage in any business combination with any “interested stockholder” (a holder of 15% of the corporation’s voting power) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) At or subsequent to such time the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. A corporation may elect not to be governed by Section 203 of the DGCL. Neither the LoopNet certificate of incorporation nor the LoopNet bylaws contains the election not to be governed by Section 203 of the DGCL. Therefore, LoopNet is governed by Section 203 of the DGCL. However, the Board approved the merger for purposes of Section 203 of the DGCL; therefore, this provision does not apply to LoopNet in the merger.	Neither the CoStar certificate of incorporation nor the CoStar bylaws contains the election not to be governed by Section 203 of the DGCL.
Rights Agreement	LoopNet does not have a rights agreement.	CoStar does not have a rights agreement.

APPRAISAL RIGHTS

Under the DGCL, you have the right to demand appraisal of your shares of LoopNet stock and to receive payment in cash for the fair value of your shares of LoopNet stock as determined by the Delaware Court of Chancery, together with interest, if any, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. LoopNet will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the DGCL statutory procedures required to be followed by a stockholder in order to perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of LoopNet stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes notice to LoopNet’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement/prospectus since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to LoopNet a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, or consent in writing to, the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

•	You must continue to hold your shares of LoopNet stock through the effective time of the merger. Therefore, a stockholder who is the record holder of shares of LoopNet stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of LoopNet stock.

All demands for appraisal should be addressed to LoopNet, Inc., 185 Berry Street, Suite 4000, San Francisco, CA 94107, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of stock. The demand must reasonably inform LoopNet of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

Only a holder of record of shares of LoopNet stock is entitled to demand an appraisal of the shares registered in that holder’s name. To be effective, a demand for appraisal in respect of shares of LoopNet stock must be made by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the holder of record, such as a broker, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising the rights with respect to the shares held for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give notice of the date that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the consideration specified by the merger agreement for his or her shares of stock; after this period, the stockholder may withdraw such demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of LoopNet stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon LoopNet, as the surviving corporation. The surviving corporation has no obligation to file such a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s written demand for appraisal. There is no present intent on the part of LoopNet to file an appraisal petition, and stockholders wishing to exercise appraisal rights should not assume that LoopNet will file such a petition or that LoopNet will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal of their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to an appraisal of their shares of stock, through an appraisal proceeding the Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, to the stockholders entitled to receive the same. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the consideration for his, her or its shares of stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective time of the merger.

In view of the complexity of Section 262, stockholders who may wish to exercise appraisal rights should consult their legal advisors.

FUTURE LOOPNET STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of LoopNet and no public participation in any future meetings of LoopNet’s stockholders. However, if the merger is not completed, LoopNet will hold a 2012 annual meeting of stockholders. In that event, in order to be considered for inclusion in the proxy statement and related proxy card for LoopNet’s 2012 annual meeting, stockholder proposals must have been submitted in writing no later than December 6, 2011, to LoopNet’s Secretary at 185 Berry Street, Suite 4000, San Francisco, CA 94107. However, if LoopNet’s 2012 annual meeting of stockholders is not held between April 17, 2012 and June 16, 2012, then the deadline will be a reasonable time prior to the time LoopNet begins to print and send its proxy materials. The proposal notice must also have been in accordance with the requirements set forth in Section 2.1 of LoopNet’s amended and restated bylaws.

If a stockholder wishes to submit a proposal or nominate a director at LoopNet’s 2012 annual meeting of stockholders, but is not requesting that its proposal or nomination be included in the proxy materials, then such stockholder must provide specified information to LoopNet no earlier than December 19, 2011 and no later than January 18, 2012. However, if LoopNet’s 2012 annual meeting of stockholders is not held between April 17, 2012 and June 16, 2012, then such stockholder must provide specified information to LoopNet not later than the later of the 90th day before such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. If a stockholder wishes to submit such a proposal or nominate a director at LoopNet’s 2012 annual meeting of stockholders, such stockholder should review LoopNet’s bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

If a stockholder wishes to bring a matter before the stockholders at the 2012 annual meeting of stockholders and does not notify LoopNet before January 18, 2012, LoopNet’s management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. However, if LoopNet’s 2012 annual meeting of stockholders is not held between April 17, 2012 and June 16, 2012, then the deadline will be a reasonable time prior to the time LoopNet files and sends its proxy materials.

LEGAL MATTERS

Simpson Thacher & Bartlett LLP will pass upon the validity of the shares of CoStar offered by this proxy statement/prospectus. Davis Polk & Wardwell LLP is representing LoopNet.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of CoStar Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. CoStar Group, Inc.’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of LoopNet, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. LoopNet, Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CoStar has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of CoStar common stock that LoopNet stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of CoStar on Form S-4 and is a prospectus of CoStar and a proxy statement of LoopNet for the LoopNet special meeting.

CoStar and LoopNet file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file with the Securities and Exchange Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by CoStar and LoopNet are also available at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006. You may also access the SEC filings and obtain other information about CoStar and LoopNet through the websites maintained by CoStar and LoopNet, which are www.CoStar.com/Investors.aspx and http://investor.LoopNet.com/, respectively.

The Securities and Exchange Commission permits CoStar and LoopNet to “incorporate by reference” information into this proxy statement/prospectus. This means that CoStar and LoopNet can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the Securities and Exchange Commission after the date of this proxy statement/prospectus that is incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about CoStar and LoopNet and their financial conditions.

CoStar SEC Filings (SEC File Number 000-24531):	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2010
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2011
Definitive Proxy Statement on Schedule 14A	Filed April 27, 2011
Current Reports on Form 8-K	Filed February 3, 2011, February 24, 2011, April 6, 2011, April 27, 2011 April 28, 2011, May 23, 2011 and June 1, 2011
The description of CoStar common stock contained in its registration statement on Form S-1 filed with the SEC on March 13, 1998 and any amendment or report filed with the SEC for the purpose of updating the description.

LoopNet SEC Filings (SEC File Number 000-52026):	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2010
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2011
Definitive Proxy Statement on Schedule 14A	Filed April 4, 2011
Current Reports on Form 8-K	Filed February 4, 2011 April 28, 2011, May 19, 2011 and May 23, 2011
The description of LoopNet common stock contained in its registration statement on Form S-1 filed with the SEC on March 1, 2006 and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, CoStar and LoopNet also incorporate by reference additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement and the date of the LoopNet special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from CoStar and LoopNet, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following addresses and telephone numbers:

CoStar Group, Inc.
Attention: Investor Relations
1331 L Street, N.W.
Washington, D.C. 20005
Telephone: (877) 285-8321

LoopNet, Inc.
Attention: Investor Relations
185 Berry Street, Suite 4000
San Francisco, CA 94107
Telephone: (415) 284-4310

CoStar and LoopNet have not authorized anyone to give any information or make any representation about the merger or CoStar and LoopNet that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/ prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in its affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/ prospectus with respect to CoStar was provided by CoStar, and the information contained in this proxy statement/prospectus with respect to LoopNet was provided by LoopNet. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of CoStar common stock in the merger should create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
dated as of
April 27, 2011
among
LOOPNET, INC.,
COSTAR GROUP, INC.
and
LONESTAR ACQUISITION SUB, INC.

A-i

A-ii

SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS
Exhibit A — Voting Agreement
Exhibit B — Form of Certificate of Incorporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 27, 2011, among LoopNet, Inc., a Delaware corporation (the “Company”), CoStar Group, Inc., a Delaware corporation (“Parent”), and Lonestar Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders and has recommended adoption of this Agreement by the Company’s stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this agreement, the directors and executive officers of the Company and certain holders of outstanding Series A Preferred Shares are entering into a voting and support agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby, among other things, such stockholders have agreed to vote all of their shares outstanding as of the date hereof, in favor of the adoption of this Agreement and have granted an irrevocable proxy to Parent for that purpose; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.  As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal, indication of interest or inquiry contemplating or otherwise relating to any transaction or series of transactions involving (i) any acquisition, lease, license or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of any class of equity or voting securities of the Company (or any surviving or successor entity thereto) or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities or otherwise.

“Antitrust Conditions” means any of the conditions set forth in Sections 9.01(b), 9.01(c), 9.02(a) and 9.02(b) (but solely, in the case of Sections 9.01(b), 9.02(a) and 9.02(b), to the extent the order, injunction, judgment, ruling, decree, law, suit, action or proceeding referred to in such sections is issued or brought under applicable Antitrust Laws).

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act and any other applicable antitrust, competition, premerger notification or trade regulation laws.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“as-converted basis” means assuming conversion of the Series A Preferred Shares then outstanding into Company Shares.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2010 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2010.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Shares” means the shares of common stock, $0.001 par value, of the Company.

“Company Software” means all computer software owned by the Company or its Subsidiaries and used in connection with the business of the Company as currently conducted.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“Contract” means any contract, arrangement, commitment or understanding.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“End Date” means 11:59 PM New York City time on January 31, 2012 or any later date as is elected by either Parent or the Company or otherwise provided for pursuant to Section 10.01(b)(i).

“Environmental Laws” means any and all Applicable Laws that relate to the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Materials, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Materials” means any and all wastes, pollutants, contaminants and hazardous or toxic materials or substances, including petroleum and petroleum products, asbestos and asbestos containing materials, mold, polychlorinated biphenyls and any other material or substance regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means trademarks, service marks, trade names, domain names, logos and other source indicators, and the goodwill associated therewith, mask works, inventions, patents, trade secrets, copyrights and copyrighted works (including rights in software, programs, code, databases, compilations and websites), trade secrets and know-how (including any registrations or applications for registration, renewals, divisions, continuations, re-issues, re-examinations or foreign counterparts of any of the foregoing) or any other type of intellectual property right.

“Intervening Event” means a material event or circumstance that was not known to, or reasonably foreseeable by, the Board of Directors on or prior to the date of this Agreement and does not relate to (i) any Acquisition Proposal, (ii) clearance of the Merger under the HSR Act, or (iii) any circumstances relating to Parent.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Schedule 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Schedule 1.01 of the Parent Disclosure Schedule.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries and used in connection with the business of the Company as currently conducted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, and without limitation of the foregoing, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Period” means the first period of 20 consecutive Business Days during and at the end of which (1) Parent shall have the Required Information and (2) the conditions set forth in Section 9.01 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.02 to fail to be satisfied assuming Closing were to be scheduled for any time during such 20 Business Day period; provided that if all of the conditions set forth in the foregoing clauses (1) and (2) have been satisfied, except that the condition set forth in Section 9.01(a) has not been satisfied because the Company Stockholder Meeting has not yet been held, then, unless a bona fide Acquisition Proposal has been made and remains outstanding, the Marketing Period shall commence on the date that is fifteen Business Days prior to the date of the Company Stockholder Meeting; provided, further, that if the Marketing Period has not ended (i) on or prior to August 19, 2011, the Marketing Period shall commence no earlier than September 7, 2011 or (ii) on or prior to December 16, 2011, the Marketing Period shall commence no earlier than January 3, 2012; and provided, further that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Documents. For purposes of calculating the length of the Marketing Period, a Business Day shall not include (A) November 25, 2011 and (B) any day on which there has been (i) any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York; or (iii) any material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions.

“Market Price” means the volume weighted average of the per share prices of Parent Common Stock on the NASDAQ for the ten consecutive trading days ending two days prior to the Closing Date.

“Material Adverse Effect” means, with respect to any Person, (a) a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries operate that are proposed, approved or enacted on or after the date of this Agreement, (B) changes in the financial or securities markets or general economic or political conditions in the United States, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to such Person and its Subsidiaries, taken as a whole, (D) acts of war, sabotage or terrorism or natural disasters occurring after the date of this Agreement, (E) any loss of or adverse change in the relationship of such Person or any of its Subsidiaries with its employees, customers, partners or suppliers arising out of the announcement, pendency or consummation of the transactions contemplated by this Agreement, (F) in and of itself, any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending after the date hereof (it being agreed that the underlying facts and circumstances giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) any action taken by such Person or any of its Subsidiaries that is specifically required pursuant to this Agreement or (H) any action, suit, investigation or proceeding made, brought or threatened by any holder of securities of such Person, on the holder’s own behalf or on behalf of the Person on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Person’s officers or directors), arising out of or related to this Agreement or any of the transactions contemplated hereby, including the Merger, in the case of clauses (A), (B), (C) and (D), other than to the extent such changes, effects, events, circumstances or occurrences disproportionately impact such Person and its Subsidiaries relative to other companies in its industry; or (b) a material impairment of or delay in the ability of such Person to consummate the transactions contemplated by this Agreement.

“NASDAQ” means The NASDAQ Stock Market.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries and used in connection with the business of the Company as currently conducted.

“Parent Common Stock” means the common stock of Parent, par value $0.01 par value.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Per Share Amount” means on a per share basis, the sum of (x) the cash value of the Company Share Stock Consideration, determined based on the Market Price per share of the Parent Common Stock and (y) the Company Share Cash Consideration.

“Permitted Liens” means (i) Liens reflected on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith and, in each case, for which adequate reserves have been established in accordance with GAAP, (iii) non-exclusive licenses or rights granted in the ordinary course of business, (iv) statutory Liens securing payments not yet due and (v) Liens that do not materially impair the value or the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Selected Company Performance RSUs” means those Company RSUs subject to performance-based vesting that are set forth on Schedule 2.05(c) of the Company Disclosure Schedule.

“Selected Company Performance Stock Options” means that portion of each Company Stock Option subject to performance-based vesting that is set forth on Schedule 2.05(b) of the Company Disclosure Schedule.

“Series A Certificate of Designation” means the Certificate of Designation of the Series A Preferred Stock of the Company.

“Series A Preferred Shares” means shares of Series A Convertible Preferred Stock, $0.001 par value, of the Company.

“Shares” means the Company Shares and the Series A Preferred Shares.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax, custom, duty or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority, including any income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, together with any interest, penalty or addition to tax.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments or schedules.

“Third Party” means any Person, including a “person” defined in Section 13(d) of the 1934 Act, other than Parent or any of its Subsidiaries.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.04
Agreement	Recitals
Closing	2.01
Closing Date	2.01
Company	Recitals
Company Board Recommendation	4.02
Company Compensatory Awards	2.05
Company Proxy Statement/Prospectus	4.09
Company RSUs	2.05
Company SEC Documents	4.07
Company Securities	4.05

Term	Section

Company Share Certificates	2.03
Company Share Cash Consideration	2.02
Company Shares Merger Consideration	2.02
Company Share Stock Consideration	2.02
Company Stock Incentive Plan	2.05
Company Stock Options	2.05
Company Subsidiary Securities	4.06
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Termination Fee	11.04
Confidentiality Agreement	6.03
Continuing Employees	7.05
Debt Commitment Letter	5.07
Debt Financing	5.07
Delaware Chancery Court	11.08
D&O Insurance	7.04
Divestiture Action	8.02
DOJ	8.02
Effective Time	2.01
Employer Plan	4.17
Excess	2.05
Excess Shares	2.09
Exercise Excess	2.05
Exchange Agent	2.03
Form S-4	8.07
FTC	8.02
Indemnified Person	7.04
Internal Controls	4.07
Lease	4.14
Material Contract	4.19
Merger	2.01
Merger Subsidiary	Recitals
Multiemployer Plan	4.17
Notice Period	7.04
Parent Preferred Stock	5.08
Parent SEC Documents	5.09
Parent Securities	5.08
Parent Stock Incentive Plan	5.08
Parent Stock Options	5.08
Parent Termination Fee	11.04
Preferred Share Cash Consideration	2.02
Preferred Share Stock Consideration	2.02
Proceeds	2.09
Registered IPR	4.15

Term	Section

Representatives	6.04
Required Information	8.05
Series A Preferred Share Certificates	2.03
Series A Preferred Shares Merger Consideration	2.02
Substantial Detriment	8.02
Superior Proposal	6.04
Superior Proposal Termination	6.04
Surviving Corporation	2.01
Uncertificated Company Shares	2.03
Voting Agreement	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are, unless otherwise specified, to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

The Merger

Section 2.01.  The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (excluding conditions that by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no less than two Business Days’ notice to the Company, (b) the final day of the Marketing Period and (c) the End Date (or the Closing may be consummated at such other place and on such other date as Parent and the Company may mutually agree) (the date on which Closing occurs, the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company may agree and is specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a) Except as otherwise provided in Section 2.02(c), Section 2.02(d) or Section 2.04, each Company Share outstanding immediately prior to the Effective Time shall be converted into the right to receive a unit consisting of (i) $16.50 in cash, without interest (the “Company Share Cash Consideration”) and (ii) 0.03702 shares of Parent Common Stock (the “Company Share Stock Consideration” and, together with the Company Share Cash Consideration the “Company Shares Merger Consideration”). As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Company Shares Merger Consideration.

(b) Except as otherwise provided in Section 2.02(c), Section 2.02(d) or Section 2.04, each Series A Preferred Share outstanding immediately prior to the Effective Time (which excludes, for the avoidance of doubt, any Series A Preferred Shares converted into Company Shares immediately prior to the Effective Time pursuant to a Contingent Conversion Notice (as defined in the Voting Agreement)) shall be converted into the right to receive a unit consisting of (i) the product of 148.80952 multiplied by the Company Share Cash Consideration (the “Preferred Share Cash Consideration”) and (ii) the product of 148.80952 multiplied by the Company Share Stock Consideration (the “Preferred Share Stock Consideration” and, together with the Preferred Share Cash Consideration the “Series A Preferred Shares Merger Consideration”). As of the Effective Time, all such Series A Preferred Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Series A Preferred Shares Merger Consideration.

(c) Each Share held by the Company as treasury stock (other than Company Shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(d) Each Share, if any, held by any wholly-owned Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares or fractional shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(e) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(d)).

Section 2.03.  Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of: (i) exchanging the Company Shares Merger Consideration for the certificates representing Company Shares (the “Company Share Certificates”) or the uncertificated Company Shares (the “Uncertificated Company Shares”) and (ii) exchanging the Series A Preferred Shares Merger Consideration for the certificates representing Series A Preferred Shares (the “Series A Preferred Share Certificates”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent (A) the Company Shares Merger Consideration to be paid in respect of the Company Share Certificates and the Uncertificated Company Shares and (B) the Series A Preferred Shares Merger Consideration to be paid in respect of the Series A Preferred Share Certificates.

(b) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Share Certificates or transfer of the Uncertificated Company Shares to the Exchange Agent) for use in such exchange. Each holder of Company Shares that have been converted into the right to receive the Company Shares Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Company Share Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Company Shares, the Company Shares Merger Consideration payable for each Company Share represented by a Company Share Certificate or for each Uncertificated Company Share. Until so surrendered or transferred, as the case may be, each such Company Share Certificate or Uncertificated Company Share shall represent after the Effective Time for all purposes only the right to receive the Company Shares Merger Consideration and any cash in lieu of any fractional shares payable pursuant to Section 2.09. If any portion of the Company Shares Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Company Share Certificate or the transferred Uncertificated Company Share is registered, it shall be a condition to such payment that (A) either such Company Share Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Company Share shall be properly transferred and (B) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Company Share Certificate or Uncertificated Company Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Series A Preferred Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Series A Preferred Share Certificates to the Exchange Agent) for use in such exchange. Each holder of Series A Preferred Shares that have been converted into the right to receive the Series A Preferred Shares Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Series A Preferred Share Certificate, together with a properly completed letter of transmittal, the Series A Preferred Shares Merger Consideration payable for each Series A Preferred Share represented by a Series A Preferred Share Certificate. Until so surrendered or transferred, as the case may be, each such Series A Preferred Share Certificate shall represent after the Effective Time for all purposes only the right to receive the Series A Preferred Shares Merger Consideration and any cash in lieu of any fractional shares payable pursuant to Section 2.09. If any portion of the Series A Preferred Shares Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Series A Preferred Share Certificate is registered, it shall be a condition to such payment that (i) such Series A Preferred Share Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Series A Preferred Share Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Company Shares Merger Consideration and Series A Preferred Shares Merger Consideration paid upon the surrender of Company Share Certificates or Uncertificated Company Shares and Series A Preferred Share Certificates, respectively, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such certificates or Uncertificated Company Shares. After the Effective

Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Company Share Certificates, Uncertificated Company Shares or Series A Preferred Share Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Company Shares Merger Consideration or the Series A Preferred Shares Merger Consideration, as applicable, provided for, and in accordance with the procedures set forth, in this Article 2. The shares of Parent Common Stock constituting part of the Company Shares Merger Consideration and the Series A Preferred Shares Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law. No interest shall be paid or accrued on the Company Shares Merger Consideration or the Series A Preferred Shares Merger Consideration.

(e) Any portion of the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon, which shall inure solely to the benefit of Parent) that remains unclaimed by the holders of Company Shares or Series A Preferred Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares or Series A Preferred Shares for the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration in respect of such Company Shares or Series A Preferred Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares or Series A Preferred Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Share until such holder shall surrender such Share in accordance with this Article 2. After the surrender of any such Share in accordance with this Article 2, such holder thereof entitled to receive shares of Parent Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Parent Common Stock issuable to such holder in respect of such Share.

Section 2.04.  Dissenting Shares.  Notwithstanding Section 2.02, Company Shares and Series A Preferred Shares outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of this Agreement nor consented thereto in writing and who has properly demanded appraisal for such Company Shares or Series A Preferred Shares in accordance with Delaware Law shall not be converted into the right to receive the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration, as applicable, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, any such holder fails to perfect, withdraws or loses the right to appraisal, such Company Shares or Series A Preferred Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration, as applicable. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares or Series A Preferred Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.  Stock Options; Restricted Stock Units.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option (the “Company Stock Options”) and each Restricted Stock Unit (the “Company RSUs” and, together with the Company Stock Options, the “Company Compensatory Awards”) outstanding under any employee or director stock option or compensation plan or arrangement of the Company (a “Company Stock Incentive Plan”), whether or not vested or exercisable, shall be canceled as described below.

(b) At or immediately prior to the Effective Time, each Company Stock Option shall be canceled, and the Company shall pay each holder of any such Company Stock Option at or promptly after the Effective

Time for each such Company Stock Option an amount of cash and/or shares of Parent Common Stock derived from the Company Shares Merger Consideration determined by multiplying (x) the excess, if any, (the “Excess”) of the Company Shares Merger Consideration over the applicable exercise price of such Company Stock Option (which Excess shall be determined by first reducing the Company Share Cash Consideration by the exercise price of such Company Stock Option and, if the exercise price of such Company Stock Option exceeds the Company Share Cash Consideration (the amount of such excess, the “Exercise Excess”), by then reducing the Company Share Stock Consideration by the number of shares of Parent Common Stock (or fraction thereof) equal to the quotient obtained by dividing the Exercise Excess by the Market Price per share of Parent Common Stock) by (y) the number of Company Shares such holder could have purchased (assuming full vesting of Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time; provided that, if the exercise price of any such option is equal to or greater than the Per Share Amount, such option shall be canceled without any payment being made in respect thereof; provided, further, that in the case of the Selected Company Performance Stock Options, the amount of any Excess that would have been paid in cash pursuant to the foregoing shall instead be paid in that number of shares of Parent Common Stock that is equal to the quotient obtained by dividing (I) the amount of any such Excess that would have been paid in cash by (II) the Market Price per share of Parent Common Stock (unless, as a result of this second proviso and/or the proviso to Section 2.05(c), Parent would be issuing an aggregate number of shares of Parent Common Stock pursuant to this Article 2 that would require a vote of Parent’s stockholders under the rules of the NASDAQ (as determined by Parent in good faith), in which case Parent shall reduce the amount of shares of Parent Common Stock that would be payable pursuant to this second proviso and the proviso to Section 2.05(c) so as to no longer be subject to such requirement). Amounts payable pursuant to the preceding sentence shall be reduced by such amounts as the Exchange Agent, the Surviving Corporation or Parent is required to deduct and withhold pursuant to Section 2.07. At the direction of Parent, payment of any cash amounts to be paid pursuant to this Section 2.05(b) may be made through the Company’s (or the Surviving Corporation’s) payroll.

(c) Company RSUs will be canceled at or immediately prior to the Effective Time and, in lieu thereof, the holders of such Company RSUs shall be entitled to receive payment of cash and/or shares of Parent Common Stock derived from the Company Shares Merger Consideration promptly following the Effective Time of an amount equal to the product obtained by multiplying (x) the aggregate number of Company Shares subject to such Company RSUs by (y) the Company Shares Merger Consideration; provided that, in the case of the Selected Company Performance RSUs, the portion of the foregoing consideration that would be paid in cash (which, for the avoidance of doubt, consists of the product obtained by multiplying (A) the aggregate number of Company Shares subject to such Selected Company Performance RSUs by (B) the Company Share Cash Consideration) shall instead be paid in that number of shares of Parent Common Stock that is equal to the quotient obtained by dividing (I) the amount of the aggregate Company Share Cash Consideration that would be paid pursuant to the foregoing by (II) the Market Price per share of Parent Common Stock (unless, as a result of this proviso and/or the second proviso to Section 2.05(b), Parent would be issuing an aggregate number of shares of Parent Common Stock pursuant to this Article 2 that would require a vote of Parent’s stockholders under the rules of the NASDAQ (as determined by Parent in good faith), in which case Parent shall reduce the amount of shares of Parent Common Stock that would be payable pursuant to this proviso and the second proviso to Section 2.05(b) so as to no longer be subject to such requirement). Amounts payable pursuant to the preceding sentence shall be reduced by such amounts as the Exchange Agent, the Surviving Corporation or Parent is required to deduct and withhold pursuant to Section 2.07. At the direction of Parent, payment of any cash amounts to be paid pursuant to this Section 2.05(c) may be made through the Company’s (or the Surviving Corporation’s) payroll.

(d) The parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Incentive Plan, or Employee Plan or employee benefit arrangement of the Company under any employment agreement shall have any right thereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its subsidiaries or the Surviving Corporation. The amounts to be paid to holders of Company Stock Options, Company RSUs, Selected Company Performance Stock Options and Selected Company Performance RSUs pursuant to Section 2.05 shall be subject to Section 2.09.

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or the vesting of restricted stock units outstanding as of the date hereof granted under the Company’s stock option or compensation plans or arrangements), the Company Shares Merger Consideration, the Series A Preferred Shares Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Company Share Stock Consideration and/or Preferred Share Stock Consideration to be delivered pursuant to Section 2.02, as applicable.

Section 2.07.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of Merger Subsidiary, the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Merger Subsidiary, the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which Merger Subsidiary, the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.  Lost Certificates.  If any Company Share Certificate or Series A Preferred Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate or Series A Preferred Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate or Series A Preferred Share Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Company Share Certificate or Series A Preferred Share Certificate, the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration, as applicable, to be paid in respect of the Company Shares or Series A Preferred Shares represented by such Company Share Certificate or Series A Preferred Share Certificate, as contemplated by this Article 2.

Section 2.09.  No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger or pursuant to Section 2.05(b) or Section 2.05(c). Each holder of Company Shares or Series A Preferred Shares who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Company Shares and/or Series A Preferred Shares owned by such holder at the Effective Time to be converted into Parent Common Stock pursuant to this Article 2) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.09, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (the “Proceeds”) in one or more transactions of Parent Common Stock equal to the excess of (i) the aggregate number of whole shares of Parent Common Stock to be delivered to the Exchange Agent pursuant to Section 2.03(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.02(a) and Section 2.02(b) (such excess being the “Excess Shares”). The parties acknowledge that payment of the cash Proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that otherwise would be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then-prevailing prices on the NASDAQ in the manner provided in this Section 2.09. Until the Proceeds of such sale or sales have been distributed to the holders of Shares, or until the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration is returned to Parent pursuant to Section 2.03(e), the Exchange Agent shall hold such Proceeds in trust for the benefit of the holders of

Shares. The Exchange Agent shall determine the portion of the Proceeds to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

ARTICLE 3

The Surviving Corporation

Section 3.01.  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety in the form of Exhibit B hereto until thereafter amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except (i) as disclosed in the Company 10-K and in any Company SEC Document filed since January 1, 2011, in each case, as filed before the date of this Agreement (other than any information that is contained under the captions “Risk Factors,” “Statement Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” of such Company SEC Document and any other forward-looking statements, or other statements that are similarity predicative, cautionary or forward-looking in nature, contained in such Company SEC Documents); provided that the representations and warranties set forth in Sections 4.01, 4.02, 4.10(ii), 4.20, 4.21 and 4.22 shall not be qualified by any information disclosed in any such Company SEC Documents or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The certificate of incorporation (including the Series A Certificate of Designation) and bylaws of the Company incorporated by reference as exhibits to the Company 10-K as filed prior to the date of this Agreement are true, correct and complete copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.02.  Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the adoption of this Agreement by the Company’s stockholders in accordance with Delaware Law, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority in voting power of the outstanding Shares, voting together as a single class (it being understood that each holder of Series A Preferred Shares shall be entitled to cast a number of votes per Series A Preferred Share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its Series A Preferred Shares into Company Shares on the record date for such vote, pursuant to the terms of the Series A Certificate of Designation), to adopt this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the approval of the transactions contemplated hereby (the “Company Stockholder Approval”). For the avoidance of doubt, by reason of the waiver and consent set forth in Section 1.04 of the Voting Agreement, no separate class vote of Series A Preferred Shares is required in connection with the consummation of the Merger and the approval of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Subsidiary, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity.

(b) At a meeting duly called and held prior to the execution of this Agreement, the Board of Directors has (i) unanimously determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption and (iv) unanimously resolved, subject to Section 6.04(b), to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”), which determinations, approvals and resolutions have not subsequently been rescinded or modified in any way.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including, without limitation, the filing with the SEC of the Company Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Company Proxy Statement/Prospectus shall be included), (iv) compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ and (v) any other actions or filings the absence of which would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organization documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default), or result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, undertaking or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.  Capitalization.

(a) The authorized capital stock of the Company consists of 125,000,000 Company Shares and 10,000,000 shares of preferred stock, $0.001 par value, including 50,000 authorized Series A Preferred Shares. As of the date of this Agreement, there were outstanding 32,519,233 Company Shares, 50,000 Series A Preferred Shares, Company Stock Options to purchase an aggregate of 9,487,744 Company Shares (with a weighted average exercise price of $9.96) and 1,458,125 Company Shares subject to Company RSUs. In addition, as of the date of this Agreement, 7,440,476 Company Shares were reserved for issuance upon the conversion of the Series A Preferred Shares, 3,752,305 Company Shares were reserved for issuance under the Company Stock Incentive Plans (including upon exercise of the Company Stock Options or the vesting of Company RSUs) and 7,682,962 Company Shares were held by the Company in its treasury. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement, or upon conversion of the Series A Preferred Shares will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable, and free of preemptive or similar rights under its certificate of incorporation, bylaws or any agreement to which the Company is party or by which the Company is otherwise bound. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Except as set forth in this Section 4.05 and for changes following the date of this Agreement resulting from the exercise of Company Stock Options or the vesting and settlement of Company RSUs outstanding on the date of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) subscriptions, warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any Subsidiary of the Company is a party to any voting agreement with respect to the voting of any Company Securities. Schedule 4.05(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the name of or other identifying information with respect to each holder of a Company Compensatory Award, including, for each such holder and award (as applicable) (i) the number of Company Shares covered by such award (vested and unvested), (ii) the date of grant, (iii) the expiration date, and (iv) the exercise price. Each Company Stock Option (1) was granted in compliance with all Applicable Laws and all of the terms and conditions of the Company Stock Incentive Plans pursuant to which it was issued, (2) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of such grant, and (3) qualifies for the Tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company SEC Documents, respectively.

(c) None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

(d) The Company has not, during the period from December 31, 2010 to the date of this Agreement, issued any Company Securities. By reason of the waiver and consent set forth in Section 1.04 of the Voting

Agreement, Section 4(c) of the Certificate of Designations for the Series A Preferred Shares is not applicable to the transactions contemplated by this Agreement.

Section 4.06.  Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.06(a)(i) of the Company Disclosure Schedule lists, as of the date hereof, each direct and indirect Subsidiary of the Company. Except for the Subsidiaries of the Company listed on Schedule 4.06(a)(i) of the Company Disclosure Schedule and the equity interests in the Persons listed on Schedule 4.06(a)(ii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any capital stock or other equity interests in any other Person.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, directly or indirectly, free and clear of any Lien and free of any limitations on voting rights. As of the date of this Agreement, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) subscriptions, warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. There are no agreements requiring the Company or any Subsidiary of the Company to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC on a timely basis and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company with or to the SEC since January 1, 2008 (collectively, together with any exhibits and schedules thereto, other information incorporated therein, and those that the Company may file after the date hereof, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) There are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents through the date hereof. To the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(f) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents, except as disclosed in the Company SEC Documents. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls and the Company has provided to Parent copies of any written materials relating to the matters in each of the foregoing clauses (A) and (B). Since December 31, 2009, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints since December 31, 2009, through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law. None of Ernst & Young LLP and all other independent public accountants of the Company or any Subsidiary of the Company has resigned or been dismissed as independent public accountant of the Company or any Subsidiary of the Company as a result of or in connection with any disagreement with the Company or any Subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any of the Subsidiaries of the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(g) Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the 1933 Act).

(h) Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including all related notes and schedules) included or incorporated by reference in the Company SEC Documents complied or will comply (in the case of Company SEC Documents filed after the date of this Agreement) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, have been or will be prepared (in the case of Company SEC Documents filed after the date of this Agreement) in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC, and fairly present or will fairly present (in the case of Company SEC Documents filed after the date of this Agreement) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.09.  Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Company Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or Merger Subsidiary) and the Form S-4 (except for such portions thereof as relate only to Parent or Merger Subsidiary), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and the 1933 Act.

(b) The information with respect to the Company and its Subsidiaries that the Company supplies or that is supplied on behalf of the Company for inclusion in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the 1933 Act or Rule 14a-12 under the 1934 Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and, in the case of the Company Proxy Statement/Prospectus, at the time of the stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement/Prospectus based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, there has not been any action or event that would have required the consent of Parent under Section 6.01 of this Agreement had such action or event occurred after the date of this Agreement and (ii) there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date which have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.  Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is, and since January 1, 2008 has been, in compliance with, and is not and has not been in violation of during the prior five years, and is not under investigation with respect to and, to the knowledge of the Company, since January 1, 2008 has not been threatened to be charged with, any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13.  Litigation.  There is no (i) action, suit, investigation, or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or their respective executive officers or directors in such capacity before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority, or arbitral or similar forum or (ii) judgment outstanding or threatened against, the Company or any of its Subsidiaries or their respective executive officers or directors in such capacity, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14.  Properties.  Neither the Company nor any of its Subsidiaries owns any real property or any interest in real property. Schedule 4.14 of the Company Disclosure Schedule contains a list of all real property leased, subleased or licensed by the Company or any of the Subsidiaries of the Company (each, a “Lease”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each Lease is valid and in full force and effect, (b) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease, (c) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy the premises demised under any Lease and (d) there are no pending or, to the knowledge of the Company, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any Lease.

Section 4.15.  Intellectual Property.

(a) Schedule 4.15(a) of the Company Disclosure Schedule contains a list of all registrations and applications for registration included in the Owned Intellectual Property Rights (the “Registered IPR”) all of which are unexpired and the Company and its Subsidiaries exclusively own all Owned Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens). The Registered IPR is valid and enforceable.

(b) Schedule 4.15(b) of the Company Disclosure Schedule sets forth a list of all material agreements pursuant to which the Company or any of its Subsidiaries is a party and (i) obtains the right to use any Licensed Intellectual Property Rights (excluding licenses for commercial off-the-shelf-computer software that are generally available on nondiscriminatory pricing terms for aggregate fees of less than $100,000, but including all source code escrow agreements) or (ii) grants to any third party rights in any Owned Intellectual Property Rights (excluding non-exclusive licenses entered into with customers and independent contractors in the ordinary course of business, standard forms of which have been previously provided to Parent).

(c) No Owned Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree of or agreement with (i) any Governmental Authority or (ii) any other Person, restricting the use thereof by the Company with respect to the business of the Company as currently conducted or restricting the licensing thereof by the Company to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Persons who created, developed or contributed to any Owned Intellectual Property Rights have assigned to the Company in writing all of their rights therein, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property Right (or made unauthorized use of the data) of any Person in connection with the operation of their businesses as currently conducted. Neither the Company nor any of its Subsidiaries has received any written notice alleging same (including a “cease and desist” letter or invitation to take a patent license) within the last two years, except for claims that have since been satisfactorily resolved. To the Company’s knowledge, no Person is infringing, misappropriating or violating any Owned Intellectual Property Rights (or made a material unauthorized use of the Company’s or its Subsidiaries’ data).

(e) All source code and system documentation relating to the Company Software and all material trade secrets have been maintained in strict confidence and have been disclosed by the Company and its Subsidiaries only to (i) those of its employees and contractors who have a “need to know” the contents thereof in connection with the performance of their duties to the Company or its Subsidiaries and who have executed nondisclosure agreements with the Company and/or its Subsidiaries substantially in the form previously furnished to Parent and (ii) those third parties who have executed nondisclosure agreements with the Company and/or its Subsidiaries substantially in the form previously furnished to Parents, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.

(f) None of the Company Software material to the conduct of the business of the Company as currently conducted or distributed by the Company or its Subsidiaries in the conduct of the business of the Company or its Subsidiaries as currently conducted contains or is derived from any software code that is licensed under any terms or conditions that require that such Company Software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) licensed or redistributed at no charge.

(g) There are no material bugs or defects in any of the Company Software and there are no viruses, worms, Trojan horses or similar programs in any of the Company Software, in each case that would prevent such Company Software from performing in material accordance with its user specifications or intended purposes, and the Company and its Subsidiaries have received no written assertions of same. The Company and its Subsidiaries take reasonable actions to protect and maintain the integrity, security and operation of their material software, websites and systems (and the data stored therein or transmitted thereby), and there have been no material violation or outages of same.

Section 4.16.  Taxes.

(a) All material Company Returns have been filed when due in accordance with all Applicable Law, and all such material Company Returns that have been filed were, true and complete in all material respects.

(b) The Company and its Subsidiaries have paid (or have had paid on their behalf) or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. There are no material Liens with respect to Taxes other than Permitted Liens.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

(e) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than any agreement (i) exclusively between or among any of the Company and/or its Subsidiaries or (ii) entered into in the ordinary course of business that does not relate primarily to Taxes).

(f) No closing agreement pursuant to section 7121 of the Code, and no material closing agreement pursuant to any similar provision of state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

(g) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.17.  Employee Benefit Plans.

(a) Schedule 4.17(a) contains a correct and complete list identifying each material Employee Plan. As used herein, “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such material Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement with a labor union or organization.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(i) Each Employee Plan subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been operated in good faith compliance with Section 409A of the Code.

Section 4.18.  Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of or relating to any Environmental Laws, and there are no judicial, administrative or other actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws or liability under any Environmental Laws;

(ii) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits;

(iii) the operations of the Company and each of its Subsidiaries are in compliance with, and have at all times during the past five years been in compliance with, the terms of applicable Environmental Laws;

(iv) Hazardous Materials are not present at and have not been disposed of or released at or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of, or in a condition or a manner or to a location that could reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under any Environmental Laws; and

(v) None of the Company and its Subsidiaries has assumed or provided indemnity against any liability of any other Person under any Environmental Laws.

Section 4.19.  Material Contracts.

(a) Schedule 4.19 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the Company’s Material Contracts (true, correct and complete copies of which have been made available to Parent prior to the date of this Agreement, subject to the redaction of certain price, term and termination provisions of, and certain clearly marked exhibits and schedules to, such Contracts). As used in this Agreement, “Material Contract” means each Contract, written or oral, to which the Company or its Subsidiaries is a party or by which any of their respective properties or assets are bound,

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that involves required payments or receipts by or to the Company and/or its Subsidiaries in an amount in excess of $250,000, except for any such Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of thirty calendar days or less;

(iii) that grants exclusivity, any right of first refusal or right of first offer or that limits or purports to limit the ability of the Company or any Subsidiary of the Company to compete with or obtain products or services from any Person or own, operate, sell, transfer or otherwise dispose of any material amount of assets or businesses or imposes similar restrictions;

(iv) that restricts the payment of dividends or distributions in respect of any capital stock of the Company or its Subsidiaries, or the purchase, redemption or other acquisition of such capital stock;

(v) that relates to any acquisition or divestiture by the Company or any of its Subsidiaries of a business or any assets or capital stock of a Person and pursuant to which the Company or any Subsidiary of the Company has any material continuing obligation (including any material indemnification obligation or any material obligation relating to an earn-out or other similar payments);

(vi) that (A) purports to limit in any material respect either the type of business in which the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business; (B) could require the disposition of any material assets or line of business of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates); (C) grants “most favored nation” status that, following the Merger, would apply to Parent and/or its Affiliates; or (D) materially prohibits or limits the right of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights;

(vii) that relates to indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of such indebtedness or debt securities of any other Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person;

(viii) that would prevent or materially impair the Company’s ability to consummate the Merger or other transactions contemplated hereby;

(ix) that is any joint venture or partnership agreement or other similar agreement or arrangement entered into with another Person relating to the formation, creation, operation, management or control of any partnership or joint venture;

(x) that relates to an investment in any other Person that either requires payments over the term of the investment in excess of $1,000,000 in value, whether in cash or assets, or pursuant to which the Company or its applicable Subsidiary has the right to designate one or more members to the board of directors or similar governing body of such Person (or its Affiliates) or other governance rights with respect to such Person (or its Affiliates); or

(xi) that is listed (or required to be listed) in Schedule 4.15(b) of the Company Disclosure Schedule.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, (ii) no event has occurred with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract and (iii) neither the Company nor any of its Subsidiaries has received notice from any other party to a Material Contract that it has breached, violated or defaulted under any Material Contract or that any such party intends to terminate, or not to renew, any such Material Contract. Neither the Company nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

Section 4.20.  Finders’ Fees.  Except for Evercore Group L.L.C., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.21.  Opinion of Financial Advisor.  The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of the Company Shares is fair, from a financial point of view, to the holders of the Company Shares.

Section 4.22.  Antitakeover Statutes.  The Company has taken all action necessary to exempt the Merger and the other transactions contemplated hereby from Section 203 of Delaware Law (and any other applicable “anti-takeover” statutes). There are no “anti-takeover” provisions in any organizational documents of any of the Company or the Company’s Subsidiaries. The Company is not party to or subject to a rights agreement, a “poison pill” or similar agreement or plan.

Section 4.23.  Affiliate Transactions.  Since January 1, 2008 there have been no transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.24.  Employment Matters.  Neither the Company nor any of the Subsidiaries of the Company is the subject of, nor, to the knowledge of the Company, is there threatened, any proceeding asserting that the Company or any of the Subsidiaries of the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. None of the matters described in Schedule 4.24 of the Company Disclosure Schedule, if any, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no pending or, to the knowledge of the Company, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Subsidiaries of the Company, nor have there been any such actions within the past three years. Neither the Company nor any Subsidiary of the Company is party to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization. To the knowledge of the Company, there are no union organizing activities involving any employees of the Company or the Subsidiaries of the Company, nor have there been any such activities within the past three years. The Company and the Subsidiaries of the Company have complied in all material respects with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans. Neither the Company nor any of the Subsidiaries of the Company is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. No action, suit, investigation, or proceeding brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company or the Subsidiaries of the Company is pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.25.  Insurance.  The Company maintains insurance coverage, with reputable insurers, or maintains effective and sufficient self insurance practices, in such amounts and providing adequate coverage for such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Subsidiaries of the Company (taking into account the cost and availability of such insurance and the size and business of the Company). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. The Company is not in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. The consummation of the transactions contemplated hereby will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

Section 4.26.  No Other Representations and Warranties.

(a) Except for the representations and warranties set forth in this Article 4 and in any certificate delivered hereunder, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 5

Representations and Warranties of Parent

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, and except as disclosed in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and in any document filed by Parent with the SEC since January 1, 2011, in each case, as filed before the date of this Agreement (other than any information that is contained under the captions “Risk Factors,” “Statement Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” of such document filed by Parent with the SEC and any other forward-looking statements, or other statements that are similarity predicative, cautionary or forward-looking in nature, contained in such documents filed by Parent with the SEC); provided that the representations and warranties set forth in Sections 5.01 and 5.02 shall not be qualified by any information disclosed in any such document filed by Parent with the SEC, Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of Parent and Merger Subsidiary has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, subject to the adoption of this Agreement (after its execution) by Parent in its capacity as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary assuming due and valid authorization, execution and delivery thereof by the Company, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act or any applicable foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws (including, without limitation, the filing with the SEC of the

Company Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Company Proxy Statement/Prospectus shall be included), (iv) compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a material violation or material breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default), or result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement understanding, contract, note, bond, deed, mortgage, lease, sublease, licenses, sublicense, undertaking or other instrument (whether written or oral) binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of clauses (iii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05.  Disclosure Documents.

(a) The Company Proxy Statement/Prospectus (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable requirements of the 1934 Act. The Form S-4 (except for such portions thereof as relate only to the Company or any of its Subsidiaries), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1933 Act.

(b) The information supplied by Parent for use in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the 1933 Act or Rule 14a-12 under the 1934 Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and in the case of the Form S-4, at the time of the stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(c) The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Form S-4 based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06.  Finders’ Fees.  Except for J.P. Morgan Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07.  Financing.

(a) Parent has delivered to the Company true and complete copies of fully executed commitment letter (the “Debt Commitment Letter”), dated as of April 27, 2011, by and between Parent and each of J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., confirming the commitments of the lender party thereto to provide Parent with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”).

(b) The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, the Debt Commitment Letter has not been amended or modified in any respect, and the commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect, other than pursuant to the “Fee Letter” referred to therein (a true, correct and complete copy of which has been made available to the Company prior to the date of this Agreement, subject to the redaction of certain fee and market flex provisions of such Fee Letter). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subsidiary under the Debt Commitment Letter. Except for the payment of customary fees, there are no conditions precedent to the funding of the full amount of the Debt Financing other than the conditions precedent set forth in or contemplated by the Debt Commitment Letter, and as of the date hereof Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Debt Financing that is required to be satisfied as a condition of the Debt Financing, or that the Debt Financing will not be made available to Parent prior to the consummation of the Merger. Subject to the terms and conditions of the Debt Commitment Letter, the aggregate proceeds of the Debt Financing, if funded, together with available cash of the Parent, is in an amount sufficient to pay the aggregate Company Share Cash Consideration and Preferred Share Cash Consideration upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

Section 5.08.  Capitalization.

(a) The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”). As of March 31, 2011, there were outstanding 20,814,576 shares of Parent Common Stock, zero shares of Parent Preferred Stock and stock options (the “Parent Stock Options”) to purchase an aggregate of 1,016,398 shares of Parent Common Stock. In addition, as of March 31, 2011, 2,454,130 shares of Parent Common Stock were reserved for issuance under Parent’s 1998 Stock Incentive Plan or the 2007 Stock Incentive Plan (each, as amended, a “Parent Stock Incentive Plan”) (including upon exercise of the Parent Stock Options), 62,417 shares were reserved for issuance under Parent’s Employee Stock Purchase Plan, as amended and zero shares were held by Parent in its treasury. All outstanding shares of capital stock of Parent have been, duly authorized and validly issued and fully paid and nonassessable, and free of preemptive or similar rights under its certificate of incorporation, bylaws or any agreement to which Parent is party or by which Parent is otherwise bound.

(b) As of March 31, 2011, except as set forth in this Section 5.08, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) subscriptions, warrants, calls, options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock or other voting securities or ownership interests in or securities convertible into or exchangeable for capital stock or voting securities or ownership interests of Parent or (iv) restricted shares, stock appreciation rights, performance units or contingent value rights (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). As of March 31, 2011, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

(c) The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.09.  SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC on a timely basis, and made available to the Company, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent with or to the SEC since January 1, 2010 (collectively, together with any exhibits and schedules thereto, other information incorporated therein, and those that Parent may file after the date hereof, the “Parent SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) There are no outstanding or unresolved comments received from the SEC with respect to the Parent SEC Documents through the date hereof. To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(f) Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act with respect to any Parent SEC Documents, except as disclosed in the Parent SEC Documents. The management of Parent has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed and maintained disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies in the Internal Controls of Parent which would adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in Parent’s Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s Internal Controls. None of Ernst & Young LLP and all other independent public accountants of Parent or any Subsidiary of Parent has resigned or been dismissed as independent public accountant of Parent or any Subsidiary of Parent as a result of or in connection with any disagreement with Parent or any Subsidiary of Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g) Since January 1, 2008, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 5.10.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including all related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied or will comply (in the case of Parent SEC Documents filed after the date of this Agreement) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, have been or will be prepared (in the case of Parent SEC Documents filed after the date of this Agreement) in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC, and fairly present or will fairly present (in the case of Parent SEC Documents filed after the date of this Agreement) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 5.11.  Litigation.  As of the date hereof, there is no (i) action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, any present or former officer, director or employee of Parent, any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority, or arbitral or similar forum or (ii) judgment outstanding or threatened against or threatened against, Parent or any of its Subsidiaries or their respective executive officers or directors in such capacity, in the case of each of the foregoing clauses (i) and (ii), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.12.  No Other Representations and Warranties.

(a) Except for the representations and warranties set forth in this Article 5 and in any certificate delivered hereunder, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and each of Parent and Merger Subsidiary hereby disclaims any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

(b) The Company also acknowledges and agrees that each of Parent and Merger Subsidiary makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01.  Conduct of the Company.  Except as set forth in Schedule 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and comply in all material respects with Applicable Law and the requirements of all Material Contracts. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement or set forth in Schedule 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine, subdivide or reclassify any shares of its capital stock or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities or any options, warrants or rights to acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver, grant, pledge, redeem, accelerate rights under, dispose of, transfer or sell, or authorize the issuance, delivery, grant, pledge, redemption, acceleration of rights under, disposition, transfer or sale of, any shares of any Company Securities or Company Subsidiary Securities or any options, warrants, calls, commitments or rights or any other agreements to acquire any Company Securities or Company Subsidiary Securities, or any securities convertible into or exchangeable for any shares of, or grant to any Person any right the value of which is based on the value of, the Company Securities or the Company Subsidiary Securities, other than the issuance of (A) any Company Shares upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options on the date of this Agreement, (B) any Company Shares upon the vesting and scheduled settlement of Company RSUs that are outstanding on the date of this Agreement in accordance with the terms of those Company RSUs on the date of this Agreement or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any assets, securities, properties, interests or businesses that are in excess of $1,000,000 individually or $3,000,000 in the aggregate;

(e) enter into any new line of business outside of its existing business segments or enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or upon completion of the transactions contemplated hereby, Parent, Merger Subsidiary or any of their respective Subsidiaries, from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business;

(f) make or commit to make any capital expenditures in excess of $2,000,000, or, if the Merger shall not have been consummated on or before December 31, 2011, $2,500,000, for the Company and its Subsidiaries taken as a whole;

(g) sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien on, allow to expire or lapse or otherwise transfer or dispose of any of its assets, rights, securities, properties, interests or businesses that individually or in the aggregate are in excess of $1,000,000;

(h) other than in connection with actions permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or in connection with agreements with strategic partners and not in excess of $1,000,000 individually or in the aggregate;

(i) incur or assume any indebtedness for borrowed money or guarantees thereof or otherwise become responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than letters of credit, guarantees or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice or indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries), or enter into a “make well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Subsidiaries of the Company;

(j) (i) with respect to any director or employee of the Company or any of its Subsidiaries, (A) grant (except as specifically required by Employee Plans as in effect on the date hereof) or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than (x) at will offer letters for non-executive employees of the Company with base salary of $150,000 or less or (y) agreements for hires made in connection with acquisitions permitted by Section 6.01(d), which, in the case of each of the foregoing (x) and (y), do not provide for any equity grants, (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or materially amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except in the case of this clause (iv) with respect to any nonexecutive employee of the Company or any of its Subsidiaries, for increases in base salary in the ordinary course of business;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) make or change any material Tax election, change any material annual Tax accounting period, adopt or materially change any material method of Tax accounting, enter into any material closing agreement or settle any material Tax claim or audit;

(n) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (including, but not limited to, any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar action under a similar law), other than routine employee terminations;

(o) adopt or implement a rights plan or similar arrangement;

(p) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);

(q) except as required by Applicable Law or the transactions contemplated hereby, amend, modify or terminate any Material Contract or Lease, or knowingly waive, release or assign any material rights, claims or benefits under any Material Contract or Lease or with respect to any investment in any Person (including without limitation, the right to designate one or more members to the board of directors or similar governing body of any Person (or its Affiliates) or other governance rights), or enter into (i) any Lease (whether as lessor, sublessor, lessee or sublessee) or (ii) any new Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract; or

(r) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or any other applicable Antitrust Law prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law waiting period, or prior to receipt of any applicable approval under any antitrust or competition law; and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Subsidiary will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Applicable Law.

Section 6.02.  Stockholder Meeting; Proxy Material.  The Company shall set a record date for, and cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the effectiveness of the Form S-4 for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.04, in connection with such meeting (i) the Board of Directors shall recommend adoption of this Agreement by the stockholders of the Company (and shall include the Company Board Recommendation in the Company Proxy Statement/Prospectus) and (ii) the Company shall, in consultation with Parent, (A) use its reasonable best efforts to obtain the Company Stockholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of March 10, 2011 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.04.  No Solicitation; Other Offers.

(a) General Prohibitions.  Neither the Company (or the Board of Directors) nor any of the Company’s Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate, induce, explore or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an Acquisition Proposal (including through the furnishing of any information), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, assist or facilitate any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent (or publicly propose to withdraw or modify in a manner adverse to Parent) the Company Board Recommendation (or approve, recommend, or declare advisable an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) approve, recommend, declare advisable or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(b) Exceptions.  Notwithstanding Section 6.04(a), at any time prior to obtaining Company Stockholder Approval, so long as none of the Company, its Subsidiaries or their Representatives have breached or taken any action inconsistent with the Company’s obligations under Section 6.04(a):

(i) subject to the required fiduciary determinations provided below, the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made after the date of this agreement a bona fide written unsolicited Acquisition Proposal that the Board of Directors determines in good faith after consultation with outside legal counsel and its financial advisor would reasonably be expected to constitute or result in a Superior Proposal and (B) furnish to such Third Party making such Acquisition Proposal referred to in the foregoing clause (A) or its Representatives or its financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement (prior to giving effect to Section 7.01); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take;

(ii) subject to the required fiduciary determinations and compliance with the Notice Period and other related provisions provided below, the Board of Directors may make an Adverse Recommendation Change (A) in connection with a bona fide written unsolicited Acquisition Proposal (that did not arise out of a breach of this Section 6.04) that the Board of Directors concludes in good faith constitutes a Superior Proposal or (B) in connection with an Intervening Event; and

(iii) subject to the required fiduciary determinations and compliance with the Notice Period and other related provisions provided below, the Company may terminate this Agreement to enter into a definitive agreement with respect to a bona fide written unsolicited Acquisition Proposal (that did not arise out of a breach of this Section 6.04) that the Board of Directors concludes in good faith constitutes a Superior Proposal (a “Superior Proposal Termination”); provided that concurrently with such Superior Proposal Termination the Company pays the Company Termination Fee payable pursuant to Section 11.04 and enters into such definitive agreement and, provided further that any purported termination pursuant to this clause (iii) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 11.04 and otherwise complies with the provisions of this Section 6.04;

in each case referred to in the foregoing clauses (i), (ii) and (iii) ONLY IF the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under the laws of the State of Delaware, and, further, in the case of clauses (ii) and (iii), ONLY IF, prior to effecting any Adverse Recommendation Change or Superior Proposal Termination (1) the Company notifies Parent in writing, at least five Business Days prior to effecting such Adverse Recommendation Change or Superior Proposal Termination (the “Notice Period”), of its intention to effect such Adverse Recommendation Change or Superior Proposal Termination (which notice shall, if in connection with (ii)(A) or (iii), include the terms and conditions of such Superior Proposal, the identity of the Third Party, and a copy of the most recent draft of any written agreement relating thereto (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice Period of at least two Business Days), or, if in connection with an Intervening Event, shall include reasonable detail regarding the Intervening Event), (2) during the applicable Notice Period the Company negotiates with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal or the Adverse Recommendation Change in response to the Intervening Event is no longer necessary, as applicable and (3) at the end of the Notice Period, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor that such Superior Proposal continues to meet the definition of “Superior Proposal” or the Intervening Event continues to necessitate an Adverse Recommendation Change, as applicable.

In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c) Required Notices.  The Board of Directors shall not take any of the actions referred to in Section 6.04 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including of the material terms and conditions thereof, and shall, at Parent’s request, keep Parent informed on a reasonably current basis as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.

(d) Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Company Shares on an as-converted basis or all or substantially all of the consolidated assets of the Company and its Subsidiaries that the Board of Directors determines in good faith by a majority vote, after considering the advice of outside counsel and a financial advisor of nationally recognized reputation, is (A) at least as favorable, from a financial point of view, to the holders of Company Shares as the Company Shares Merger Consideration (disregarding the aspects and risks set forth in the parenthetical in the following clause (B)) and (B) on more favorable terms to the holders of Company Shares than the Merger (taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks (including required conditions (including any requirement of a stockholder vote of the party making the Acquisition Proposal) and likelihood and timing of consummation)).

(e) Obligation of the Company to Terminate Existing Discussions; Other.  The Company shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees, except in the case that that Board of Directors determines in good faith, after consultation with outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties under Applicable Law, to not release or permit the release of any Person from, or to waive or permit the waiver of, any “standstill” provision in any agreement to which the Company is a party.

(f) Unless this Agreement is terminated pursuant to, and in accordance with, Section 10.01, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal) or by an Adverse Recommendation Change, and (ii) in any case in which the Company makes an Adverse Recommendation Change pursuant to this Section 6.04, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders and (B) the Company Proxy Statement/Prospectus and any and all accompanying materials may include appropriate disclosure with respect to such Adverse Recommendation Change.

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01.  Confidentiality.  Parent acknowledges that the Confidentiality Agreement remains in full force and effect from and after the date hereof; provided that, from and after the date hereof, the obligations of Parent with respect to the Standstill Period (as such term is defined therein) shall terminate and be of no further force and effect. The Company acknowledges that the Form S-4 will require the disclosure of certain information that may be confidential under the terms of the Confidentiality Agreement, and the Company hereby waives the restrictions under the Confidentiality Agreement in respect of such disclosure.

Section 7.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement to consummate the Merger on (and subject to) the terms and conditions set forth in this Agreement.

Section 7.03.  Voting of Shares.  Parent shall vote all Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”)

in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or agreement of any Indemnified Person with the Company or any of its Subsidiaries, in each case, in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. Subject to Applicable Law, the Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.04. The Surviving Corporation shall not be liable for any settlement of any matter for which the Surviving Company may have an obligation to indemnify an Indemnified Person that is effected by an Indemnified Person without the Surviving Company’s written consent (which consent shall not be unreasonably withheld). Subject to Applicable Law, the Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the noncancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided that, the Company shall not, without the prior consent of Parent, and Parent and Merger Subsidiary shall not be obligated to, expend an amount for such extension in excess of 200% of the amount per annum the Company paid for its D&O Insurance in the last full fiscal year, which amount is set forth on Schedule 7.04(c) of the Company Disclosure Schedule. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Schedule 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05.  Employee Matters.

(a) From the Effective Time until a period of one year following the Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Company or any of its Affiliates after the Effective Time or the Surviving Corporation or any of its Affiliates after the Effective Time (“Continuing Employees”) with (i) base salary or base wages that are no less than the base salary or base wages provided to each such Continuing Employee immediately prior to the Effective Time and (ii) annual cash bonus opportunity and other compensation and benefits (other than equity incentive arrangements) that are in the aggregate substantially comparable to such annual cash bonus opportunity and other compensation and benefits provided by the Company and its Subsidiaries as in effect immediately prior to the Effective Time.

(b) Except as would result in the duplication of benefits, with respect to any compensation and/or benefit program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit (for purposes of eligibility to participate, vesting, and, except for any defined benefit plan, benefit level and accrual, where applicable under the compensation and/or benefit programs, policies or arrangements of Parent or any of its Subsidiaries), for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit).

(c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated. If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

(d) From the Effective Time and for a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each applicable employee of the Company and its Subsidiaries who suffers a termination of employment under the circumstances described on Schedule 7.05(d) of the Company Disclosure Schedule severance benefits no less favorable than as set forth in Schedule 7.05(d) of the Company

Disclosure Schedule (taking into account such Company Employee’s service as required pursuant to Section 7.05(b) above).

(e) Nothing in this Section 7.05 shall obligate Parent to employ any person for any period of time, and this Section 7.05 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any person. Nothing in this Section 7.05 shall be construed as giving any Person (including any Continuing Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 7.05.

Section 7.06.  Stock Exchange Listing.  Parent shall, to the extent required by NASDAQ, use its best efforts to list, prior to Closing, the Parent Common Stock to be issued pursuant to the Merger on NASDAQ.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 8.02), the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement.

(b) Subject to Section 8.02, Parent and the Company shall use reasonable best efforts to (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Parent and the Company shall use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and shall promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Subject to Section 8.02, Parent shall use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Parent and the Company shall each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal trade commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), any state attorney general or any other governmental authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, the DOJ, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Parent and Company shall each consult with the other in advance of any material meetings with the FTC, the DOJ, any state attorney general or any other Governmental Authority and to the extent permitted by the FTC or DOJ or any other Governmental Authority, give the other the opportunity to attend and participate thereat. Parent will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such approval, exemption or other authorization.

Section 8.02.  HSR Clearance.

(a) In furtherance and not in limitation of Section 8.01, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and shall use reasonable best efforts to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Without limiting the foregoing, Parent shall promptly use reasonable best efforts to take, in order to consummate the transactions contemplated hereby, all actions necessary to (i) secure the expiration or termination of any applicable waiting period under the HSR Act and (ii) resolve any objections asserted with respect to the transactions contemplated under this Agreement by the FTC or DOJ or any other Governmental Authority, to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (but only in the latter case in order to vacate, lift, reverse, overturn, settle or otherwise resolve any decree, judgment, injunction or other order that prevents, prohibits, restricts or delays the consummation of the transactions contemplated hereby that may be issued by any court or other Governmental Authority in favor of that Person), (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent and its Subsidiaries, (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (D) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, or (E) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Antitrust Division of the DOJ, the FTC or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company (each a “Divestiture Action”). Notwithstanding the foregoing or anything otherwise contained in this Agreement that may be to the contrary, (1) neither Parent nor the Company shall be required to take any Divestiture Action that is not conditioned upon consummation of the Merger, (2) the Company shall not agree to take any Divestiture Action without the consent of Parent, (3) none of Parent or any of its Affiliates shall be required to take or accept (or commit to take or accept) any action, condition, restriction, obligation or requirement (collectively, for purposes of this Section, “actions”) in order to obtain any approval, exemption or other authorization of a Governmental Authority involving any business or asset of Parent or its Affiliates that would otherwise be required by Section 8.01 or this Section 8.02 unless there is no action (including a Divestiture Action) that would permit such approval, exemption or other authorization of a Governmental Authority to be obtained that involves solely businesses or assets of the Company and its Subsidiaries and to which Parent is required by Section 8.01 or this Section 8.02, or is otherwise willing in Parent’s sole discretion, to agree, and (4) Parent shall not be required to take (pursuant to Section 8.01, this Section 8.02(b) or any other provision of this Agreement) any action (including a Divestiture Action) to the extent such action (including a Divestiture Action), individually or in the aggregate with all other actions (including Divestiture Actions), would reasonably be expected to result in a Substantial Detriment. “Substantial Detriment” means (i) any material limitation, restriction or prohibition on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the Shares or shares of the Surviving Corporation to be acquired or owned pursuant to the Merger or the assets of the Company and its Subsidiaries, (ii) a loss by Parent and its Affiliates of a material benefit or material benefits (including, without limitation, revenue or cost synergies), after taking into account the adverse effect of the proposed actions on Parent and its Affiliates (including, for these purposes, the Surviving Company and its Subsidiaries), arising from or relating to the Merger and the other transactions contemplated by this Agreement, (iii) an impact that is materially adverse to the assets, business, results of operation or financial condition of the Surviving Corporation and its Subsidiaries, or (iv) an impact that is materially adverse to the assets, business, results of operation or financial condition of the Parent and its Subsidiaries, assuming for purposes of this determination that the Parent and its Subsidiaries are of equivalent size to the Surviving Corporation and its Subsidiaries, taken as a whole.

Section 8.03.  Cooperation.  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement/Prospectus and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement/Prospectus or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.04.  Public Announcements.  The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby, and shall give the other party a reasonable opportunity to comment upon any such press release or other communication and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case the party required to make the release or other communication shall use its commercially reasonable efforts to allow the other party reasonable time to comment thereon), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.05.  Financing.

(a) In furtherance and not in limitation of Section 8.01, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, due diligence sessions, presentations, “road shows” and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) furnishing Parent and its Financing Sources as promptly as practicable (and in any event no later than 45 days prior to the Closing Date, or in the case of quarterly or annual financial statements required pursuant to this Section 8.05(a) that have not been delivered to Parent prior to the date hereof, by a date that is not later than 45 days after the end of the relevant fiscal quarter, in respect of unaudited quarterly financial statements required pursuant to this Section 8.05(a) or 90 days after the end of the relevant fiscal year in respect of audited financial statements required pursuant to this Section 8.05(a), as applicable) with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including information with respect to the collateral, financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the 1933 Act and of type and form customarily included in private placements pursuant to Rule 144A under the 1933 Act, and in any event the information required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C of the Debt Commitment Letter (together, the “Required Information”) (it being understood that Parent shall not be deemed to have the Required Information as of any date of determination if the financial statements of the Company and its Subsidiaries delivered to Parent as of such date would be required to be updated under Regulation S-X in order to be sufficiently current to permit a registration statement with the SEC using such financial statements (including pro forma financial statements) to be declared effective on any day during the Marketing Period, if the Marketing Period were to commence on such date of determination), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance, (v) furnishing Parent and its Financing Sources with information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and in any event including all information and documentation to be delivered pursuant to paragraph 9 of Exhibit C of the Debt Commitment Letter and (vi) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, perfection certificates, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the Company (provided that (a) none of the letters, agreements, registration statements, documents and certificates shall be executed and delivered except in connection with the Closing, (b) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (c) no personal liability shall be imposed on the officers or employees involved). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 8.05, Parent acknowledges and agrees that the obligations of Parent and the Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement are not conditioned upon the availability or consummation of the Debt Financing or receipt of the proceeds therefrom.

Section 8.06.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07.  Preparation of the Form S-4 and Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and cause to be filed with the SEC the proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Company Proxy Statement/Prospectus”) and the registration statement on Form S-4 (the “Form S-4”), in which the Company Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the 1933 Act of Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and other transactions contemplated hereby, and the Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Company Proxy Statement/Prospectus. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Company Proxy Statement/Prospectus or the Form S-4 received by the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and if required, the Company shall disseminate to its stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Company Proxy Statement/Prospectus required as a result of such comments.

(b) Each of the Company, Parent and Merger Subsidiary agrees to promptly correct any information provided by it for use in the Company Proxy Statement/Prospectus if and to the extent that it shall have come (or shall have become known) to contain any misstatement or omission of a material fact necessary to make the statements therein in light of the circumstances in which they are made, not misleading, and the Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus as so corrected to be disseminated to the Company’s stockholders to the extent required by applicable federal securities laws.

(c) The Company shall include in the Company Proxy Statement/Prospectus, and represents that it has obtained all necessary consents of Evercore Partners Inc. to permit the Company to include in the Company Proxy Statement/Prospectus, in its entirety, the fairness opinion described in Section 4.21, together with a summary thereof and the underlying financial analysis.

Section 8.08.  Section 16 Matters.  Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably required to cause any dispositions or acquisitions of securities in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

Section 8.10.  Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

Section 8.11.  Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.12.  Shareholder Litigation.  The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, shall give consideration to Parent’s advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 9

Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect;

(c) the applicable waiting period under the HSR Act shall have expired or been terminated and any other required approvals or clearances applicable to the consummation of the Merger under other Antitrust Laws shall have been obtained; and

(d) the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) there is not pending any suit, action or proceeding by a Governmental Authority of competent jurisdiction (i) that seeks to make illegal or prevent or otherwise restrain the consummation of the Merger or (ii) that, individually or in the aggregate, is reasonably expected to impose a Substantial Detriment;

(b) there is no restraining order, preliminary or permanent injunction or other order, or any judgment, ruling, decree or law issued, enacted, promulgated or enforced by a Governmental Authority of competent jurisdiction or other legal restraint or prohibition, in each case, (i) making illegal or preventing or otherwise restraining the consummation of the Merger or (ii) imposing or, individually or in the aggregate, reasonably expected to impose a Substantial Detriment;

(c) the representations and warranties of the Company (i) contained in Sections 4.01, 4.02(a) and 4.10(ii) shall be true and correct in all respects at and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects as of such specified time), (ii) contained in Section 4.05 shall be true and correct in all respects, other than in de minimis respects, at and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects, other than in de minimis respects, as of such specified time), (iii) contained in Section 4.02(b), the last two sentences of Section 4.06(a), Section 4.06(b) and Section 4.22 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all material respects as of such specified time) and (iv) contained in Article 4 of this Agreement (other than those referred to in the foregoing clauses (i)-(iii)) (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects, subject to the exceptions below, as of such specified time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(d) the Company shall have performed in all material respects all of its obligations under this Agreement required to be performed by it prior to the Closing Date;

(e) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date to the foregoing effect with respect to clauses (c) and (d) above; and

(f) there shall not have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York; or (iii) any material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions.

Section 9.03.  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the representations and warranties of Parent (i) contained in the first two sentences of Section 5.01 and in Sections 5.02 and 5.08 shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all material respects as of such specified time), (ii) contained in Article 5 of this Agreement (other than those referred to in the foregoing clause (i)) (disregarding all materiality and Material Adverse Effect qualifications therein) shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects, subject to the exceptions below, as of such specified time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(b) each of Parent and Merger Subsidiary shall have performed in all material respects all of its material obligations under this Agreement required to be performed by it at or prior to the Closing Date; and

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date to the foregoing effect with respect to clauses (a) and (b) above.

ARTICLE 10

Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger shall not have been consummated on or before 11:59 PM, New York City time on January 31, 2012; provided that if the condition set forth in Section 9.01(c) shall not have been satisfied prior to such date, but all the other conditions in Article 9 have been satisfied or waived, (other than those conditions that by their terms are to be satisfied at Closing), then each of Parent and the Company may elect to extend the term of this Agreement until a date and time not later than 11:59 PM, New York City time on April 30, 2012; provided, further, that if the Marketing Period has commenced on or before any such End Date, but not ended on or before any such End Date, such End Date shall automatically be extended until the second Business Day after the final day of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily caused the failure of the Merger to be consummated by such time;

(ii) there shall be any restraining order, permanent injunction or other order, or any judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Merger that shall have become final and nonappealable; or

(iii) the Company Stockholder Meeting has concluded (including any adjournment or postponement thereof) and the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) prior to the time at which the Company Stockholder Approval has been obtained, (A) an Adverse Recommendation Change shall have occurred (whether or not compliant with Section 6.04), (B) the Board of Directors shall fail to publicly reaffirm the Company Board Recommendation within seven Business Days of being requested to do so by Parent following the date of any Acquisition Proposal, (C) the Board of Directors shall fail to publicly recommend against a publicly announced Acquisition Proposal, following a request to do so by Parent, by the later to occur of five Business Days prior to the date of the Company Stockholder Meeting (as such date may have been adjourned or postponed) and five Business Days following such request by Parent (or such shorter period as may exist between the date of the Acquisition Proposal and the date of the Company Shareholder Meeting), (D) the Company shall have breached in any material respect Section 6.04 or (E) the Company shall have failed to include the Company Board Recommendation in the Company Proxy Statement/Prospectus or to permit Parent to include the Company Board Recommendation in the Form S-4;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the failure of the conditions set forth in Section 9.02(c) or 9.02(d) to be satisfied and is incapable of being cured by the End Date; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement;

(iii) following an Acquisition Proposal a willful failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred; or

(iv) there shall be any restraining order, permanent injunction or other order, or any judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other legal restraint or prohibition imposing a Substantial Detriment that shall have become final and nonappealable; or

(d) by the Company if:

(i) prior to the time at which the Company Stockholder Approval has been obtained, the requirements of a Superior Proposal Termination set forth in Section 6.04(b)(iii) and the related provisions of Section 6.04(b) have all been fully satisfied (in the manner set forth therein); or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement that would cause the failure of the conditions set forth in Section 9.03(a) or 9.03(b) to be satisfied and is incapable of being cured by the End Date; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement. The provisions of this Section 10.02 and Sections 7.01, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

CoStar Group, Inc.
1331 L Street, NW
Washington, DC 20005
Attention: General Counsel
Facsimile No.: (202) 346-6703

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention:	Robert E. Spatt Sean Rodgers Facsimile No.: (212) 455-2502

if to the Company, to:

LoopNet, Inc.
185 Berry Street
San Francisco, CA 94107
Attention: Richard J. Boyle, Jr.
Facsimile No.: (415) 764-1622

with a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: William Kelly
Facsimile No.: (650) 752-2111

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.

(a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Company Termination Fee.

(i) (A) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) (or is terminated by the Company pursuant to a different Section of 10.01, other than Section 10.01(d)(i), at a time when this Agreement was terminable pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii)) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $25,800,000 (the “Company Termination Fee”), within one Business Day after such termination, other than in the case of a termination pursuant to Section 10.01(d)(i) (in which case the Company Termination Fee shall be paid concurrently with the termination pursuant to such Section, as provided in Section 6.04(b)(iii)).

(ii) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or its stockholders and (A) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or (B) within 12 months following the date of such termination a tender offer or other Acquisition Proposal is consummated (provided that for purposes of the foregoing clauses (A) and (B), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event, the Company Termination Fee.

(iii) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) and (A) prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or its stockholders or (B) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that provides for consideration to the stockholders of the Company (whether cash or otherwise) having an aggregate value that is greater than the Company Shares Merger Consideration or (C) within 12 months following the date of such termination a tender offer or other Acquisition Proposal is consummated as a result of which the stockholders of the Company are entitled to receive consideration (whether cash or otherwise) having an aggregate value that is greater than the Company Shares Merger Consideration (provided that for purposes of the foregoing clauses (B) and (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event, the Company Termination Fee.

(c) Parent Termination Fee.  If this Agreement is terminated (x) by the Company or Parent pursuant to Section 10.01(b)(i) due to the failure to satisfy the conditions set forth in Section 9.01(b), 9.01(c) or 9.02(a) (in the case of 9.01(b) and 9.02(a), due to a suit, action or proceeding or restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition, in each case, under Antitrust Laws), (y) by the Company or Parent pursuant to Section 10.01(b)(ii) due to a final, nonappealable order, injunction, judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other final, nonappealable legal restraint or prohibition, in each case, preventing the consummation of the Merger under any Antitrust Law, or (z) by the Parent pursuant to Section 10.01(c)(iv) due to a final, nonappealable order, injunction, judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other final, nonappealable legal restraint or prohibition, in each case, under any Antitrust Law, and in the case of each of clauses (x) through (z) the conditions set forth in Sections 9.01 and 9.02 (other than the Antitrust Conditions and those conditions that by their terms are to be satisfied at Closing but which conditions would reasonably be expected to be satisfied if the Closing were the date of such termination) have been satisfied, then Parent shall pay to the Company in immediately available funds $51,600,000 million (the “Parent Termination Fee”), within two Business Days of such termination.

(d) Other Costs and Expenses.  The parties acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, (i) if the Company fails promptly to pay any amount due to Parent pursuant to Section 11.04(b), it shall also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, and (ii) if Parent fails promptly to pay any amount due to the Company pursuant to Section 11.04(c), it shall also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with a legal action to enforce this Agreement that results in a judgment against Parent or Merger Subsidiary for such amount.

Section 11.05.  Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Schedule of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (x) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (y) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that disclosure in the Company Disclosure Schedule shall only be an exception to, or disclosure for the purposes of, Section 4.10(ii) of this Agreement to the extent specifically referenced on Schedule 4.10(ii) of the Company Disclosure Schedule. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (i) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable and (ii) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any intellectual property rights) or any law, regulation, order, judgment or decree of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.06.  Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Financing Sources are intended third-party beneficiaries of the last sentence of Section 11.08, and each such Person shall be entitled to enforce its rights under such provision.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, and that the provisions of Section 11.09 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LOOPNET, INC.

By:	/s/ Richard J. Boyle, Jr.
Name:     Richard J. Boyle, Jr.

Title:	Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Merger Agreement]

COSTAR GROUP, INC.

By:	/s/ Andrew Florance
Name:     Andrew Florance

Title:	CEO

LONESTAR ACQUISITION SUB, INC.

By:	/s/ Andrew Florance
Name:     Andrew Florance

Title:	CEO

[Signature Page to Merger Agreement]

Exhibit B

CERTIFICATE OF INCORPORATION

OF

LOOPNET, INC.

FIRST.  The name of the Corporation is LoopNet, Inc. (the “Corporation”).

SECOND.  The registered agent and registered office of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

FOURTH.  The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH.  The board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. Unless and to the extent the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH.  To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the General Corporation Law of the State of Delaware may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director first occurring before such repeal or modification.

SEVENTH.  To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) directors and officers (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such directors and officers or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director, officer or other person existing at the time of such repeal or modification.

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”) dated as of May 20, 2011 to the Agreement and Plan of Merger (the “Agreement”) dated as of April 27, 2011, among LOOPNET, INC., a Delaware corporation (the “Company”), COSTAR GROUP, INC., a Delaware corporation (“Parent”), and LONESTAR ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, Section 11.03 of the Agreement provides for the amendment of the Agreement in accordance with the terms set forth therein;

WHEREAS, the parties hereto desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Definitions; References.  Unless otherwise specifically defined in this Amendment, each term used in this Amendment shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “herein” and “hereunder” and words of similar import when used in the Agreement shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances continue to refer to April 27, 2011, references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 27, 2011 and references to the date of the Amendment and “as of the date of the Amendment” shall refer to May 20, 2011.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.01.  Amendment to Section 2.05(b).  The second proviso to the first sentence in Section 2.05(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“provided, further, that in the case of the Selected Company Performance Stock Options, the amount of any Excess that would have been paid in cash pursuant to the foregoing shall instead be paid in that number of shares of Parent Common Stock that is equal to the quotient obtained by dividing (I) the amount of any such Excess that would have been paid in cash by (II) the Market Price per share of Parent Common Stock (unless, as a result of this second proviso and/or the proviso to Section 2.05(c), Parent would be issuing an aggregate number of shares of Parent Common Stock pursuant to this Article 2 that exceeds 2,250,000 shares of Parent Common Stock (as determined by Parent in good faith), in which case Parent may choose to instead pay such amounts in excess of 2,250,000 shares of Parent Common Stock in cash).”

Section 2.02.  Amendment to Section 2.05(c).  The proviso to the first sentence in Section 2.05(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“provided that, in the case of the Selected Company Performance RSUs, the portion of the foregoing consideration that would be paid in cash (which, for the avoidance of doubt, consists of the product obtained by multiplying (A) the aggregate number of Company Shares subject to such Selected Company Performance RSUs by (B) the Company Share Cash Consideration) shall instead be paid in that number of shares of Parent Common Stock that is equal to the quotient obtained by dividing (I) the amount of the aggregate Company Share Cash Consideration that would be paid pursuant to the foregoing by (II) the Market Price per share of Parent Common Stock (unless, as a result of this proviso and/or the second proviso to Section 2.05(b), Parent would be issuing an aggregate number of shares of Parent Common Stock pursuant to this Article 2 that exceeds 2,250,000 shares of Parent Common Stock (as determined by Parent in good faith), in which case Parent may choose to instead pay such amounts in excess of 2,250,000 shares of Parent Common Stock in cash).”

ARTICLE III

GENERAL PROVISIONS

Section 3.01.  No Further Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement.

Section 3.02.  Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

Section 3.03.  Headings.  The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 3.04.  Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 3.05.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 3.06.  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LOOPNET, INC.

By:	/s/ Richard J. Boyle, Jr.
Name:     Richard J. Boyle, Jr.

Title:	Chairman of the Board of Directors and
Chief Executive Officer

COSTAR GROUP, INC.

By:	/s/ Andrew Florance
Name:     Andrew Florance

Title:	Chief Executive Officer

LONESTAR ACQUISITION SUB, INC.

By:	/s/ Andrew Florance
Name:     Andrew Florance

Title:	Chief Executive Officer

Annex B

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (the “Agreement”), dated as of April 27, 2011 between the Persons listed on Schedule A hereto (“Stockholders”), CoStar Group, Inc., a Delaware corporation (“Parent”) and LoopNet, Inc., a Delaware corporation (the “Company”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, in order to induce Parent and Lonestar Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), to enter into an Agreement and Plan of Merger with the Company, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to (i) the shares of common stock, $0.001 par value of the Company (the “Common Stock”) owned by such Stockholder as indicated on Schedule A and the shares of Series A Convertible Preferred Stock, par value $0.001 of the Company (the “Series A Preferred Stock” and any holder thereof, a “Series A Holder”) owned by such Stockholder as indicated on Schedule A (if any) (all such shares, with respect to each Stockholder, the “Shares”) and (ii) any other voting securities of the Company that such Stockholder acquires record and/or beneficial ownership of after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, conversion or settlement of any securities, including Common Stock issued upon conversion of the Series A Preferred Stock or upon exercise or settlement of stock options and restricted stock units granted pursuant to any Company equity plan, including without limitation, the Company’s 2006 Equity Incentive Plan and the Company’s 2001 Stock Option Plan (all such shares, with respect to each Stockholder, the “After-Acquired Shares” and together with the Shares, the “Covered Shares”);

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement with the Company and to proceed with the transactions contemplated thereby, each Stockholder has agreed to provide a waiver and consent with respect to certain provisions of the Series A Certificate of Designation and to terminate, as of the Effective Time, that certain Investors’ Rights Agreement, dated as of April 14, 2009 (the “Investors’ Rights Agreement”) and that certain Securities Purchase Agreement dated as of March 29, 2009 among the Company and certain of the Stockholders (the “SPA”);

WHEREAS, each Stockholder acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement;

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Grant of Proxy; Voting Agreement; Stockholder Waiver and Consent

Section 1.01.  Voting Agreement.  Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall:

(a) appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares (i) in favor of the adoption of the Merger Agreement and in favor of any related proposal in furtherance thereof; (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal and against any other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect, or be inconsistent with, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement. The obligations of such Stockholder specified in this Section 1.01(b) shall apply whether or not the adoption of the Merger Agreement or any action described above is recommended by the Board of Directors.

Section 1.02.  Irrevocable Proxy.  Each Stockholder hereby revokes any and all previous proxies granted with respect to its Covered Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent, and any designee of Parent, and each of them individually as the Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to exercise such voting power in each case solely with respect to the matters, and solely in the manner, set forth in Section 1.01 above. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and coupled with an interest sufficient in law to support an irrevocable proxy and may under no circumstances be revoked during the term of this Agreement. Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder further agrees to execute such other instruments as may be necessary to effectuate the intent of this proxy. For the avoidance of doubt, if for any reason the proxy granted herein is not irrevocable, each Stockholder agrees to vote the Covered Shares in accordance with Section 1.01 hereof. Parent may terminate this proxy with respect to any Stockholder at any time at its sole discretion by written notice provided to the Stockholder. Each Stockholder shall cause the record owner of any Covered Shares of the Stockholder of which such Stockholder is not the record owner to execute and deliver to Parent an irrevocable proxy that conforms to the foregoing provisions of this Section 1.02.

Section 1.03.  No Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 1.02 hereof), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding or delaying such Stockholder from performing any of its obligations under this Agreement.

Section 1.04.  Series A Holder Waiver and Consent; Conversion Notice.  (a) Each Stockholder that is or becomes a Series A Holder hereby:

(i) waives (A) such Stockholder’s rights under Section 4(c) and Section 6(c) of the Series A Certificate of Designation (and any obligations of a Third Party Acquiror (as defined in the Series A Certificate of Designation) or the Company, as the case may be, thereunder) and (B) any notice that such Stockholder may be entitled to with respect to the Merger or the Merger Agreement pursuant to the

Series A Certificate of Designation, the SPA or the Investors’ Rights Agreement (including, without limitation, any notice under Section 6(c) and Section 10(a) of the Series A Certificate of Designation);

(ii) consents to the Merger and the transactions contemplated by the Merger Agreement for purposes of Section 8 of the Series A Certificate of Designation;

(iii) consents to the termination, effective as of (and contingent upon the occurrence of) the Effective Time, of the Investors’ Rights Agreement and the SPA (the waivers and consents set forth in clauses (i) — (iii) above, collectively, the “Written Waiver and Consent”); and

(iv) agrees, while this Agreement is in effect, not to revoke or otherwise withdraw or modify in any manner adverse to Parent, Merger Subsidiary or the Company such Written Waiver and Consent.

(b) Not later than five Business Days following the date hereof, each Stockholder that is a Series A Holder shall deliver to the Company a Contingent Conversion Notice (as defined in the Series A Certificate of Designation) in the form attached hereto as Exhibit A to convert all of its Series A Preferred Stock to Common Stock in connection with the Merger, pursuant to Section 4(a)(ii) of the Series A Certificate of Designation. Any Stockholder that becomes a Series A Holder after the date hereof (or that is a Series A Holder on the date hereof but acquires additional shares of Series A Preferred Stock after the date hereof) shall deliver to the Company a Contingent Conversion Notice with respect to the Series A Preferred Stock acquired by it by the earlier of (x) two Business Days after becoming a Series A Holder (or acquiring additional shares of Series A Preferred Stock not covered by a Contingent Conversion Notice previously delivered to the Company) and (y) one Business Day prior to the Effective Time. Each Stockholder referred to in this Section 1.04(b) agrees not to, and hereby waives any right under said Section 4(a)(ii) of the Series A Certificate of Designation to, revoke any Contingent Conversion Notice so delivered.

ARTICLE 2

Representations and Warranties of Stockholders

Each Stockholder represents and warrants to Parent and the Company that:

Section 2.01.  Stockholder Authorization.  Such Stockholder (if not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and such Stockholder has full right, power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, and no other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

Section 2.02.  Governmental Authorization.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required to be made or obtained by such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, except for filings required to be made under Sections 13(d) or 16 of the 1934 Act, and such filings, authorizations, consents and approvals that if not obtained or made would not have a material and adverse effect on the ability of such Stockholder to consummate the transactions contemplated by this Agreement.

Section 2.03.  Non-Contravention.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Stockholder (if not an individual), (ii) violate any law, rule, regulation, judgment, injunction, order, writ or decree of any Governmental Authority applicable to such Stockholder, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder, or (iv) result in the imposition of any Lien on any asset of such Stockholder, except for any of the foregoing as could not reasonably be expected, individually or in the aggregate, to impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.04.  Ownership of Shares.  Such Stockholder is the record and beneficial owner of the Shares set forth opposite the name of such Stockholder on Schedule A as of the date hereof, free and clear of any lien, encumbrance or any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), in each case other than as arising under this Agreement. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, in each case other than as arising under this Agreement. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shares, in each case other than as arising under this Agreement. Such Stockholder has sole voting power, sole power of disposition and sole power to demand appraisal rights with respect to the Shares set forth opposite the name of such Stockholder on Schedule A, in each case other than with respect to any limitations on such powers pursuant to this Agreement.

Section 2.05.  Total Shares.  Except for the Shares set forth on Schedule A, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, other than stock options and restricted stock units granted to such Stockholder pursuant to the Company’s 2006 Equity Incentive Plan or the Company’s 2001 Stock Option Plan.

Section 2.06.  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07.  Litigation.  As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

Section 2.08.  Reliance.  Such Stockholder understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

Section 2.09.  No Indemnification Claims.  Such Stockholder has not made any claim for indemnification that is continuing under Article VI of the SPA.

ARTICLE 3

Covenants of Stockholders

Each Stockholder hereby covenants and agrees that:

Section 3.01.  No Proxies for or Disposition of Shares.  Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or powers of attorney or other authorization or consent in or with respect to, or enter into any voting trust or other agreement or arrangement with respect to, the voting of any Covered Shares, (ii) sell (constructively or otherwise), assign, transfer, encumber or otherwise dispose of (including, without limitation, by merger, by tendering into any tender or exchange offer, or otherwise), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares or beneficial ownership thereof or therein (each such action, a “Transfer”), other than a Transfer of shares of Common Stock issued in connection with the settlement of restricted stock units for the purpose of satisfying tax obligations upon the vesting thereof, consistent with the Company’s past practice, or (iii) take any action that would restrict or otherwise affect the

Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Such Stockholder shall not seek or solicit any such Transfer and agrees to notify Parent and the Company promptly if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing and provide the details of such approach or solicitation to the extent requested by Parent and the Company. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3.01 shall be null and void. This Section 3.01 shall not prohibit a Transfer of the Covered Shares by a Stockholder (A) if such Stockholder is an individual, (i) to any member of such Stockholder’s immediate family, (ii) upon the death of such Stockholder, or (iii) of up to 55,000 shares of Common Stock by gift to a charitable trust or (B) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated entity under common control with such Stockholder; provided, that a Transfer referred to clause (A)(i), (A)(ii) or (B) in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to by bound by all the terms of this Agreement.

Section 3.02.  Other Offers.  From and after the date hereof until the termination of this Agreement in accordance with its terms, such Stockholder, in his, her or its capacity as a stockholder of the Company, shall not, nor to the extent applicable to Stockholder, shall such Stockholder authorize any partner, officer, director, advisor or representative of, such Stockholder or any of his, her or its affiliates to (and, to the extent applicable to Stockholder, such Stockholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce, explore, or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an Acquisition Proposal, (b) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to any information or data relating to the Company or any of its Subsidiaries or otherwise cooperate in any way with, assist or facilitate any Third Party that is seeking to make, or has made, an Acquisition Proposal, (c) enter into any agreement, including, without limitation, any agreement in principle, term sheet, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the 1934 Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement (but without conceding the existence of a “group” (as such term is used in Section 13(d) of the 1934 Act) solely by virtue of this Agreement), become a member of a “group” with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

Section 3.03.  Waiver of Appraisal Rights and Dissenters’ Rights and Actions.  Such Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares or rights to dissent which may arise with respect to the Merger. Such Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 3.04.  Company Actions.  Such Stockholder understands and agrees that if such Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, the Company shall not, and such Stockholder hereby unconditionally and irrevocably instructs the Company to not (and the Company agrees to not, and to instruct its transfer agent to not), (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Covered Shares or (c) record any such vote, in each case unless and until such Stockholder shall have complied with the terms of this Agreement. Such Stockholder agrees that the certificates representing the Covered Shares shall bear a legend stating that they are subject to this Agreement and instructs the Company to so legend the shares (which the Company shall do as promptly as practicable following the date of this Agreement).

Section 3.05  Communications.  Such Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Covered Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent reasonably determines to be necessary in any SEC disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.

ARTICLE 4

Miscellaneous

Section 4.01.  New Shares.  In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any shares of Common Stock, Series A Preferred Stock or other voting interests with respect to the Company, such shares or voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly. Each Stockholder shall promptly notify Parent and the Company of any such event.

Section 4.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 4.03.  Further Assurances.  Parent and each of the Stockholders will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or their best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 4.04.  No Impairment of Rights.  The covenants contained herein shall apply to each Stockholder solely in his or her capacity as a stockholder of the Company, and no covenant contained herein shall apply to a Stockholder in his or her capacity as a director or officer of the Company. Nothing herein shall limit or restrict each Stockholder from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Sections 1.01 and 1.04 hereof. For the avoidance of doubt, neither Parent nor Merger Subsidiary shall be deemed an Affiliate of any Stockholder or the Company by virtue of this Agreement.

Section 4.05.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that Schedule A shall be deemed amended automatically in accordance with Section 4.01. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Each Stockholder shall also have the right to terminate this Agreement by written notice to Parent as specified below if (but only if) the terms of the Merger Agreement are amended, modified or waived without the written consent of such Stockholder to change the form or amount of the consideration payable with respect to the Shares pursuant to the Merger Agreement in a manner adverse to such Stockholder (for the avoidance of doubt, an increase in the cash or stock consideration payable with respect to the Shares shall not be considered adverse to a Stockholder); provided that such Stockholder sends notice to Parent of such Stockholder’s election to terminate within five Business Days after the public announcement of such amendment. Notwithstanding the foregoing, (1) the provisions set forth in Article 4 (other than Section 4.01) shall survive the termination of this Agreement and (2) any liability incurred by any party hereto as a result of a willful and material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 4.06.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.07.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 4.08.  No Waiver.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.09.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.10  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.16 shall be deemed effective service of process on such party.

Section 4.11.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.12.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.13.  Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 4.14  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.15.  Specific Performance.  Each Stockholder acknowledges that it is a condition to the willingness of Parent to enter into the Merger Agreement that such Stockholder execute and deliver this Agreement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity. Each Stockholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 4.16  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

CoStar Group, Inc.
1331 L Street, N.W.
Washington, D.C. 20005
Attention: General Counsel
Facsimile No.: (202) 346-6703

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, NY 10017 Attention:	Robert Spatt Sean Rodgers Facsimile No.: (212) 455-2502

if to the Company, to:

LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
Attention: Richard J. Boyle, Jr.
Facsimile No.: (415) 764-1622

with a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2111

If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COSTAR GROUP, INC.

By:	/s/ Andrew Florance
Name:     Andrew Florance

Title:	CEO

[Signature Page to Voting Agreement]

LOOPNET, INC.

By:	/s/ Richard J. Boyle, Jr.
Name:     Richard J. Boyle, Jr.

Title:	Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Voting Agreement]

CALERA CAPITAL PARTNERS IV, L.P.

By:	/s/ Kevin Baker
Name:     Kevin Baker

Title:	Managing Director and General Counsel

CALERA CAPITAL PARTNERS IV SIDE-BY-SIDE, L.P.

By:	/s/ Kevin Baker
Name:     Kevin Baker

Title:	Managing Director and General Counsel

[Signature Page to Voting Agreement]

TRINITY VENTURES IX, L.P.

By:	/s/ Kathleen A. Murphy
Name:     Kathleen A. Murphy

Title:	Member of Trinity TVL IX,
L.L.C., General Partner of
Trinity Ventures IX, L.P.

TRINITY IX SIDE-BY-SIDE FUND, L.P.

By:	/s/ Kathleen A. Murphy
Name:     Kathleen A. Murphy

Title:	Member of Trinity TVL IX,
L.L.C., General Partner of
Trinity Side-by-Side Fund, L.P.

TRINITY IX ENTREPRENEURS FUND, L.P.

By:	/s/ Kathleen A. Murphy
Name:     Kathleen A. Murphy

Title:	Member of Trinity TVL IX, L.L.C., General Partner of
Trinity IX Entrepreneurs Fund, L.P.

[Signature Page to Voting Agreement]

SAINTS RUSTIC CANYON, L.P.
By Saint Rustic Canyon, LLC, General Partner

By:	/s/ Thomas Unterman
Name:     Thomas Unterman

Title:	Managing Director

RUSTIC CANYON VENTURES III, L.P.
By Rustic Canyon Partners, LLC, General Partner

By:	/s/ Thomas Unterman
Name:     Thomas Unterman

Title:	Managing Director

[Signature Page to Voting Agreement]

THE BOARD OF TRUSTEES OF THE
LELAND STANFORD JUNIOR
UNIVERSITY (SBST)

By:	/s/ Kristal Dehnad
Name:     Kristal Dehnad

Title:	Associate Director, Charitable
Trust Program
Stanford Management
Company

[Signature Page to Voting Agreement]

RICHARD J. BOYLE, JR.

By:	/s/ Richard J. Boyle, Jr.

THOMAS P. BYRNE

By:	/s/ Thomas P. Byrne

BRENT STUMME

By:	/s/ Brent Stumme

JASON GREENMAN

By:	/s/ Jason Greenman

WAYNE WARTHEN

By:	/s/ Wayne Warthen

WILLIAM BYRNES

By:	/s/ William Byrnes

[Signature Page to Voting Agreement]

DENNIS CHOOKASZIAN

By:	/s/ Dennis Chookaszian

JAMES T. FARRELL

By:	/s/ James T. Farrell

NOEL FENTON

By:	/s/ Noel Fenton

SCOTT INGRAHAM

By:	/s/ Scott Ingraham

THOMAS E. UNTERMAN

By:	/s/ Thomas E. Unterman

[Signature Page to Voting Agreement]

Annex C

April 27, 2011

The Board of Directors of
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107

Members of the Board of Directors:

We understand that LoopNet, Inc., a Delaware corporation (“LoopNet”), proposes to enter into an Agreement and Plan of Merger, dated as of April 27, 2011 (the “Merger Agreement”), with CoStar Group, Inc., a Delaware corporation (“CoStar”) and Lonestar Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CoStar (“Merger Subsidiary”), pursuant to which Merger Subsidiary will be merged with and into LoopNet (the “Merger”). As a result of the Merger, each share of LoopNet common stock, $0.001 par value (the “LoopNet Common Stock”), other than shares (i) held by LoopNet as treasury stock, (ii) owned by CoStar or Merger Subsidiary, or (iii) as to which appraisal rights have been exercised, will be converted into the right to receive a unit consisting of (i) $16.50 in cash, without interest (the “Cash Consideration”), and (ii) 0.03702 shares of CoStar common stock, $0.01 par value (“CoStar Common Stock”) (the “Stock Consideration” and together with the Cash Consideration, the “Common Stock Merger Consideration”). In addition, each share of LoopNet Series A convertible preferred stock, $0.001 par value will be converted into the right to receive a unit consisting of (i) an amount of cash equal to 148.80952 multiplied by the Cash Consideration and (ii) a number of shares of CoStar Common Stock equal to 148.80952 multiplied by the Stock Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of shares of LoopNet Common Stock entitled to receive such Common Stock Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to LoopNet and CoStar that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed or discussed certain non-public historical financial statements and other non-public historical financial and operating data relating to LoopNet and CoStar prepared and furnished to us by the respective managements of LoopNet and CoStar;

(iii) reviewed certain non-public projected operating and financial data relating to LoopNet prepared and furnished to us by management of LoopNet;

(iv) discussed the past and current operations, financial projections and current financial condition of LoopNet with management of LoopNet (including their views on the risks and uncertainties of achieving such projections);

(v) reviewed the reported prices and the historical trading activity of shares of LoopNet Common Stock and CoStar Common Stock;

(vi) compared the financial performance of LoopNet and CoStar and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

Letter to The Board of Directors of LoopNet, Inc.
April 27, 2011

(vii) compared the financial performance of LoopNet and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(viii) reviewed the Merger Agreement;

(ix) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected operating and financial data relating to LoopNet referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of LoopNet as to the future financial performance of LoopNet. We express no view as to any projected operating or financial data relating to LoopNet or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on LoopNet or CoStar or the consummation of the Merger or materially reduce the benefits to the holders of shares of LoopNet Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of LoopNet or CoStar, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of LoopNet or CoStar under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of shares of LoopNet Common Stock, from a financial point of view, of the Common Stock Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of LoopNet, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of LoopNet, or any class of such persons, whether relative to the Common Stock Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to LoopNet, nor does it address the underlying business decision of LoopNet to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the LoopNet Common Stock or any business combination or other extraordinary transaction involving LoopNet. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of LoopNet Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of LoopNet or CoStar will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and

Letter to The Board of Directors of LoopNet, Inc.
April 27, 2011

completeness of assessments by LoopNet and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to LoopNet in connection with the Merger and will receive a fee for our services upon the rendering of this opinion. LoopNet has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to LoopNet and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and CoStar pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to LoopNet or CoStar in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of LoopNet, CoStar and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of the shares of LoopNet Common Stock entitled to receive such Common Stock Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Jonathan A. Knee
Jonathan A. Knee
Senior Managing Director

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

. C123456789 IMPORTANT SPECIAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on July 11, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/LOOP • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Special Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors unanimously recommends a vote FOR: For Against Abstain + 1. The proposal to adopt the Agreement and Plan of Merger, dated as of April 27, 2011, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated May 20, 2011, among CoStar, Inc., Lonestar Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of CoStar, Inc., and LoopNet, Inc., as it may be amended from time to time. For Against Abstain 2. The proposal to approve, by an advisory vote, the agreements and understandings of LoopNet and its named executive officers concerning compensation that is based on or otherwise relates to the merger contemplated by the merger agreement, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers. For Against Abstain 3. The proposal to approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears on your stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 7 6 9 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01CLSB 3

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — LOOPNET, INC. SPECIAL MEETING OF STOCKHOLDERS PROXY OF LOOPNET, INC. July 11, 2011 This proxy is being solicited by the Board of Directors of LoopNet, Inc. The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus dated June 6, 2011, receipt of which is hereby acknowledged, hereby appoint(s) Richard J. Boyle, Jr. and Brent Stumme and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of LoopNet, Inc. to be held at 9:00 a.m., local time, on July 11, 2011, at 185 Berry Street, San Francisco, CA 94107, and all continuations, adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate box on the reverse side. This proxy will be voted as specified by you, but if no choice is specified, it will be voted FOR the proposals described on this proxy card. Please complete your voting selection, date, sign on the reverse side and mail your proxy card in the envelope provided as soon as possible. (continued, and to be signed and dated, on reverse side)